  As filed with the Securities and Exchange Commission on March 28, 2000
                                                     Registration No. 333-31772
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------


                         AMENDMENT NO. 2 TO FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                              VENTRO CORPORATION
            (Exact Name of Registrant as Specified in its Charter)
        Delaware                    5169                   77-0465496
                             (Primary Standard          (I.R.S. Employer
    (State or Other              Industrial          Identification Number)
    Jurisdiction of         Classification Code
    Incorporation or              Number)
     Organization)             ----------------
                             1500 Plymouth Street
                            Mountain View, CA 94043
                                (650) 567-8900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                               James G. Stewart
                            Chief Financial Officer
                              Ventro Corporation
                             1500 Plymouth Street
                            Mountain View, CA 94043
                                (650) 567-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
                                                   Jeffrey R. Vetter
        Daniel G. Kelly, Jr.                      Fenwick & West LLP
       Davis Polk & Wardwell                     Two Palo Alto Square
        1600 El Camino Real                   Palo Alto, California 94306
    Menlo Park, California 94025                    (650) 494-0600
           (650) 752-2000

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                               ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                               Proposed
                                                 Proposed      Maximum
                                  Amount         Maximum      Aggregate    Amount of
  Title of Each Class of          to be       Offering Price   Offering   Registration
Securities to be Registered   Registered(1)    Per Share(2)    Price(2)      Fee(3)
--------------------------------------------------------------------------------------
Common Stock, $0.0002
 par value . .               2,098,750 shares    $162.00     $339,997,500   $120,029
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Includes 273,750 shares subject to the underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based on the average of the high and low trading price on the Nasdaq National Market on March 13, 2000.
(3) Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 28, 2000

                                1,825,000 Shares

[LOGO OF VENTRO]

                                  COMMON STOCK

                                  -----------

Ventro Corporation is offering 1,370,000 shares of its common stock and the selling stockholders are offering 455,000 shares.

                                  -----------

Concurrent with this offering of common stock, we are conducting a separate offering of convertible subordinated notes with an aggregate principal amount of $300,000,000. This offering of our common stock is not conditioned on the completion of the offering of our notes.

                                  -----------

Our common stock is listed on the Nasdaq National Market under the symbol "VNTR." On March 13, 2000, the reported last sale price of our common stock on the Nasdaq National Market was $162 per share.

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                      Price  Underwriting  Proceeds Proceeds to
                                        to   Discounts and    to      Selling
                                      Public  Commissions   Ventro  Stockholders
                                      ------ ------------- -------- ------------
Per Share............................  $         $           $          $
Total................................  $         $          $          $

The selling stockholders have granted the underwriters the right to purchase up to an additional 273,750 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on       , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
   ROBERTSON STEPHENS
        CHASE H&Q
            DEUTSCHE BANC ALEX. BROWN
                                                    PRUDENTIAL VOLPE TECHNOLOGY
                           a unit of Prudential Securities

        , 2000

                   [Inside front cover -- graphics and text]

   [Artwork of screen shot illustrating the components of Ventro marketplace companies]

Ventro Corporation

  .Speed

  .Technology

  .Knowledge

Customers

Suppliers

Ventro Companies

Building and Operating B2B Vertical Marketplace Companies

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  25
Use of Proceeds..........................................................  26
Price Range of Common Stock..............................................  26
Dividend Policy..........................................................  26
Capitalization...........................................................  27
Dilution.................................................................  28
Selected Consolidated Financial Data.....................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  37
Management...............................................................  57
Related Party Transactions...............................................  67
Principal and Selling Stockholders.......................................  69
Description of Capital Stock.............................................  73
Shares Eligible for Future Sale..........................................  74
Underwriters.............................................................  76
Experts..................................................................  78
Change in Independent Accountants........................................  78
Legal Matters............................................................  78
Where to Find Additional Information.....................................  79
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. In this prospectus, "Ventro," "we," "us" and "our" refer to Ventro Corporation.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

   We are a leading builder and operator of vertical business-to-business e-commerce marketplace companies. Our platform of enabling technologies and operating capabilities allows us to rapidly enter new markets while realizing economies of scale. Our solutions benefit suppliers by permitting them to lower sales and marketing costs as well as to improve inventory management and product delivery. Customers enjoy a significantly enhanced purchasing system that provides access to a broad range of basic and specialized products, increased flexibility and a reduction in the cost of the procurement process.

   We created Ventro in February 2000 to expand the scope of our marketplace companies by leveraging the assets and experience that we gained in building and operating Chemdex, our marketplace for life sciences research products. In addition to Chemdex, we currently operate or are developing three additional Ventro marketplaces: Promedix, for the specialty medical products market, Broadlane, for the high-volume, hospital and medical supplies market, and Industria Solutions, for the fluid processing market.

   We provide a secure, Internet-based solution that enables us to buy products from suppliers and resell them to customers while streamlining business processes, increasing productivity and reducing costs through the supply chain. Our platform employs a robust database architecture, advanced search engines and transaction software that enable users to easily identify, locate and purchase the products they need. We have entered into agreements with leading companies in each of the Ventro marketplaces, including VWR Scientific Products, Tenet Healthcare and DuPont. With our strategic relationships with Ariba, Commerce One, Concur Technologies and IBM, we offer customers and suppliers the ability to directly connect their enterprise software to our marketplace. We believe this extensive system integration provides a key competitive advantage for Ventro companies, as customers and suppliers can directly link their front and back offices to the Ventro marketplace and increase the automation of their procurement and order fulfilment processes. We also provide professional and implementation services to enable market participants to take full advantage of our operating capabilities.

   Our strategy is to build and operate leading vertical business-to-business e-commerce marketplace companies by:

  . Leveraging Our Platform. We will use our technology architecture, operating capabilities and marketplace experience, as well as our strategic relationships, to enter new vertical markets rapidly.

  . Being the Market Leader in the Most Attractive Markets. We will target large, fragmented markets where we believe the aggregation enabled by our marketplace solution will provide significant value to customers and suppliers.

  . Scaling Operations Rapidly. We plan to pursue markets where we can join with industry leaders or make acquisitions to build our expertise and enhance our position to rapidly achieve scale and reinforce our first-mover advantage.

  . Expanding Internationally. The international scope of the Internet, the global reach of many of our customers and suppliers and the worldwide demand for the products in the markets we serve provides us with an opportunity to grow our marketplaces internationally.

                                  THE OFFERING

 Common stock offered:
  Shares offered by us..............................  1,370,000 shares
  Shares offered by the selling stockholders........    455,000 shares
        Total.......................................  1,825,000 shares

 Common stock to be outstanding after the offering.. 46,003,563 shares

 Over-allotment option..............................    273,750 shares
 Use of proceeds.................................... We anticipate using the net proceeds from this
                                                     offering for working
                                                     capital and general
                                                     corporate purposes.
                                                     See "Use of Proceeds."
 Dividend policy.................................... We do not anticipate paying cash dividends.
 Nasdaq National Market symbol...................... VNTR
 Concurrent offering................................ We are offering for sale through another prospectus
                                                     convertible subordinated
                                                     notes with an aggregate
                                                     principal amount of
                                                     $300,000,000, excluding
                                                     the over-allotment option.

   The 46,003,563 shares of our common stock to be outstanding immediately after the offering is based on 44,633,563 shares outstanding at February 10, 2000. This number does not include:

  . the issuance of 12,500 shares of common stock related to the exercise of options granted under our 1999 Directors' Stock Plan subsequent to December 31, 1999 and prior to February 10, 2000;

  . the repurchase of 28,386 shares of common stock subsequent to December 31, 1999 and prior to February 10, 2000;

  . 5,277,952 shares of our common stock subject to options outstanding as of February 10, 2000 with a weighted averaged exercise price of $29.16 per share;

  . 197,178 shares of common stock issuable upon the exercise of warrants outstanding as of February 10, 2000 with a weighted average exercise price of $4.94 per share;

  . 5,549,685 shares of our common stock subject to options reserved for future issuance under our stock plans at February 10, 2000; and

  . the shares of common stock issuable upon conversion of the $300,000,000 of principal amount of convertible subordinated notes that we are offering for sale through another prospectus.

   Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' overallotment option.

   Chemdex was incorporated in Delaware in September 1997 and in February 2000 changed its name to Ventro Corporation. Our principal executive offices are located at 1500 Plymouth Street, Mountain View, California 94043, and our telephone is (650) 567-8900. We maintain a world wide website at www.Ventro.com. The information in our website is not incorporated by reference into this prospectus.

   Ventro, Ventro's logo, Ventro.com, Chemdex, the Chemdex Marketplace, Promedix and the Promedix Marketplace are some of our trademarks. Each other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following historical consolidated statements of operations data and consolidated balance sheet data are derived from our audited financial statements. The unaudited pro forma consolidated statement of operations data are derived from the Unaudited Pro Forma Combined Condensed Financial Information and reflects our acquisitions of Promedix and SpecialtyMD as if those acquisitions occurred on January 1, 1999.

                                         Historical
                             -----------------------------------
                                Period From
                             September 4, 1997    Year Ended       Pro Forma
                                (Inception)      December 31,      Year Ended
                                  Through      -----------------  December 31,
                             December 31, 1997  1998      1999        1999
                             ----------------- -------  --------  ------------
                                  (in thousands, except per share data)
Consolidated Statements of
 Operations Data:
Net revenues................       $ --        $    29  $ 30,840   $  30,871
Operating loss..............        (404)       (8,796)  (51,568)   (222,501)
Loss from continuing
 operations.................        (404)       (8,488)  (48,573)   (219,827)
Basic and diluted loss from
 continuing operations per
 share......................       $(.24)      $ (4.79) $  (3.17)  $  (10.96)
Weighted average common
 shares outstanding--basic
 and diluted................       1,704         1,772    15,322      20,050

   The actual column in the following table presents our historical actual consolidated balance sheet data and is derived from our audited financial statements. The pro forma column reflects the acquisitions of Promedix and SpecialtyMD as if those acquisitions had occurred on December 31, 1999 and the issuance of an aggregate of 11,870,800 shares of common stock subsequent to December 31, 1999. The unaudited pro forma consolidated balance sheet data are derived from the Unaudited Pro Forma Combined Condensed Financial Information. The pro forma as adjusted column further reflects (1) our sale of 1,370,000 shares of our common stock by us in this offering at an assumed public offering price of $162.00 per share and (2) our sale of $300.0 million principal amount of convertible subordinated notes in a concurrent offering through another prospectus, in each case, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                   As of December 31, 1999
                                               --------------------------------
                                               Historical            Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                               ---------- --------- -----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................   $103,095  $109,545  $  610,498
Working capital..............................     82,130    86,283     587,236
Total assets.................................    163,933   585,009   1,095,962
Long-term debt and capital lease obligations,
 net of current portion......................        494       494     300,494
Total liabilities............................     38,914    41,513     341,513
Total stockholders' equity...................    125,019   543,496     754,449

                                 RISK FACTORS

   An investment in our shares is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks, as well as other risks not mentioned here, could seriously harm our business and prospects and cause the price of our common stock to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

   Our business model is not proven and may not be successful

   Our business-to-business e-commerce model is based on our expansion into a number of vertical marketplaces. This business model is new and not proven and depends upon our ability, among other things, to:

  . sell our purchasing solution to pharmaceutical and biotechnology companies, hospitals and other healthcare providers and academic and research institutions;

  . achieve high rates of adoption by users within life sciences and healthcare customers;

  .  successfully identify and enter attractive vertical markets;

  . maintain our current suppliers and enter into agreements with additional suppliers;

  . leverage our operational and technical expertise and our electronic commerce platform;

  .  rapidly scale our operations;

  .  generate significant revenues from our vertical marketplaces; and

  . obtain higher website traffic and transaction volumes and increase our productivity.

   We cannot be certain that our business model will be successful or that we can achieve or sustain revenue growth or generate any profits. The success of this business model will require, among other things, that we develop and market solutions that achieve broad market acceptance by our customers, suppliers, users and strategic partners. We cannot be certain that business-to-business electronic commerce generally, or our purchasing and product information solution, services and brand in particular, will achieve broad market acceptance. For example, purchasers may continue obtaining product information and purchasing products through their existing methods and may not adopt an Internet-based purchasing solution because of their comfort with existing information gathering and purchasing habits and direct supplier relationships, the costs and resources required to switch purchasing methods, the need for products and product information not offered through our vertical marketplaces, security and privacy concerns, general reticence about technology or the Internet or the failure of the market to develop the necessary infrastructure for Internet-based communications, such as wide-spread Internet access, high-speed modems, high-speed communication lines and computer availability.

   We have focused on the life sciences industry and our efforts to expand to other industries may not succeed

   To date, we have focused our business on providing an online marketplace for the life sciences industry and our primary offering has been the Chemdex Marketplace. However, we intend to develop marketplaces for other vertical markets, including the healthcare industry, through Promedix and Broadlane, as well as to the fluid processing industry, through Industria Solutions. Businesses may be less likely to use our marketplaces in industries outside of the life sciences industry. Even if they do, we may need to develop additional expertise or industry-specific knowledge which we may not be able to do in a timely manner. Therefore, we may not succeed in establishing successful marketplaces for industries outside of the life sciences industry. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced marketplaces for other industries in the future. In addition, those marketplaces may not meet the requirements of the particular vertical market and therefore, may not achieve market acceptance.

   We will need to manage our growth, and to a certain extent the growth of our joint ventures, and may also need to manage additional integration challenges

   Since inception, we have experienced expansion of our operations that has placed significant demands on our administrative, operational and financial resources. We expect the demands on our resources to intensify as a result of our recent acquisitions and joint ventures and our strategy to pursue additional acquisitions and joint ventures in the future. As of February 15, 2000, we had grown to 354 employees. We are seeking to hire a significant number of new employees to support our business.

   To manage future growth, we must improve our financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage our work force. We cannot assure you that we will be able to perform these actions successfully. We intend to continue to invest in improving our financial systems and controls in connection with higher levels of operations. Managing acquired businesses and joint ventures entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. We cannot assure you that we will be able to effectively achieve growth, or manage any growth, and failure to do so could seriously harm our operating results.

   We may need to make acquisitions in order to pursue our vertical market strategy, and our business may be harmed as a result of any of these future acquisitions.

   In order to pursue our strategy of establishing marketplaces in additional vertical markets, we may find it necessary to acquire additional businesses, products or technologies. We may not be able to locate suitable acquisition candidates in markets that we would like to enter. If we do identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management's time and resources.

   We have in the past and intend in the future to pay for some of our acquisitions by issuing additional common stock, which would dilute our stockholders. We may also use cash to buy companies or technologies, and we may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase our operating expenses. For example, as a result of our acquisitions of Promedix and Specialty MD, we will record for the first quarter of 2000 approximately $431.7 million of goodwill and intangible assets, which will result in noncash charges to our operations over the next two to three years.

   We have a history of losses and anticipate continued losses for the foreseeable future

   We, as well as our recently acquired companies, have had substantial losses since inception. We incurred net losses of approximately $48.6 million in 1999, Promedix incurred net losses of approximately $16.2 million in 1999 and SpecialtyMD incurred net losses of approximately $4.3 million in 1999. We expect our losses to increase in the future and we cannot assure you that we will ever achieve or sustain profitability. The extent of these losses in the future will be contingent, in part, on our gross margins and the amount of growth in our revenue. The extent of these losses in the future will also be contingent, in part, on the amount of growth in our operating expenses, which we plan to increase as we continue to enter new vertical markets. As of December 31, 1999, we had an accumulated deficit of approximately $57.5 million. If our revenues fail to grow at anticipated rates, our gross margins decline or operating expenses increase without a commensurate increase in revenues, or we fail to adjust operating expense levels accordingly, the imbalance between revenues, cost of revenues and operating expenses will negatively affect our business, revenues, results of operations and financial condition. Our historical financial information is of limited value in projecting future operating results because of the lack of our operating history as a combined organization and the emerging nature of our markets.

   To date, we have derived revenues primarily from product sales through our Chemdex Marketplace. Promedix has had minimal revenues, and neither Industria Solutions nor Broadlane has had any revenues. In order to increase our revenues, we must, among other things:

  . attract new enterprise customers to and retain existing enterprise customers in each of our vertical marketplaces;

  . encourage users employed by our enterprise customers to adopt our Internet-based purchasing solution and to use it frequently;

  . increase the breadth of our product offering by adding and maintaining supplier and content partner relationships; and

  . develop new sources of revenues and expand into other vertical markets beyond our existing revenue sources and vertical markets.

   If we are unable to accomplish one or more of these objectives, our revenues may not grow and our business, revenues, financial condition and results of operations will be negatively affected. We may not be able to build on our current sources of revenues by adding additional products or services or expanding into additional vertical markets. Even if we do add additional products or services or expand into additional vertical markets, there are economic, legal, regulatory and other risks associated with adding these new revenue sources. For example, we may post advertisements on our website to generate advertising revenue. However, our supplier relationships may be harmed if our suppliers associate advertisements posted on our website with a bias in our offering of life sciences research products or specialty healthcare products.

   Our gross margins are low and we will have to increase productivity in our business to be profitable

   Our gross margin for 1999 was approximately 5.0%. We negotiate the price discounts we receive from our suppliers, and thus we are vulnerable to any decrease in these discount rates. Any decrease would have a significant negative impact on our financial results. Our gross margins on sales of life sciences research products are small relative to the margins earned by traditional distributors of life sciences research products. We expect that our gross margins in our other vertical marketplaces will be similar to those in the Chemdex Marketplace. If we do not increase the discounts that we negotiate from suppliers, substantially increase our revenues and scale our business in a manner that generates increased productivity, including further automation of our purchasing solution, we may never achieve profitability.

   In addition, due to our low gross margins, unexpected costs or expenses we incur would substantially affect our ability to achieve or maintain operating profits. For example, we generally bear the risks of the loss of products upon shipment by our suppliers to our customers, of product returns and refunds to our customers and of non-collection of accounts receivable. Although we maintain insurance for claims for damages to our customers or others caused by our products, we do not have insurance coverage for product returns or uncollectible accounts receivable or have adequate insurance coverage for the costs of products lost during shipment.

   We have a limited operating history, which makes it difficult for you to evaluate our combined business and prospects

   We were founded as Chemdex Corporation in September 1997. We changed our name to Ventro Corporation and announced our vertical market strategy in February 2000. Promedix was founded in December 1996 and for its first two years provided website design and hosting services for specialty medical manufacturing clients. Promedix's current strategy of providing a Java-based product research and purchasing system is being developed, has not been commercially released and has yet to generate any significant revenue. The SpecialtyMD business was founded in May 1998; however, we do not intend to continue SpecialtyMD as a separate business.

   Therefore, we have a limited operating history under our current business model. As a result, we will face risks and difficulties as an early stage company in new and rapidly evolving markets. Some of these specific risks and difficulties include the following:

  . we may be unable to significantly increase and maintain customer adoption and use of our Internet-based product information and purchasing solutions;

  . we depend substantially on product information and purchasing solutions that have been present in the market for a limited time and may not be successful;

  . we may be unable to develop and enhance the Ventro, Chemdex and Promedix brands or those of Broadlane and Industria Solutions;

  . we may be unable to maintain existing or establish new relationships with suppliers of life sciences research products and specialty medical products;

  . we may be unable to establish relationships with suppliers, customers or other key participants in other markets;

  . we will depend substantially on revenues from product sales, and we may be unable to significantly increase revenues from product sales or generate revenues from other sources;

  . we may be unable to significantly increase revenues from product sales or generate revenues from supplier sponsorship of clinical content, supplier payment for placement of additional product support information or from other sources;

  . we may be unable to adapt to rapidly changing technologies and developing markets;

  . we may be unable to effectively manage our rapidly expanding operations and the increasing use of our services;

  . we may be unable to attract, retain and motivate qualified personnel, particularly people who understand specialized life sciences research products, specialty healthcare products, the process of specialty product selection or the life sciences and healthcare industries, or other vertical markets that we may pursue;

  . we may be unable to compete in a highly competitive market dominated by larger, more established companies with substantial financial resources and significant customer relationships; and

  . we may be unable to comply with applicable laws and regulations to economically compete in a highly competitive market.

   Due to our limited operating history under our current business model, we believe that period-to-period comparisons of our revenues and results of operations are not meaningful. As a result, you should not rely on revenues or results of operations for any prior period as an indication of future performance or prospects.

   New accounting rules could be proposed that might require us to report substantially lower revenues

   Based on generally accepted accounting principles, we include in our net revenues the gross revenues from sales of products and related shipping fees, net of discounts and provisions for sales returns and other allowances, as we are acting as a principal in purchasing products from our suppliers and reselling them to our customers. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In addition, the Emerging Issues Task Force may prepare new guidance in this area. If any guidance is proposed and subsequently implemented, these initiatives may limit the ability of Internet businesses to include in revenues the gross value of product sales between buyers and sellers. We cannot predict at this time whether any initiatives will be proposed or adopted or whether they will require us to change our method of recognizing revenues for financial reporting purposes. If we are required to change our accounting policies, we may in the future report substantially lower revenues, and we may be required to restate the results from earlier periods. This could cause the market price of our common stock to fall significantly.

   We may be required to take significant actions that are contrary to our business objectives to avoid being deemed an investment company as defined under the Investment Company Act of 1940.

   As a company engaged primarily and directly in businesses providing business-to-business e-commerce services, we believe that we are not an investment company as that term is defined in the Investment Company Act of 1940. However, a large amount of our assets is, and will be for the near future, in cash or cash equivalents because of our need for cash to fund our expansion plans, and we may acquire minority interests in certain companies which could be deemed investment securities under the Investment Company Act. Generally, a company must register under the Investment Company Act and comply with its regulations if the value of its investment securities exceeds 40% of the value of the company's total assets or if it holds itself out as being primarily engaged in the business of investing, owning or holding securities. Under an alternative test, a company is not required to register under the Investment Company Act if not more than 45% of its of the value of its total assets consist of, and not more than 45% of its net income is derived from, securities other than United States government securities and securities of majority-owned subsidiaries and companies primarily controlled by it.

   If we are unable to rely on these quantitative tests, we expect to seek exemptive relief from the Securities and Exchange Commission or seek reliance on a one-year temporary exemption from the registration requirements of the Investment Company Act. If we are unable to obtain exemptive relief and the one-year temporary exemption were no longer available to us, we may need to take certain actions to avoid the requirement to register as an investment company. For example, we may be compelled to acquire additional income or loss generating assets that we might not otherwise have acquired or be forced to forego opportunities to acquire interests in companies that would be important to our strategy. In addition, we may need to sell some assets which are considered to be investment securities.

   The Investment Company Act contains substantive regulations with respect to investment companies including restrictions on their capital structure, operations, transactions with affiliates and other matters which may be incompatible with our operations.

   The unpredictability of our quarterly results may negatively affect the trading price of our common stock

   Our revenues and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. As a result, you should not rely on period-to-period comparisons of revenues and results of operations as an indication of our future performance. Some of the factors that may affect our revenues and results of operations include:

  . demand for and market acceptance of our Internet-based purchasing solutions, services and marketplaces;

  . introduction of new and enhanced purchasing solutions and services by us or our competitors;

  .  budgeting cycles of customers and users;

  . loss of one or more of our key suppliers, content partners, customers or strategic relationships;

  .  changes in our pricing policy or those of our competitors or suppliers;

  . amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  .  timing and number of new hires;

  . ability to comply with applicable laws and regulations or obtain necessary permits and licenses to sell or ship products to customers;

  .  timing and success in entering new vertical markets;

  . technical difficulties with our website or Internet-based purchasing solution;

  . level of activity and funding in the life sciences and specialty medical products industries or other vertical markets; and

  .  general economic conditions.

   We may from time to time make pricing, service or marketing decisions or enter into strategic business combinations that could have a negative effect on our business, revenues, financial condition or results of operations for any number of quarterly periods. For example, we intend to significantly expand our development and engineering expenses to improve our Internet-based purchasing solution. In addition, in order to accelerate the promotion of our brand names, we intend to increase our marketing budget significantly. These increases in expenses may negatively affect our results of operations for a number of quarterly periods and we cannot assure you that these measures will increase our revenues.

   Due to our relatively short operating history, our recent acquisitions and relatively new business model, we have limited meaningful historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenues from new customers and are relatively fixed in the short term. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of our limited operating history, the intense competition in the life sciences and specialty medical products industries and the resulting uncertainty as to the success of our business model. If we fail to accurately predict revenues in relation to fixed expense levels and we are unable to adjust our operating expenses in a timely manner in response to lower-than-expected revenues, our results of operations and financial condition could be negatively affected.

   If we do not successfully integrate the operations of our recently acquired businesses into our operations, our business may be harmed

   Our recent mergers involve the integration of two companies into us. The continued integration of the operations of Promedix and SpecialtyMD into our operations will require the dedication of management resources. We may not be able to overcome any difficulties that we may encounter in integrating their operations into our operations. The difficulties of combining these companies into our operations are exacerbated by the necessity of coordinating geographically-separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, our business activities, including the businesses acquired in the mergers.

   We have a significant amount of debt that we may be unable to service or repay

   In connection with the concurrent sale of the convertible subordinated notes, we will incur $300.0 million of indebtedness, $345.0 million if the over-allotment option is exercised in full, which will result in our having as of December 31, 1999 a ratio of long-term debt to total pro forma capitalization (including the acquisitions of Promedix and SpecialtyMD) of approximately 26.6%, 29.4% if the over-allotment option is exercised in full.
The annual interest payments on the notes offered will be $    million, which
we intend to fund from cash flow from operations. We will need to generate substantial amounts of cash from our operations to fund interest payments and to repay the principal amount of debt when it matures, while at the same time funding capital expenditures and our other working capital needs. If we do not have sufficient cash to repay our debts as they become due, we may be unable to refinance our debt on reasonable terms or at all. For example, the notes could be declared immediately due and payable if we do not make timely payments. If we cannot meet our debt obligations from the cash generated by our business, we may not be able to develop and sell new products, respond to changing business or economic conditions adequately, make acquisitions or otherwise fund our business.

   If we cannot build a critical mass of suppliers and customers, we will not be able to increase our product offering and draw more customers to our vertical marketplaces

   Our business model depends in large part on our ability to build a critical mass of products and suppliers in each of our vertical marketplaces. To attract and maintain suppliers, we must attract a critical mass of customers.

However, customers must perceive value in each of our marketplaces which, in part, depends upon the breadth of our product offerings from our suppliers. If we are unable to increase the number of suppliers and draw more customers to each of our marketplaces, we will not be able to benefit from any network effect in the marketplace, where the value to each participant in a marketplace increases with the addition of each new participant. As a result, the overall value of our marketplaces and our purchasing solutions would be harmed, which would negatively affect our business, revenues, financial condition and results of operations.

   Our ability to increase the number of suppliers and products offered on our current and future marketplaces might also be limited by several factors, including:

  .  consolidation among suppliers;

  . reluctance of suppliers to offer products and product information in an online marketplace that potentially includes their competitors;

  . perceptions by suppliers that preferred treatment is given to other suppliers; and

  . exclusive or preferential arrangements signed by suppliers with our competitors.

One of our competitors has been issuing warrants to purchase its common stock to some suppliers in an effort to induce these suppliers to list their products exclusively in their marketplace. If our current suppliers, or other suppliers we are trying to include in our marketplaces, agree not to include their products in our marketplaces, our business could suffer.

   The success of our business depends on maintaining and expanding our supplier base

   Our future success depends in large part upon our ability to offer and deliver a broad and deep product offering to our customers in each of our marketplaces. We rely on independent suppliers and manufacturers for products offered through our marketplaces. To increase the breadth of our product offerings, including related products that we do not currently offer such as medical devices and laboratory equipment and supplies, we must establish relationships with additional suppliers. Some potential suppliers may view us as detrimental to their businesses, since suppliers compete with one another and with us for sales and customers. Our agreements with suppliers are typically for one-year terms and we cannot assure you that these agreements will be renewed beyond the initial term. In addition, these suppliers are not required to accept purchase orders from us. If we fail to secure products from our suppliers or if a significant number of suppliers do not renew their agreements with us, the breadth and depth of products that we can offer users would be decreased. In addition, there are significant costs, difficulties and risks associated with adding new products in related markets, such as the difficulty of signing up new suppliers, obtaining necessary permits, complying with governmental regulation, pressures on margins, new competition and integration of these new products into our marketplaces. These events could result in decreased adoption and use of our purchasing solution and decreased revenues, which could have a negative effect on our business, results of operations and financial condition.

   Our cost of revenues includes the cost of the goods we buy from our suppliers. We cannot assure you that our suppliers will enter into or renew agreements with us on the same or similar terms as those currently in effect or that the cost of goods payable to our suppliers will remain the same. Less favorable terms will make it difficult for us to achieve profitable operations. Any decreases in our already low gross margins will have a significant negative effect on our results of operations and financial condition.

   Our supplier agreements are nonexclusive and many of our suppliers sell their products directly to our customers through other channels. In addition, the growing reach and use of the Internet has further intensified competition in our industry. Some suppliers provide customers with direct access to products, and if suppliers, including our current suppliers, provide products to enterprise customers and their users at a cost lower than ours, our revenues, results of operations and financial condition could be negatively affected.

   If we cannot timely and accurately add supplier product data to our databases we may lose sales and customers, which would adversely affect our revenues

   Currently, we are responsible for loading supplier product information into the database for our Chemdex Marketplace and categorizing the information for search purposes. We expect to use a similar process for

Promedix, Industria Solutions, Broadlane and any of our future vertical marketplaces. This process entails a number of risks, including dependence on our suppliers to provide us in a timely manner with accurate, complete and current information about their products, and to promptly update this information when it changes. We will not derive revenue from these products until these data are loaded in our system. Timely loading of these products in our database depends upon a number of factors, including the file formats of the data provided to us by suppliers and our ability to further automate and expand our operations to accurately load the data in our product database, any of which could delay the actual loading of these products beyond the dates estimated by us. We may in the future use an independent company to input some or all of the data provided by suppliers. If this company fails to accurately input the data accurately, our reputation might suffer and we could lose customers.

   In addition, we are generally obligated under our supplier agreements to load updated product data into our database for access through our marketplaces within a specified period of time following their delivery from the supplier. Our current supplier data backlog could make it difficult for us to meet these data update obligations to our suppliers. While we intend to further automate the loading and updating of supplier data on our system, we cannot assure you that we will be able to do so in a timely manner, in part because achieving a higher level of automation depends upon our suppliers' automating their delivery of product data to us. If our suppliers do not provide us in a timely manner with accurate, complete and current information about the products we offer, our database may be less useful to our customers and users and may expose us to liability. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our marketplaces will always be accurate, complete and current, or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our Internet-based purchasing solution, which could reduce our revenues and therefore have a negative effect on our results of operations and financial condition.

   If our third-party carriers do not provide timely and professional delivery of products to our customers, our business will be harmed

   We rely on third-party carriers for shipments to and from customers. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to provide delivery services. If carriers do not deliver the products to our customers in a professional, safe and timely manner, then our services will not meet customer expectations and our reputation and brand names will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable law or regulations, could expose us to liability or result in decreased adoption and use of our marketplaces, which could have a negative effect on our business, results of operations and financial condition. Further, in our Chemdex Marketplace, we, and not our suppliers, typically bear the responsibility for product refunds and returns and the risk of non-collectibility of accounts receivable from our customers.

   To attract customers and suppliers to our marketplaces, we must not favor one supplier over another

   The vertical markets in which we operate consist of complex sets of relationships among manufacturers, suppliers, distributors and customers. We believe that this will be true in other vertical markets we may enter in the future. Adoption of our solution by suppliers and customers depends on their perception that we provide a neutral, unbiased marketplace to purchase and sell products. To the extent that we are perceived by our customers or suppliers as favoring one supplier over another, customers and suppliers may lose confidence in our marketplaces as fair and neutral marketplaces and choose alternative solutions. Our relationship with VWR, including the fact that VWR is a stockholder and is represented on our board of directors, may compromise the perception that we provide a neutral and unbiased marketplace for life sciences research products. Any bias, whether perceived or actual, could have a negative impact on our ability to maintain or increase our supplier base, which in turn may limit our ability to maintain or increase our customer base. This would reduce revenues and therefore have a negative impact on our business, results of operations and financial condition.

   We face intense competition that could limit our ability to expand our base of customers and users

   The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and is expected to increase significantly in the future. We face competition from four main areas: other companies with e-commerce offerings, traditional suppliers and distributors of products in the vertical markets we serve, companies that have developed their own purchasing solutions and enterprise software companies that offer, or may develop, alternative purchasing solutions. We may not be able to compete successfully against our current or future competitors and competition could seriously harm our business, results of operations and financial condition. Our competitors and potential competitors may develop superior Internet purchasing solutions that achieve greater market acceptance than our solution. In addition, substantially all of our prospective customers have established long-standing relationships with some of our competitors or potential competitors, including most of our suppliers. Accordingly, we cannot be certain that we will be able to expand our customer list and user base, or retain our current customers or suppliers.

   Competition is likely to intensify as our markets mature and as we enter additional vertical markets. As competitive conditions intensify, competitors may:

  . enter into strategic or commercial relationships with larger, more established companies and content providers;

  .  secure services and products from suppliers on more favorable terms;

  .  devote greater resources to marketing and promotional campaigns;

  . secure exclusive or preferential arrangements with purchasers or suppliers that limit sales through our marketplaces; and

  .  devote substantially more resources to website and systems development.

   Many of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and marketing resources than we do. As a result of these factors, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to purchasers and suppliers, potential employees and strategic partners. In addition, new technologies may increase competitive pressures. We cannot be certain that we will be able to maintain or expand our user base. We may not be able to compete successfully against current and future competitors and competition could result in price reductions, reduced sales, gross margins and operating margins and loss of market share.

   If we succeed in expanding into other vertical markets, we could also face competition from many different larger and small companies.

   Our solution and services are new and face rapid technological changes and if we do not respond appropriately, we may lose customers

   The markets for our solution are characterized by rapid technological advances, evolving standards in the Internet and software markets, changes in customer requirements and frequent new product and service introductions and enhancements. As a result, our future success depends upon our ability to enhance our current Internet-based purchasing solution and services, to develop and introduce new solutions and services that will achieve market acceptance and, where necessary, to integrate our Internet-based purchasing solution with our customers' enterprise resource planning systems. If we do not adequately respond to the need to develop and introduce new solutions or services, or to integrate with our customers' enterprise resource planning systems, then our business, revenues, results of operations and financial condition will be negatively affected. For example, we may lose market share and ultimately revenue as our customers switch to our competitors' offerings if:

  . we are unable to develop technology that is a success in a particular marketplace;

  . our technology does not integrate with our customers' and suppliers' systems; and

  .  our technology is surpassed by the superior technology of a competitor.

   Further, we may incur significant expense to integrate our purchasing solution with our customers' enterprise resource planning systems and business rules, and to maintain this integration as our customers' enterprise resource planning systems evolve. Failure to provide this integration may delay or altogether dissuade the market or a particular customer from adopting our Internet-based purchasing solution, which could negatively affect our revenues and therefore have a material adverse effect on our business, results of operations and financial condition.

   We must devote significant resources toward attracting users in order to grow our business

   Recognition and positive perception of the Chemdex and Promedix brand names in the life sciences and specialty medical products industries and the Ventro brand name in general are important to our success. We have only recently changed our name to Ventro and begun pursuing our vertical market strategy. We intend to significantly expand our advertising and publicity efforts in the near future. However, we may not achieve our desired goal of increasing the awareness of our brand names. Even if recognition of our brand names increases, it may not lead to an increase in the number of visitors to our online marketplaces or increase the number of users of our services. In addition, as part of our brand building efforts, we intend to undertake a number of promotional programs that will result in increased marketing expenses and these programs may not be successful.

   We may not be able to determine or design the features and functionality that our enterprise customers and users require or prefer

   Our success depends upon our ability to accurately determine the features and functionality that our customers require or prefer in an e-commerce solution, and our ability to successfully design and implement purchasing solutions that include these features and functionality. If we are unable to determine or design the features and functionality that our customers require or prefer in an e-commerce solution, our business will be negatively affected. We have designed our marketplaces based upon internal development efforts and feedback from a relatively limited number of enterprises and users. We cannot be certain, however, that the features and functionality that we currently offer in our marketplaces, or those that we may offer in future releases of our solution, will satisfy the requirements or preferences of our current or potential customers.

   We depend on our key personnel to manage our business effectively in a rapidly changing market

   Our performance substantially depends on the performance of our executive officers and other key employees. We do not have any employment agreements with our executive officers and key employees, except for certain agreements with former Promedix and SpecialtyMD executives, although some of our executives and employees have severance arrangements. Our failure to successfully manage our personnel requirements would have a negative effect on our business, revenues, financial condition and results of operations. We have experienced difficulty from time to time in hiring the personnel necessary to support the growth of our business, and we may experience similar difficulty in hiring and retaining personnel in the future, especially in light of the volatility and current market price of our common stock. Competition for senior management, experienced sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining our personnel. The loss of the services of any of our executive officers or other key employees could have a negative effect on our business. In particular, the loss of services of David Perry, our President and Chief Executive Officer, and Pierre Samec, our Chief Information Officer, would have a detrimental effect on our business. Mr. Perry is one of our co-founders and is primarily responsible for our vision and future direction, and Mr. Samec is responsible for all of our technology systems and software.

   Our current or any future joint ventures may not produce significant revenues for us

   We have only recently announced our Broadlane and Industria Solutions joint ventures. These ventures target markets that have typically not utilized the Internet or electronic commerce as means of purchasing supplies. Therefore, these joint ventures, or any other joint ventures that we may enter into in the future, may never achieve significant revenues. In addition, we anticipate that in order to enter additional vertical markets, we may need to establish joint ventures with key participants in the target market. We may not be successful in attracting key participants for any future joint ventures. Furthermore, these key participants could decide to develop a marketplace on their own or with another third party, which could make it more difficult for us to enter a new market. Even if we are able to enter into the joint ventures with these participants, these entities may not devote sufficient resources to the joint venture or the joint venture may never achieve commercial success. Therefore, we cannot assure you that any future joint ventures will result in significant revenues to us.

   In addition, as part of our joint venture agreements, we could be required to exclusively license our technology to the joint venture for a particular market. If the venture is not commercially successful, we would not be able to pursue other opportunities within that market.

   We rely on a limited number of enterprise customers, and any loss of an enterprise customer could have a negative effect on us

   We expect that for the foreseeable future we will generate a significant portion of our revenues from a limited number of enterprise customers. Further, our enterprise customers are not obligated to use our purchasing solution exclusively or for any minimum number of transactions or dollar amounts. We currently do not offer all of the life science research and specialty medical products required by our customers, and we expect that our customers will continue to use multiple sources to meet their needs. In addition, our contracts with our customers are for limited terms and our customers may discontinue use of our marketplaces at any time upon short notice and without penalty. If we lose any of our enterprise customers, or if we are unable to add new enterprise customers, our revenues will not increase as expected, we will lose access to the users employed by these enterprises, we could lose a number of our product suppliers, and our brand names and customer and supplier perceptions of our purchasing solution would be harmed.

   We expect to depend on our Chemdex Marketplace for substantially all of our revenues for the foreseeable future

   Revenues from our Chemdex Marketplace accounted for all of our net revenues during the year ended December 31, 1999. We anticipate that revenues from the Chemdex Marketplace will continue to account for a substantial majority of our revenues for the foreseeable future. Consequently, a decline in demand for the Chemdex Marketplace or its failure to achieve broader market acceptance, would seriously harm our business.

   We will significantly depend on our strategic relationship with VWR for the foreseeable future

   We entered into a strategic relationship agreement with VWR Scientific Products Corporation to jointly market VWR laboratory products using the Chemdex Marketplace. The agreement gives us the right to offer approximately 350,000 VWR-distributed stockkeeping units, or SKUs, to our customers through the Chemdex Marketplace. We and VWR also jointly developed an Internet purchasing solution for VWR's existing and future customers that will provide access to three categories of products:

  .  products distributed by VWR (VWR core products);

  .  products distributed by Ventro (Ventro core products); and

  . products that are not distributed by either VWR or Ventro but are purchased from third parties (third-party products).

   Due to the extent to which the Chemdex Marketplace operations are integrated with VWR, and because the Chemdex Marketplace accounts for the substantial majority of our revenues, we will significantly depend on VWR for the foreseeable future. We may experience technical or logistical difficulties in integrating VWR's suppliers, products and services with the Chemdex Marketplace. If we are unable to do so in a timely manner, our business, revenues, financial condition and results of operations could be negatively affected. In addition, our agreement with VWR is nonexclusive except as to the purchase of third-party products by VWR and some other provisions and has a limited term. We cannot be certain that VWR will not enter into a similar relationship with one of our competitors, or that VWR will renew our agreement at the end of its term.

   We receive no fee for orders for VWR core products through the Chemdex Marketplace from VWR's 40 largest customers and we receive a minimal fee for all other orders for VWR core products forwarded to VWR. Under the terms of the agreement, VWR provides some support services for purchasing third-party products in exchange for a fee which approximates VWR's costs incurred.

   Since we receive minimal gross margins for sales of third-party products, our gross profit margins on these sales are lower than our margins on sales of Chemdex core products. To the extent sales of VWR core products or third-party products increase relative to, or displace our sales of Chemdex core products, our revenues and gross margins will likely decline, which would make it more difficult for us to achieve profitability.

   Our strategic relationship with VWR may lead to conflicts that could be detrimental to us

   Our strategic relationship with VWR may lead to conflicts that could be detrimental to us. For example, we plan to provide the greatest number and variety of products from the greatest number of suppliers possible; however, our strategic relationship with VWR may deter other suppliers, particularly those that offer products that compete directly with VWR products, from entering into agreements with us. In addition, as noted above, our agreement with VWR is nonexclusive, and it is possible that VWR could enter into similar relationships with one or more of our competitors, or develop its own purchasing solution that would compete with ours.

   The Chief Executive Officer of VWR is a member of our board of directors, which may lead to conflicts of interest that could be detrimental to us

   Paul Nowak, the Chief Executive Officer of VWR, is a member of our board of directors. This may lead to conflicts of interest, as VWR is one of the laboratory supply industry's largest distributors and is a potential competitor of ours. In addition, VWR has entered into and may in the future enter into relationships with our competitors, other suppliers or our customers. Although we intend to have Mr. Nowak recuse himself from board discussions that involve potential conflicts of interest, we cannot be sure that this will minimize these conflicts of interests or that Mr. Nowak's position as a member of our board of directors will not operate to our detriment.

   The time it takes to sell and implement our solution is long, which could negatively affect our revenue growth, if any, and make it difficult to predict our revenues and results of operations

   A key element of our current strategy is to market our solutions directly to the enterprise purchasing departments, the information technology groups and the individual users of our Internet-based purchasing solution. The time it takes to sell and implement our solution is long and we devote significant sales, marketing and management resources to the sales process without any assurance that the customer will use our marketplaces or websites. We are generally required to provide a significant level of education to our customers and potential customers regarding the use and benefits of our Internet-based purchasing solution. Furthermore, potential enterprise customers and a number of their departments typically engage in extensive internal reviews and analyses before making purchasing decisions. The sale and implementation of our solution are subject to delays due to our customers' internal budgeting and procedures for approving capital expenditures and deploying new technologies within their networks. These delays also could impair our ability to generate revenue.

   Even if enterprise customers adopt our purchasing solution, we may not increase our revenues if users within these enterprises do not use our marketplaces or websites

   Our revenues have been, and for the foreseeable future will continue to be, primarily derived from purchases of life sciences research products by researchers, research assistants and other users within our enterprise customers. These persons may not use our marketplaces to purchase their research products. Even if we successfully maintain existing enterprise customers and add new enterprise customers, we may not be able to increase revenues if users within our enterprise customers do not adopt and use our marketplaces. Once an enterprise customer adopts our Internet-based purchasing solution, it takes time for researchers and other users within the enterprise to become aware of, learn to use and begin using our marketplaces. The long sales cycle and the time it takes for researchers and purchasing professionals to begin using our Internet-based purchasing solution could negatively affect our revenue growth and makes it difficult to predict our results of operations. Also, our efforts to attract users to adopt and to increase their use of our solution may not be successful, which would limit our ability to generate revenues from these customers.

   Reductions in the research and development budgets and government research funding of our customers will negatively affect our revenues from the Chemdex Marketplace

   The Chemdex Marketplace is used by researchers and their assistants and staff at pharmaceutical and biotechnology companies and academic and research institutions. Changes in the research and development budgets of these companies and institutions and the timing of spending under these budgets can have a significant effect on the demand for life sciences research products. These budgets are based on a wide variety of factors including the resources available to make these expenditures, the spending priorities among various types of research, and the policies regarding these expenditures during recessionary periods. Any decrease in life sciences research and development expenditures by these companies and institutions could have a negative effect on our revenues.

   A significant portion of our sales through the Chemdex Marketplace are expected to be to research scientists and entities whose funding depends on grants from government agencies such as the U.S. National Institute of Health, or the NIH, and similar domestic and international agencies. The funding associated with approved NIH grants generally becomes available at particular times of the year, as determined by the federal government, and may result in fluctuations in our revenues and results of operations. Although NIH research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Furthermore, recent government proposals designed to reduce or eliminate budgetary deficits have included reduced allocations to the NIH and other government agencies that fund research and development activities. If government funding, especially NIH grants, were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, there could be a negative effect on our business, revenues, results of operations and financial condition.

   Changes in the healthcare environment that affect the purchasing practices and operation of healthcare organizations, or any consolidation in the healthcare industry, could affect our revenues from Promedix

   The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry and general economic conditions affect the purchasing practices and operation of healthcare organizations. Changes in regulations affecting the healthcare industry, such as any increased regulation by the Food and Drug Administration of the purchase and sale of medical products, could require us to make unplanned enhancements to Promedix, or result in delays or cancellations of orders or reduce demand for this service. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry providers operate. We do not know what effect any proposals would have on Promedix.

   Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide services to industry participants will become more intense and the importance of establishing a relationship with each industry participant will become greater. These industry participants may try to use their market power to negotiate fee reductions of Promedix's services. If we were forced to reduce these fees, our operating results could suffer if we cannot achieve corresponding reductions in our expenses.

   We are subject to government regulation that exposes us to potential liability and negative publicity.

   We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping, licensing and other regulatory requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are held to need our own licenses. For example, if we are held to be a seller or a distributor of regulated products because we did take legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit or by not properly maintaining appropriate records, and may be subject to potentially severe civil or criminal penalties and fines for each offense. Thus, while we attempt to transfer responsibility for compliance with these requirements to suppliers through our legal arrangements with them, that transfer may be inadequate, unclear or incomplete. We are aware that some of our prior sales may have been made in the absence of our having the requisite local, state or federal license or permit or in the absence of required recordkeeping or other compliance. We may be subject to potentially severe civil and criminal penalties and fines for each of these sales, which could seriously harm our business, revenues, results of operations and financial condition. In addition to these prior sales, we are unable to verify that our suppliers have in the past complied, or will in the future comply, with the applicable governmental regulatory requirements, or that their actions are adequate or sufficient to satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to significant civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through the Chemdex or Promedix marketplaces. We do not maintain any reserves for potential liabilities resulting from government regulation. It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet.

   On December 28, 1999, President Clinton announced that he would ask Congress to pass new legislation giving the U.S. Food and Drug Administration, or FDA, authority to inspect and regulate the sale of prescription pharmaceuticals sold by Internet pharmacies. Although prescription medical devices were not mentioned, it is reasonably likely that future legislation will be sufficiently broad to also include FDA regulation of prescription medical devices. If legislation is passed by Congress and signed into law by the President, it may increase the regulatory burden on us and reduce our ability to rely on suppliers to comply with applicable government regulations. These new laws and regulations may seriously harm our business, results of operations and financial condition because of the increased costs of compliance, potential civil and criminal penalties, fines for noncompliance and negative publicity.

   We may be exposed to product liability claims

   We face potential liability for claims based on the type and adequacy of the information and data that we obtain from suppliers and make available, and the nature of the products that we sell and distribute utilizing the Internet, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations, defamation, libel, slander or publishing otherwise inaccurate, biased, incomplete or misleading information, or information that invades or violates privacy, confidentiality, patents, copyrights or other rights, and other commercial and tortious claims. We also bear the risk of liability for product loss, spill or release, and resulting damages to persons and property during delivery by the supplier to the customer and return by the customer to the supplier. We do not pass through the manufacturers' warranties on the products we distribute. However, we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. We also bear some risk if our suppliers have not obtained appropriate approvals for products regulated by the FDA and other governmental agencies, or do not comply with the requirements relating to those products or approvals. The failure to obtain or comply with those requirements or approvals, or other failures by these products themselves, could result in costly product recalls, significant fines and judgments, civil and criminal liabilities and negative publicity. Although we maintain general liability insurance, our insurance may not cover some claims, penalties or spills, is subject to policy limits and exclusions and may not be adequate to fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, results of operations and financial condition. Our liability is potentially greater with respect to sales to users and others that are not affiliated with an enterprise customer.

   Because we facilitate the sale of many different life sciences and specialty medical products by suppliers and publish information about medical products and procedures, we may become subject to legal proceedings regarding defects in these products or the information provided. In addition, we take title to certain products between the period of time after the supplier has delivered the product but before the product has been accepted by the customer. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources and result in significant liability.

   We also seek to rely upon our suppliers, pass on all regulatory responsibilities and obtain indemnification from our suppliers against some of these claims. However, the transfer of liabilities and indemnification may be inadequate, unclear or incomplete, the scope of the indemnification is limited, a few of our suppliers have not agreed to indemnify us and some suppliers may be unable or unwilling to indemnify us in the future. In addition, we are not in a position to monitor our suppliers' activities or the accuracy of the information they provide to us. Therefore, we are exposed to liability and risk for these claims.

   We may require additional capital for our operations, which could have a negative effect on your investment

   We currently anticipate that our existing borrowing arrangements and available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in the future in order to fund rapid expansion, to pursue customer sales and implementation, to develop new or enhanced solutions and services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. Our joint ventures, in particular, may require us to raise additional funds because we may be responsible, at our own expense, for building and growing the infrastructure that will be required to support the joint ventures.

   If we raise additional funds through the issuance of equity or additional convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, revenues, financial condition and results of operations.

   Our international expansion may make it more difficult to manage our business

   We have begun to enter the international market. We are in the process of establishing international operations, hiring additional personnel and establishing relationships with additional suppliers and partners. This expansion will require significant management attention and financial resources and could have a negative effect on our business, revenues, financial condition and results of operations. We cannot assure you that we will be able to create or sustain international demand for our Internet-based purchasing solution and services. In addition, our international business may be subject to a variety of risks, including applicable government regulation, difficulties in collecting international accounts receivable, longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. We cannot assure you that these factors will not have a negative effect on any future international sales and, consequently, on our business, results of operations and financial condition.

   We depend on our intellectual property rights and are subject to the risk of infringement or loss of rights

   Our intellectual property is important to our business, and we seek to protect our intellectual property through copyrights, trademarks, trade secrets, confidentiality provisions in our customer, supplier and strategic relationship agreements, nondisclosure agreements with third parties and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative purchasing solutions that do not infringe upon our intellectual property. In addition, we could be subject to intellectual property infringement claims by others. For example, a third party has filed a complaint alleging our use of the name and mark Chemdex is infringing their rights. See "Business--Legal Proceedings" for a more detailed description. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties, could have a negative effect on our business, revenues, financial condition and results of operations.

   We license some of the software for our websites from third-party developers. The use of this software is an integral part of our Internet solution. A positive relationship with the third-party developers is important to maintaining our access to source code needed to operate our marketplace. Without the cooperation of these third-party developers, the functionality of our marketplace would be impaired.

   We will be licensing our technology to our joint venture partners, frequently granting exclusive licenses to these joint ventures to use our technology within the joint venture's vertical market, thus losing some control over the use of our technology. Pursuant to our existing licenses, we have made certain representations and warranties with respect to the technology we have licensed to the joint ventures, and we have agreed to defend and indemnify the joint ventures against claims of infringement. It is possible we will have to do the same with future joint ventures. As such, we may be exposed to a greater risk of liability for intellectual property infringement claims by others, which could have a negative impact on our business, revenues, financial condition and results of operation.

Risks Related to the Internet Industry

   Our business will suffer if the life sciences, specialty medical products, healthcare, fluid processing or other vertical industries do not accept Internet solutions

   Business-to-business e-commerce is a new and emerging business practice that remains largely untested. Growth in the demand for our Internet-based purchasing solutions, services and marketplaces depends on the adoption of e-commerce and Internet solutions by life sciences, specialty medical products, hospitals, medical supplies, fluid processing or other vertical industry participants, which requires the acceptance of a new way of conducting business and purchasing supplies. Our business could suffer dramatically if e-commerce and Internet solutions are not accepted or not perceived to be effective.

   The Internet may not prove to be a viable commercial marketplace for the life sciences, specialty medical products healthcare, fluid processing industries or other vertical industries for a number of reasons, including:

  . inadequate development of the necessary infrastructure for Internet-based communications within life sciences and specialty medical products organizations and other vertical industries;

  .  security and confidentiality concerns of customers and suppliers;

  . lack of development of complementary products, such as high-speed modems and high-speed communication lines;

  .  implementation of competing purchasing solutions;

  .  lack of human contact that current, traditional suppliers provide; and

  .  governmental regulation.

   The accelerated growth and increasing volume of Internet traffic may cause performance problems that may slow adoption of our Internet-based purchasing and product information solution

   The growth of Internet traffic to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential enterprise and research customers experience frequent outages or delays on the Internet, the adoption or use of our Internet-based, e-commerce purchasing and product information solution may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our Internet-based purchasing and product information solution is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of our enterprise customers and their users are not made in a timely fashion, we may have difficulty obtaining new customers, or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

   Security and disruption problems with the Internet or transacting business over the Internet may inhibit the growth of our Internet-based purchasing solution

   The secure transmission of confidential information over the Internet is essential to maintaining customer and supplier confidence in our marketplaces and our product information websites. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet, and therefore our purchasing and product information solution, as a means of conducting transactions. Substantial security breaches on our system could significantly harm our business. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. We incur substantial expenses to protect against and remedy security breaches and their consequences. Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our solution.

   Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

   If we experience a security breach that results in the misappropriation of proprietary information maintained in our systems or if we experience interruptions in our service, our reputation and brand names may be damaged and we may be exposed to a risk of loss or litigation and possible liability. Damage to our reputation and brand names could cause us to lose suppliers and customers and negatively affect our business, results of operations and financial condition. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches or service disruption.

   System failure may cause interruption of our services

   The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Currently our infrastructure and systems are located at one site at Exodus Communications in Sunnyvale, California. We anticipate adding a mirror site at a different, distant location. Until then, we depend on our single-site infrastructure and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services.

   Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that could occur. Any failure on our part to expand our system or Internet infrastructure to keep up with the demands of our customers and users, or any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based purchasing solution or website, could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our brand names, which would harm our business, revenues, financial condition and results of operations.

   Regulation or taxation of the Internet or transacting business over the Internet may inhibit the growth of our Internet-based purchasing solution

   Due to the increasing popularity and use of the Internet and of e-commerce, it is possible that a number of taxes, laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet and e-commerce transactions. It is possible that governments will adopt taxes and enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Taxes, laws or regulations may limit the growth of the Internet, dampen e-commerce and reduce the number of transactions, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenues, results of operations and financial condition.

   Significant credit card fraud could harm our net revenues

   If we are unable to adequately prevent or detect fraudulent credit card transactions, our net sales and results of operations would be harmed. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

Risks Related to the Offering

   Officers and directors and their affiliates will continue to have substantial control over us after the offering

   Upon completion of this offering, our executive officers and directors and their affiliates will beneficially own approximately 50.0% of the outstanding shares of our common stock. As a result, our officers, directors and their affiliates will have the ability to influence the election of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of Ventro. See "Principal and Selling Stockholders."

   We expect the price of our common stock to continue to be volatile

   The market price of our common stock has fluctuated significantly since our initial public offering and may continue to fluctuate significantly in response to a number of factors, some which are beyond our control, including:

  .  quarterly variations in our operating results;

  . changes in estimates of our financial performance by securities analysts;

  .  changes in market valuation of Internet commerce companies generally;

  . announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major customer, supplier or strategic partner, or failure to complete a sale of our purchasing solution to a significant customer;

  .  additions or departures of any of our key personnel;

  .  future sales of our common stock; and

  . stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a negative effect on our business, results of operations and financial condition.

   The trading market price of our stock may decline as a result of substantial sales of our common stock after the offering

   Sales of a substantial number of shares of our common stock after the offering could negatively affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have 46,003,563 shares of common stock outstanding. The 8,625,000 shares sold in our initial public offering, the 2,464,685 of the shares issued in connection with our acquisition of Promedix, the 1,825,000 shares sold in this offering and the shares issuable upon conversion of the notes being sold concurrently with this offering, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. Of the remaining 33,088,878 shares of common stock outstanding upon completion of the offering, approximately 28,000,053 will be subject to lock up agreements restricting their resale, 5,651,153 shares will be "restricted securities" as that term is defined in Rule 144 and 1,249,931 shares issued in connection with our acquisition of SpecialtyMD have restrictions on their resale.

   Stockholders holding in the aggregate approximately 62.7% of our outstanding common stock have executed lock-up agreements that limit their ability to sell common stock. These stockholders and option holders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 90 days after the date of this prospectus without the prior written approval of Morgan Stanley & Co. Incorporated. When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. For a further discussion of the shares that will be freely tradable after the date of this prospectus, please see "Shares Eligible for Future Sale."

   Anti-takeover provisions may adversely effect our stock price and make it more difficult for a third party to acquire us

   Provisions of our charter documents may have the effect of delaying or preventing a change in control of Ventro or its management, which could cause the market price of our common stock to decline. These include provisions:

  . eliminating the ability of stockholders to take actions by written consent;

  . limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice; and

  . granting our board of directors authority to issue up to 2,500,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements concerning:

  . third parties and their statements relating to the growth of Internet users and e-commerce;

  . the size of the life sciences research products, fluids processing and medical products market;

  . the anticipated benefits and risks of our strategic relationships and acquisitions;

  . the anticipated size or trends of the vertical market segments in which we compete and the anticipated competition in these markets; and

  . our future capital requirements and our ability to satisfy our capital needs.

   In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 1,370,000 shares of common stock offered by us are estimated to be approximately $211.0 million, based on an assumed public offering price of $162.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. In addition, we expect to receive net proceeds of approximately $290.0 million from the concurrent sale of the convertible subordinated notes which are being offered under a separate prospectus, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

   We intend to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts and capital expenditures. We have not yet determined the expected use of these proceeds. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by operations, competitive and technological developments and the rate of growth, if any, of our business. We also could use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services. The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. Our management will have broad discretion in the application of the net proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock was traded on the Nasdaq National Market under the symbol "CMDX" starting on July 27, 1999 and has been traded under the current symbol "VNTR" since March 1, 2000. Prior to that time, there was no public market for our common stock.

                                                                Common
                                                                Stock
                                                                Price
                                                              -------------
                                                              High     Low
                                                              -----    ----
Year Ended December 31, 1999
 Third Quarter (from July 27, 1999).......................... $ 34 7/8 $15 1/8
 Fourth Quarter..............................................   143     29 7/16
Year Ending December 31, 2000
 First Quarter (through March 13, 2000)......................  243 1/2   72

   On March 13, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $162.00 per share. As of December 31, 1999, there were approximately 12,000 stockholders of record of our common stock.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our capital stock since our inception and do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                CAPITALIZATION

   The following table sets forth our actual capitalization as of December 31, 1999 on an actual, pro forma and pro forma as adjusted basis:

  . the actual column sets forth our actual capitalization as of December 31, 1999, without any adjustments for subsequent or anticipated events;

  . the pro forma column reflects our capitalization as of December 31, 1999, with adjustments to give effect to (1) the issuance of 10,775,588 shares of common stock related to the acquisition of Promedix and (2) the issuance of 1,095,212 shares of common stock related to the acquisition of SpecialtyMD; and

  . the pro forma as adjusted column further reflects our pro forma capitalization, with adjustments to give effect to (1) the receipt of the net proceeds from the sale of our shares of common stock at an assumed public offering price of $162.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (2) the receipt of the net proceeds from the sale by us of $300.0 million principal amount of convertible subordinated notes, after deducting estimated underwriting discounts and commissions and estimated offering costs. See "Use of Proceeds."

   The information below should be read in conjunction with our consolidated financial statements, and other financial information included elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                (in thousands)
  % convertible subordinated notes due 2007...  $    --   $    --    $  300,000
Other long term debt..........................       494       494          494
                                                --------  --------   ----------
 Total long-term debt, net of current
  portion.....................................       494       494      300,494
Stockholders' equity:
Preferred stock, 2,500 authorized, no shares
 issued or outstanding, actual, pro forma and
 as adjusted..................................       --        --           --
Common stock, $.0002 par value; 175,000 shares
 authorized, 32,763 shares issued and
 outstanding, actual; 175,000 shares
 authorized, 44,634 shares issued and
 outstanding, pro forma; 175,000 shares
 authorized, 46,004 shares issued and
 outstanding, pro forma and as adjusted(1)....         7         9            9
Additional paid-in capital....................   189,842   608,317      819,270
Deferred compensation.........................    (6,380)   (6,380)      (6,380)
Notes receivable from stockholders............      (985)     (985)        (985)
Accumulated deficit...........................   (57,465)  (57,465)     (57,465)
                                                --------  --------   ----------
 Total stockholders' equity...................   125,019   543,496      754,449
                                                --------  --------   ----------
 Total capitalization.........................  $125,513  $543,990   $1,054,943
                                                ========  ========   ==========

--------
(1) Based on the number of shares outstanding as of December 31, 1999, the following table excludes:

  . the issuance of 12,500 shares of common stock related to the exercise of options granted under our 1999 Directors' Stock Plan subsequent to December 31, 1999 and prior to February 10, 2000;

  . the repurchase of 28,386 shares of common stock subsequent to December 31, 1999 and prior to February 10, 2000;

  . 5,277,952 shares of our common stock issuable on exercise of options outstanding as of February 10, 2000, with a weighted average exercise price of $29.16 per share;

  . 197,178 shares of our common stock issuable upon the exercise of warrants outstanding as of February 10, 2000 with a weighted average exercise price of $4.94 per share;

  . 5,549,685 additional shares of our common stock subject to options reserved for issuance under our stock plans; and

  . the shares of common stock issuable upon conversion of the $300,000,000 principal amount of convertible subordinated notes that we are offering for sale through another prospectus.

  See "Management--Employee Stock Plans" and Note 10 of Notes to Consolidated
     Financial Statements.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was $98.7 million, or $2.21 per share. Net tangible book value per share is equal to our number of shares of common stock, after giving effect to the acquisition of Promedix and SpecialtyMD, divided into total tangible assets, less our total liabilities after giving effect to the acquisition of Promedix and SpecialtyMD. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of the 1,370,000 shares of common stock offered by us at an assumed public offering price of $162.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, as well as the decrease in net tangible book value as a result of the estimated issue costs of $10.0 million related to the sale of convertible subordinated notes due in 2007 in the aggregate principal amount of $300.0 million, our net tangible book value as of December 31, 1999 would have been approximately $299.7 million, or $6.51 per share. This represents an immediate increase in net tangible book value of $4.30 per share to existing stockholders and an immediate dilution of $155.49 per share to new investors purchasing shares at the assumed public offering price. The following table illustrates the per share dilution:

   Assumed public offering price per share......................       $162.00
     Pro forma net tangible book value per share as of December
      31, 1999.................................................. $2.21
     Increase in pro forma net tangible book value per share
      attributable to new investors.............................  4.30
                                                                 -----
   Pro forma net tangible book value per share after the
    offering....................................................          6.51
                                                                       -------
   Dilution per share to new investors..........................       $155.49
                                                                       =======

   The foregoing discussion and table above exclude:

  . the issuance of 12,500 shares of common stock related to the exercise of options granted under our 1999 Directors' Stock Plan subsequent to December 31, 1999 and prior to February 10, 2000.

  . the repurchase of 28,386 shares of common stock subsequent to December 31, 1999 and prior to February 10, 2000.

  . 5,277,952 shares of our common stock issuable on exercise of options outstanding as of February 10, 2000, with a weighted average exercise price of $29.16 per share;

  . 197,178 shares of our common stock issuable upon the exercise of warrants outstanding as of February 10, 2000 with a weighted average exercise price of $4.94 per share;

  . 5,549,685 additional shares of our common stock subject to options reserved for future issuance under our stock plans; and

  . the shares of common stock issuable upon conversion of the $300,000,000 of principal amount of convertible subordinated notes that we are offering for sale through another prospectus.

   See "Management--Employee Stock Plans" and Note 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception (September 4, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, have been derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1997 are derived from audited financial statements not appearing in this prospectus. The historical results are not necessarily indicative of the operating results expected in the future. See Note 2 of Notes to our consolidated financial statements for an explanation of the determination of the shares used in computing basic and diluted net loss per share.

                                               Period from
                                               September 4,
                                                   1997
                                               (Inception)     Year Ended
                                                 Through      December 31,
                                               December 31, -----------------
                                                   1997      1998      1999
                                               ------------ -------  --------
                                                 (in thousands, except per
                                                        share data)
Consolidated Statement of Operations Data:
Net revenues..................................    $  --     $    29  $ 30,840
Cost of revenues..............................       --          22    29,306
                                                  ------    -------  --------
Gross profit..................................       --           7     1,534
Operating expenses:
  Research and development....................       197      3,439    17,734
  Sales and marketing.........................        86      3,247    23,024
  General and administrative..................       121      1,745    10,352
  Amortization of deferred stock-based
   compensation...............................       --         372     1,992
                                                  ------    -------  --------
Total operating expenses......................       404      8,803    53,102
                                                  ------    -------  --------
Operating loss................................      (404)    (8,796)  (51,568)
Interest expense..............................       --          (2)     (168)
Interest and other income.....................       --         310     3,163
                                                  ------    -------  --------
Net loss......................................    $ (404)   $(8,488) $(48,573)
                                                  ======    =======  ========
Basic and diluted net loss per share..........    $ (.24)   $ (4.79) $  (3.17)
                                                  ======    =======  ========
Weighted average common shares outstanding--
 basic and diluted............................     1,704      1,772    15,322
                                                  ======    =======  ========

                                                    As of December 31,
                                               ------------------------------
                                                   1997      1998      1999
                                               ------------ -------  --------
                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments..................................    $1,346    $ 5,990  $103,095
Working capital...............................     1,116      4,489    82,130
Total assets..................................     1,728      8,168   163,933
Long-term debt and capital lease obligations,
 net of current portion.......................         6        --        494
Total liabilities.............................       280      1,820    38,914
Total stockholders' equity....................     1,448      6,348   125,019

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Ventro Corporation, formerly known as Chemdex Corporation, is a leading builder and operator of vertical marketplace companies that enter into transactions with enterprises, buyers and suppliers, enabling them to streamline business processes, enhance productivity and reduce costs. Ventro marketplace companies offer e-commerce solutions consisting of extensive online marketplaces, electronic procurement, the systems integration needed to interface with third party and back office systems and comprehensive services and support.

   We are currently operating or developing four Ventro marketplace companies that are either wholly-owned by us or in which we own a minority interest. Chemdex is a division of ours and is a leading provider of e-commerce solutions to the life sciences research products market. Promedix, a wholly-owned subsidiary of ours, will address the specialty medical products marketplace. We have a joint venture with Tenet to form a new company called Broadlane, which will provide e-commerce solutions for the high-volume, hospital and medical supplies market, initially focusing on commodity hospital supplies. Finally, we and DuPont formed Industria Solutions to provide e-commerce solutions for the fluid processing industry. Broadlane and Industria Solutions are currently in the development stage. We are a minority shareholder in each of Broadlane and Industria Solutions.

   We acquired Promedix and SpecialtyMD on February 10, 2000. The acquisitions will be accounted for under the purchase method of accounting. The acquisition costs of Promedix and SpecialtyMD are estimated to be $325.3 million and $107.7 million, respectively. The intangible assets acquired in the Promedix and SpecialtyMD acquisitions are estimated at $323.8 million and $107.9 million, respectively. In addition, we expect to record $13.1 million of compensation expense based on the 15 month vesting schedule of restricted stock issued as part of the SpecialtyMD acquisition. The intangible assets will be amortized over two to three years and the amortization expense is estimated to be approximately $144.4 million per year, beginning February 10, 2000. Promedix had no revenue and a loss from continuing operations of $12.1 million for 1999. SpecialtyMD had $31,000 of revenue and a net loss of $4.3 million for 1999.

   Net revenues consist primarily of product sales to customers and charges to customers for outbound freight. Under most of our supplier agreements we are acting as a principal in purchasing products from our suppliers and reselling them to our customers so that we recognize net revenues equal to the amount paid by our customers and cost of revenues equal to the amount we pay to our suppliers for these products. Under our principal-based agreements, we are responsible for selling the products, collecting payment from customers, ensuring that the shipment reaches customers and processing returns. In addition, we take title to products upon shipment and bear the risk of loss for collection, delivery and merchandise returns from customers. Some of our agreements with our suppliers treat us as an agent of the supplier, in which case we receive a percentage fee on product sales. We recognize revenue from product sales, net of any discounts, and from fees under agency-based supplier agreements, when the products are shipped to customers. Products are shipped directly to customers by suppliers based on customer delivery date specifications.

Results of Operations

   The following table sets forth, for 1999, items from our consolidated statement of operations expressed as a percentage of net revenues:

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
Net revenues.......................................................      100 %
Cost of revenues...................................................       95
                                                                        ----
Gross profit.......................................................        5
Operating expenses:
  Research and development.........................................       58
  Sales and marketing..............................................       75
  General and administration.......................................       33
  Amortization of deferred stock-based compensation................        6
                                                                        ----
   Total operating expenses........................................      172
                                                                        ----
Operating loss.....................................................     (167)
Interest expense...................................................       (1)
Interest income and other..........................................       10
                                                                        ----
Net loss...........................................................     (158)%
                                                                        ====

   Comparison of the Years Ended December 31, 1999 and 1998

   Net Revenues. Net revenues increased to $30.8 million for 1999 from $29,000 for 1998. The increase in sales volume is primarily due to the increase in our customer base and increased market acceptance of our procurement solution.


   In the future, the level of our net revenues will depend on a number of factors including, but not limited to, the:

  . number of customers we are able to obtain;
  . frequency of our customer's purchases;
  . quantity and mix of products our customers purchase;
  . quantity of the types of products we are able to offer for sale; . price we charge for our products;
  . amount we charge for shipping;
  . extent of sales incentives we offer;
  . level of customer returns we experience;
  . seasonality that we may experience; and . number of vertical marketplaces we enter.

   Cost of Revenues. Cost of revenues increased to $29.3 million for 1999 from $22,000 for 1998. Cost of revenues consists primarily of the costs of acquiring products from our suppliers for sale to our customers and shipping costs related to product purchased. During 1999, cost of revenues in absolute dollars, increased consistent with the significant increases in revenues. Our gross margin for 1999 was approximately 5%. Cost of revenues as a percentage of net revenues will fluctuate based on a number of factors, including, but not limited to, the following:


  . the cost of our products and purchase discounts that we negotiate with individual suppliers;
  . our pricing strategy relative to the cost of our products;

  . the mix of products our customers purchase; and . our price strategy for shipping relative to the cost of shipping.

   Operating Expenses

   Research and Development. Research and development expenses increased to $17.7 million for 1999 from $3.4 million for 1998. Research and development expenses consist of personnel and other expenses associated with developing, updating and enhancing the software used for the Chemdex Marketplace and our other marketplaces. Our research and development expenses have increased each quarter since inception, primarily due to increased staffing and associated costs related to the design, development and maintenance of the Chemdex Marketplace, as well as content and design expenses.

   We expect that research and development expenses will increase in absolute dollars in the future as we:

  . continue to enhance and improve our Internet-based purchasing solution; . add increasing amounts of supplier data to our databases;
  . develop and introduce new solutions and services; and . integrate our Internet-based purchasing system with our customers' and suppliers' systems.

   Sales and Marketing. Sales and marketing expenses increased to $23.0 million for 1999 from $3.2 million for 1998. Sales and marketing expenses consist primarily of advertising and promotion in support of the development of our marketing strategy, payroll and related expenses for personnel engaged in supplier relations, enterprise sales activities, enterprise account management and amortization expenses related to our VWR and BIO agreements. Sales and marketing expenses have increased since inception as we have continued to expand our sales and marketing efforts primarily relating to our corporate marketing and branding strategy associated with our name change. We expect sales and marketing expenses to increase in absolute dollars as we continue to pursue our vertical market strategy and promote our brands. In connection with our strategic relationship with VWR, we issued 2,538,405 shares of common stock valued at $13.9 million. The fair value of the stock is being amortized, on a straight-line basis, into sales and marketing expense over four years, the estimated useful life of this intangible asset.

   General and Administrative. General and administrative expenses increased to $10.4 million for 1999 from $1.8 million for 1998. General and administrative expenses consist primarily of administrative personnel salaries, fees for professional services, travel and corporate facility expenses. General and administrative expenses have increased primarily as a result of the addition of finance and administrative personnel, costs of leasing additional office space to support our growth and expenses related to increased professional service fees. We expect our general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the anticipated growth of our business.

   Amortization of Deferred Stock-Based Compensation. We have recorded aggregate deferred stock-based compensation of $8.7 million in connection with some of the stock options we granted through December 31, 1999. For 1998 and 1999, we expensed $372,000 and $2.0 million, respectively, related to the amortization of deferred stock-based compensation. The deferred stock-based compensation amounts are being amortized over the vesting period of the stock options which is generally four years.

   Interest Expense. Interest expense increased to $168,000 for 1999 from $2,000 for 1998. Interest expense consists primarily of interest related to financed equipment and other financing arrangements. We expect interest to increase with the issuance of the $300.0 million convertible subordinated notes we are offering concurrently with this offering.

   Interest Income and Other. Interest income and other, net increased to $3.2 million for 1999 from $310,000 for 1998. Interest income and other has been derived primarily from earnings on investments in cash equivalents and short-term investments. Interest during the second half of 1999 increased significantly due to increased cash, cash equivalents and short-term investments resulting from the net proceeds of our initial public offering on July 27, 1999.

   Provision for Income Taxes. We incurred net losses and accordingly did not record a provision for income taxes for any of the periods presented. At December 31, 1999, we had federal and state net operating loss carryforwards of approximately $54.0 million and $54.0 million, respectively. These net operating loss carryforwards will expire at various dates beginning in 2002 through 2019 if not utilized. Certain future changes in our share ownership, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to our lack of earnings history.

  Comparison of the Period from September 4, 1997 (Inception) Through December 31, 1997 to the Year Ended December 31, 1998

   From September 4, 1997, the date of our inception, through November 1998, we were in the development stage and had only nominal net revenues, cost of revenues and operating expenses. As a result, our results of operations for the period from September 4, 1997 to December 31, 1997 were immaterial. Therefore, we believe that a comparison of the period from September 4, 1997 to December 31, 1997 to any period of 1998 is not meaningful.

Quarterly Results of Operations

   The following tables present our unaudited quarterly consolidated results of operations for the eight quarters ended December 31, 1999 and each item from our results of operations as a percentage of net revenues for the four quarters ended December 31, 1999. We have prepared this information on a basis consistent with our audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for these periods. The results of operations for any particular quarter are not indicative of the results for any future period.

                                                      Three Months Ended
                              -------------------------------------------------------------------------
                                        June     Sept.    Dec.     Mar.               Sept.
                              Mar. 31,   30,      30,      31,      31,    June 30,    30,     Dec. 31,
                                1998    1998     1998     1998     1999      1999      1999      1999
                              -------- -------  -------  -------  -------  --------  --------  --------
                                                        (in thousands)
Net revenues.................  $ --    $     3  $   --   $    26  $   165  $  2,906  $  8,490  $ 19,279
Cost of revenues.............    --        --       --        22      156     2,753     8,086    18,311
                               -----   -------  -------  -------  -------  --------  --------  --------
Gross profit.................    --          3      --         4        9       153       404       968
Operating expenses:
 Research and development....    364       414    1,026    1,635    2,293     3,462     5,643     6,336
 Sales and marketing.........    219       297      710    2,021    3,188     5,224     6,903     7,709
 General and administrative..    190       422      489      644    1,015     3,611     2,572     3,154
 Amortization of stock-based
  deferred compensation......     22        44      104      202      352       547       546       547
                               -----   -------  -------  -------  -------  --------  --------  --------
   Total operating expenses..    795     1,177    2,329    4,502    6,848    12,844    15,664    17,746
                               -----   -------  -------  -------  -------  --------  --------  --------
 Operating loss..............   (795)   (1,174)  (2,329)  (4,498)  (6,839)  (12,691)  (15,260)  (16,778)
 Interest and other income,
  net........................      2        70      136      100       30       186     1,261     1,518
                               -----   -------  -------  -------  -------  --------  --------  --------
 Net loss....................  $(793)  $(1,104) $(2,193) $(4,398) $(6,809) $(12,505) $(13,999) $(15,260)
                               =====   =======  =======  =======  =======  ========  ========  ========

                                            As a Percentage of Net Revenues
                                          -------------------------------------
                                          Mar. 31,  June 30, Sept. 30, Dec. 31,
                                            1999      1999     1999      1999
                                          --------  -------- --------- --------
Net Revenues.............................     100 %    100 %    100 %    100 %
Cost of revenues.........................      95       95       95       95
                                           ------     ----     ----      ---
Gross profit.............................       5        5        5        5
Operating expenses:
 Research and development................   1,390      119       67       33
 Sales and marketing.....................   1,932      180       81       40
 General and administrative..............     615      124       31       16
 Amortization of deferred stock-based
  compensation...........................     213       19        6        3
                                           ------     ----     ----      ---
   Total operating expenses..............   4,150      442      185       92
                                           ------     ----     ----      ---
 Operating loss..........................  (4,145)    (437)    (180)     (87)
 Interest and other income, net..........      18        6       15        8
                                           ------     ----     ----      ---
 Net loss................................  (4,127)%   (431)%   (165)%    (79)%
                                           ======     ====     ====      ===

   Net revenues increased in each quarter beginning with the quarter ended December 31, 1998, primarily due to the increase in our customer base and increased market acceptance of our procurement solution.

   Gross margins have fluctuated during the four quarters of 1999 from 4.8% to 5.8%. Gross margins have and we expect will continue to fluctuate based on a number of factors, including, but not limited to, the following:

  . the cost of our products and purchase volume discounts that we are able to obtain from suppliers;
  .  our pricing strategy relative to the cost of our products;
  . the mix of products our customers purchase; and . our price strategy for shipping relative to the cost of shipping.

   Operating expenses increased in each of the last eight quarters primarily due to increased headcount and additional costs related to the growth of our business.

   We believe that quarter-to-quarter comparisons of our operating results are not meaningful. You should not rely on our results for any quarter as an indication of our future performance. Our operating results in future quarters may be below public market analysts' or investors' expectations, which would likely cause the price of our common stock to fall.

Liquidity and Capital Resources

   Prior to our initial public offering in July 1999, we funded our operations primarily by the private sale of our equity securities, through which we raised approximately $45.0 million. In July 1999, we completed the initial public offering of our common stock and realized net proceeds from the offering of approximately $117.4 million. As of December 31, 1999, our principal sources of liquidity included approximately $103.1 million of cash, cash equivalents and short-term investments and $4.1 million in equipment financing arrangements.

   Net cash used in operating activities totaled $41.3 million and $6.8 million for the year ended December 31, 1999 and 1998, respectively. The net cash used in operating activities during these periods was primarily due to our net losses, which were partially offset by non-cash charges of depreciation and amortization of deferred compensation, amortization of intangible assets, and increases in accounts payable, accrued expenses and accrued compensation.

   Net cash used in investing activities totaled $90.5 million for 1999. We had cash purchases of $9.3 million of computer equipment, computer software, office furniture and leasehold improvements during 1999. In addition, during 1999 we had net purchases of $81.2 million of short-term investments. Net cash used in investing activities for 1998 was $1.6 million and primarily related to purchases of computer equipment, and office furniture.

   Net cash provided by financing activities was $147.7 million for 1999 and $13.0 million for 1998. Net cash from financing activities during 1998 resulted primarily from the sale of preferred stock. Net cash provided by financing activities during 1999 resulted primarily from the sale of preferred stock and proceeds from our initial public offering.

   Following the consummation of the offering of the convertible subordinated notes we are offering under another prospectus, we will have a ratio of long-term debt to total pro forma capitalization, including the acquisitions of Promedix and SpecialtyMD, at December 31, 1999 of approximately 26.6%, 29.4% if the underwriters' over-allotment option is exercised in full. As a result of this additional indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. We will require substantial amounts of cash to fund scheduled payments of principal and interest on our indebtedness, including the notes, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, we cannot assure you that we will be able to obtain alternative financing.

   We currently anticipate that cash, cash equivalents and short-term investments at December 31, 1999, together with our equipment lease lines, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financing, or other arrangements to fund our operations and potential acquisitions, if any, over a long-term basis until we achieve profitability, if ever. Any additional financing, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock.

Year 2000

   To date, we have not experienced any year 2000 related problems with our internally developed software or our third-party supplied software and computer systems, and we are not aware of any failure of our systems or of our third-party suppliers to be year 2000 compliant that could impact our business or operations.

Recent Accounting Pronouncements

   In June 1998, the FASB issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which we will be required to adopt for the year ending December 31, 2001. This statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on our financial condition or results of operations.

   Based on generally accepted accounting principles, we include in our net revenues the gross revenues from sales of products and related shipping fees, net of discounts and provisions for sales returns and other allowances, as we are acting as a principal in purchasing products from our suppliers and reselling them to our customers. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In addition, the Emerging Issues Task Force may prepare new guidance in this area. If any guidance is proposed and subsequently implemented, these initiatives may limit the ability of Internet businesses to include in revenues the gross value of product sales between buyers and sellers. We cannot predict at this time whether any initiatives will be proposed or adopted or whether they will require us to change our method of recognizing revenues for financial reporting purposes. If we are required to change our accounting policies, we may in the future report substantially lower revenues, and we may be required to restate the results from earlier periods. This could cause the market price of our common stock to fall significantly.

                                   BUSINESS

Overview

   We are a leading builder and operator of vertical business-to-business e-commerce marketplace companies. Our platform of enabling technologies and operating capabilities allows us to rapidly enter new markets while realizing economies of scale. Our solutions benefit suppliers by permitting them to lower sales and marketing costs as well as to improve inventory management and product delivery. Customers enjoy a significantly enhanced purchasing system that provides access to a broad range of basic and specialized products, increased flexibility and a reduction in the cost of the procurement process.

   We created Ventro in February 2000 to expand the scope of our marketplace companies by leveraging the assets and experience that we gained in building and operating Chemdex, our marketplace for life sciences research products. In addition to Chemdex, we currently operate or are developing three additional Ventro marketplaces: Promedix, for the specialty medical products market; Broadlane, for the high-volume, hospital and medical supplies market; and Industria Solutions, for the fluid processing market.

Industry Background

   The Internet

   The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses communicate and share information. According to International Data Corporation, the number of commercial users employing the Internet in the normal course of operations is expected to expand from 82 million at the end of 1999 to 250 million in 2003. Forrester Research projects total business-to-business sales will increase from $406 billion at the end of 2000 to $2.7 trillion in 2004. The growing use of Internet-based solutions by firms has resulted in reduced barriers to entry and the expansion of related opportunities, causing a considerable increase in business-to-business e-commerce focused companies.

   Traditional Procurement Processes

   Purchasing methods in many industries are inefficient and costly. From the perspective of purchasers, product orders are handled through an internal, paper-based purchasing process that requires manual preparation of a purchase order and written approval by a purchasing manager as well as manual order tracking, billing and collection. As a result, purchasing activities are not effectively controlled and monitored, preventing the firm from taking full advantage of volume discounts or other benefits. In addition, for many industries, fragmentation of suppliers and highly specialized product offerings increase the time required to search for and compare products. In many instances, customers may not even be aware of products that would suit their needs.

   From the perspective of suppliers, traditional purchasing methods present a number of challenges in reaching customers with product information. In fragmented markets, suppliers cannot cost-effectively manage frequent updates and distribution of time-sensitive information. While some suppliers have developed websites to communicate with individual customers, few have invested the significant time and money required to establish an effective e-commerce channel. Small suppliers may have limited resources available to support the growing challenge of marketing and selling to fragmented, worldwide markets.

   In contrast to these traditional approaches, business-to-business e-commerce solutions frequently automate or otherwise change workflows or processes that are fundamental to a company's operations by replacing paper-based transactions with electronic communications. A business-to-business e-commerce solution, however, must often be integrated with an enterprise's existing information systems, a process that can be complex, time-

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consuming and, in some instances, expensive. Finally, personnel throughout the enterprise must be trained to use the solution. Consequently, selection and implementation of a business-to-business e-commerce solution represents a significant commitment of capital, resources and time, which may make the cost of switching high.

   Business-to-Business E-commerce Markets

   We believe the best e-commerce business-to-business market solutions will be readily implemented and maintained while enabling multiple suppliers and customers to conduct transactions in a cost-effective manner. To effectively address the needs of customers and suppliers, it is important that the solution also offer a neutral and fair marketplace with full catalog descriptions of products and retail product pricing information.

   Compared to traditional purchasing methods, we believe vertical e-commerce marketplaces offer significant advantages and provide a much more flexible medium in which to interact. For customers and suppliers, these marketplaces can offer significant cost and time savings by streamlining processes and providing access to comprehensive, up-to-date information.

   For customers, vertical marketplaces can provide more efficient purchasing processes, greater control and a better understanding of purchasing behavior. They do this by offering large product databases, which aggregate offerings from hundreds of suppliers in easy-to-use and searchable formats. In addition, they provide applications that reduce the number of steps in the procurement process while helping to enforce an enterprise's procurement policies. These attributes allow customers to better understand their purchasing behavior to take advantage of price discounts associated with specific purchasing volumes. The customer also has more control and better information throughout the procurement process through online status reports, shipment tracking, training and better access to professional services.

   For suppliers, vertical marketplaces can provide an additional method of distribution at potentially lower costs. Suppliers may be able to reach a broad base of customers aggregated in the online marketplace, which are not practical to reach through traditional sales channels. Suppliers can also become more efficient in communicating up-to-date pricing and product description information to the marketplace at a lower cost than traditional methods. Vertical marketplaces can also lower costs through simplified billing and collection, improved order fulfillment and inventory management.

The Ventro Solution

   We provide a secure, Internet-based solution that enables us to buy products from suppliers and resell them to customers while streamlining business processes, increasing productivity and reducing costs throughout the supply chain. Our platform employs a robust database architecture, advanced search engines and transaction software that enable users to easily identify, locate and purchase the products they need. We have entered into agreements with leading companies in each of the Ventro marketplaces, including VWR, Tenet Healthcare and DuPont. With our strategic relationships with Ariba, Commerce One, Concur Technologies and IBM, we offer customers and suppliers the ability to directly connect their enterprise software to our marketplace. We believe this extensive system integration provides a key competitive advantage for Ventro companies, as customers and suppliers can directly link their front and back offices to the Ventro marketplace and increase the automation of their procurement and order fulfilment processes. We also provide professional and implementation services to enable market participants to take full advantage of our operating capabilities.

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Growth Strategy

   We intend to build and operate leading vertical business-to-business e-commerce marketplace companies. In order to achieve this objective, our strategy includes the following:

   Leverage Our Platform. We intend to leverage our technology architecture, operating capabilities and marketplace experience from our Chemdex Marketplace to create vertical markets in a variety of industries. We have created a scalable and adaptable technology architecture and established a substantial operating capability, including transaction processing and customer service. We believe this platform allows us to rapidly enter targeted vertical markets and provides customers and suppliers with substantial benefits over traditional procurement methods. In order to optimize our technology architecture and operating capability, and to promote widespread adoption of our solution, we currently have, and intend to continue to pursue, strategic relationships with industry leaders.

   Be the Market Leader in the Most Attractive Markets. We target marketplaces where we believe we can be the market leader. In addition, we have a disciplined approach for identifying and entering the markets that we believe are the most attractive. Generally we target large, fragmented markets where we believe the aggregation enabled by our vertical marketplace will provide significant value to customers and suppliers. The purchasing decision for products within these markets will also typically require a high level of information, which our solution is specifically designed to provide.

   Scale Operations Rapidly. We intend to rapidly grow our market share in each new vertical marketplace that we develop. Because of the fixed cost of technology and other infrastructure, we believe this expansion will provide us economies of scale and help us quickly build a leadership position. We intend to accelerate our entry into new markets by partnering with the leading companies in the sector. We may initially enter a new vertical market by acquiring companies with the necessary industry-specific expertise or by establishing new companies that may be funded by us and by our industry, strategic and financial partners. In all markets that we choose to enter, we will seek to establish the leading brand.

   Expand Internationally. We believe the international scope of the Internet, the global reach of many of our customers and suppliers and the worldwide demand for the products in markets we serve presents us with opportunities to grow our marketplaces internationally. We intend to leverage our platform, existing supplier relationships and marketplace expertise to expand first in Europe, and later to other international markets where we believe there are significant opportunities.

Markets

   We continually evaluate opportunities in many vertical markets and are currently pursuing opportunities in the following markets:

   Life Sciences Research Products

   According to the Laboratory Products Association, the North American life sciences research products market was estimated to be approximately $9.4 billion in 1998. We believe there is also a significant opportunity in the life sciences research products market outside of North America, particularly in Europe and Japan. The growth in these markets is driven by increasing research and development expenditures by pharmaceutical and biotechnology companies as well as an increase in the level of research funding available for grant by the National Institutes of Health, similar international government agencies and private foundations. Research and development budgets have been increasing as new discovery tools, such as genomics, combinatorial chemistry and high-throughput screening are developed and utilized. These new technologies allow researchers to experiment with thousands of chemical compounds simultaneously, which requires extensive use of reagents and other life sciences research products.

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   The life sciences research products market is highly fragmented. We believe there are over 5,000 suppliers offering more than one million products, many of which are highly specialized. Life sciences research products include reagents, chemical compounds, specialty chemicals, consumables, research instruments and other equipment. The primary purchasers and users of life sciences research products are research scientists working in pharmaceutical and biotechnology companies, and academic and research institutions.

   Specialty and High Volume Medical Products

   The global market for medical products exceeded $140 billion in 1998, with a projected 6% to 7% annual growth rate. The U.S. accounts for approximately 40% of the total, or roughly $55 billion, according to the Medical & Healthcare Marketplace Guide published by IDD Enterprises, 1998-1999.

   Promedix focuses on the market for specialty medical products, which represents approximately one-third of all healthcare purchases and which we believe is not as well served by existing hospital group purchasing organizations and industry distributors. Examples of specialty medical products include surgical and laparoscopic instruments, blood and intravenous filters, vascular access devices and cardiac stents and catheters. Specialty medical products are currently sold by a fragmented group of approximately 22,000 manufacturers and distributors, usually by telephone and fax, to approximately 6,000 hospitals. Margins for these products vary significantly, and we believe logistics are handled inefficiently.

   Broadlane focuses on the high-volume, contracted products segment of the market for healthcare products. This represents approximately two-thirds of the $140 billion global market for medical products. These products are generally purchased through group purchasing organizations in high volume under contracts with one of five major distributors, usually in an electronic fashion. Examples of these products include pharmaceuticals, X-ray film and single-use surgical supplies.

   Fluid Processing

   The fluid processing market totals approximately $75 billion worldwide, and includes companies from a broad range of industries, such as the chemical, oil and gas, pulp and paper, power generation and pharmaceutical industries. This market is highly fragmented, with over 2,000 manufacturers. Products used in this market include pipes, valves, pumps, motors, compressors and other materials and equipment required for processing fluids for industrial use. These materials require detailed product information in order for buyers to make informed purchasing decisions. Procurement of these products generally falls into two categories: time sensitive purchases of products in connection with an operating plant, often as a replacement for a key component that has broken; and volume purchases in connection with construction or expansion of an existing facility.

Ventro Marketplaces

   We are currently operating or developing four Ventro marketplace companies that we either wholly own or created through collaborations with leading companies in specific industries. Chemdex is a leading provider of e-commerce solutions to the life sciences research products market. Promedix was aquired by us in February 2000, and will address the specialty medical products marketplace. We have entered into a joint venture with Tenet Healthcare, the second largest U.S. for-profit hospital chain, to form a new company called Broadlane, which will provide e-commerce solutions for the healthcare industry initially focused on high volume, hospital and medical supplies. Industria Solutions is a joint venture with DuPont to provide e-commerce solutions for the fluid processing industry. The Promedix Marketplace is operational but has not had any significant revenues to date and Broadlane and Industria Solutions are currently in the development stage.

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   The four marketplaces are described below in chronological order of their creation. The description of the Chemdex Marketplace is the most detailed since it accounts for substantially all of our revenue to date. Its functionality and features are representative of those we expect to develop in the other marketplaces.

   Chemdex

   Chemdex was the first Ventro marketplace company and is owned and operated by us. The Chemdex Marketplace utilizes a database of approximately 910,000 life sciences research stock keeping units, or SKUs, from over 2,200 suppliers. Chemdex has agreements with an additional 182 suppliers for approximately 570,000 additional SKUs. As of February 29, 2000, Chemdex had agreements to provide its purchasing solution to 95 enterprise customers and had over 24,000 registered users.

   To date, substantially all of our revenues have been derived from the Chemdex Marketplace. The Chemdex Marketplace consists of a database of approximately 1.5 million loaded and unloaded life sciences research SKUs and advanced search engine and transaction software that enable users to easily identify, locate and purchase the products they need. Chemdex also provides applications that enable its customers and suppliers to interface and automate their information exchange with the Chemdex Marketplace. Chemdex also provides professional and implementation services to enable its customers to take full advantage of the capabilities of the Chemdex Marketplace. We believe that the Chemdex business model, which is based on its buying products from suppliers at a price discount negotiated with individual suppliers and reselling products to customers, will further drive usage of the Chemdex Marketplace. Moreover, our customer support and sales group helps customers understand both the business and technical benefits of the Chemdex Marketplace and provides customer education and training to increase user adoption.

   The following chart summarizes the key services supported by the Chemdex Marketplace and the features of these services.

                      Services Supported                        Chemdex Features
----------------------------------------------------------------------------------------------
  Enterprise . Purchasing system management        . Interface to existing enterprise network
  Customer                                           and
                                                     ERP software
             . Approval and purchase of life       . Automated order approval process
               sciences
               research products                   . Summary invoicing and reporting
                                                   . Enforcement of business rules
                                                   . Enterprise-specific pricing
                                                   . Comparative price/product shopping
----------------------------------------------------------------------------------------------
  User       . Identification, comparison and      . One-stop shopping
               purchase
               of life sciences research products  . Search engine to identify, locate and purchase products
                                                   . Current, detailed product information
                                                   . Automated order submission and status
                                                   . Recurring order form
----------------------------------------------------------------------------------------------
  Supplier   . Sale of life sciences research      . Support integration with supplier sales
               products                              order
                                                     flow
                                                   . Automated order submission and tracking
                                                   . Automated process for updating and adding
                                                     product/price information
                                                   . Customer support services

   How it Works for the Enterprise Customer. The enterprise's interface with the Chemdex Marketplace varies based upon the customer's existing information technology systems. Our applications and services can be implemented as a fully-hosted stand-alone solution or can be integrated with existing systems or other

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commercially available purchasing solutions. Our applications are designed to be easily customized to match the workflow requirements and business rules of the enterprise. We also provide access to the Chemdex Marketplace through our website.

   Our solution offers paperless automation, consolidation and monitoring of the approval and invoicing process as well as the order placement and delivery information for the enterprise. In addition to reducing the cost of purchasing, our solution allows our enterprise customers to enforce their particular business rules and aggregate purchases. Purchasing limits are most often applied on an individual user or project basis, and the Chemdex Marketplace interfaces with the enterprise's system to ensure compliance. The Chemdex solution can be integrated with enterprise financial accounting systems to further automate specific product purchase information and can reflect enterprise specific pricing arrangements between the enterprise and their underlying suppliers. We believe our purchasing solution requires minimal investment of time and capital by our enterprise customers to install, maintain and use. It has few support requirements beyond the initial installation since the Chemdex Marketplace is hosted on our servers, and is accessible by standard browsers with all recurring product upgrades managed and installed by us.

   How it Works for the User. Users within enterprises benefit from the Chemdex Marketplace because it offers them convenient and easy one-stop shopping. The typical user within a life science enterprise most often interfaces with the Chemdex Marketplace by ordering specific products for research experiments. If the user needs the same items on a regular basis, our solution allows a user to personalize a list of "favorites" to facilitate product selection and recurring orders. The Chemdex Marketplace also provides robust product search capabilities that help users identify new products needed to meet the specifications required for an experiment. Users access the system with a password, and can easily process their recurring orders, as well as orders for new products. The system allows the user to identify the incremental shipping costs for expedited processing, and provides for automated paperless processing of an order once the product selection is complete. The user can also track the status of individual orders within the system.

   How it Works for the Supplier. We offer suppliers a cost-effective opportunity to reach new customers by establishing or enhancing their Internet presence and providing links to existing online or electronic catalogs. Suppliers provide us with electronic versions of product catalogs, which we convert into searchable data. This data is loaded into the Chemdex Marketplace using a number of product loading algorithms. Our content engineering staff then reviews the data to ensure proper classification for purposes of product searches. The ability to process large volumes of complex catalog information is an important core competency, which allows us to afford maximum flexibility to our suppliers in loading data and updating information. We also provide suppliers with the ability to readily update their product information to include new product introductions or additional product details without being limited by specific catalog publication cycles.

   In many cases, the Chemdex Marketplace will appeal to suppliers as being less costly than traditional distribution or representation arrangements. We plan to provide tools to our suppliers that enable the online update and modification of their product databases hosted on our servers, or to integrate the Chemdex Marketplace directly with their systems. The Chemdex Marketplace is neutral in that its search capability identifies products that meet the researchers' search criteria, and provides an unbiased comparison of product characteristics and pricing to allow the researcher to make a reasoned choice based upon the information provided by suppliers.

   Future Services. We anticipate that aggregated product purchasing and sales information will ultimately be valuable to both suppliers and customers. After accumulating significant historical data regarding buying patterns, we intend to make non-confidential, aggregated information available to both suppliers and customers as an additional service.

   Promedix

   We acquired Promedix in February 2000. The Promedix Marketplace provides customers with the ability to purchase products from multiple specialty medical product manufacturers with a single purchase order and

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offers integration capability with most of the major legacy systems currently in use by healthcare institutions. We anticipate that the broad launch of the Promedix Marketplace will occur in the second half of 2000. Promedix has also entered into an eight-year agreement with Tenet under which Promedix will be the exclusive business-to-business e-commerce supplier of specialty medical products for entities where Tenet acts as a purchasing agent.

   Broadlane

   In December 1999, we and Tenet announced the formation of Broadlane to provide business-to-business e-commerce solutions to the healthcare industry. Broadlane will be an independent entity, with its own management team and board of directors. Tenet, through its subsidiaries, owns and operates acute care hospitals and provides numerous related health care services. Tenet will provide Broadlane access to the existing buyer and supplier network of its BuyPower group purchasing organization, which Tenet has advised us purchases products for approximately 500 Tenet owned or affiliated hospitals. We are licensing our technology to Broadlane for use within the healthcare industry and will provide service and support functions at cost. Broadlane will offer its e-commerce technology to other group purchasing organizations and their members to support their own proprietary contracts. While Broadlane will initially focus on the hospital market, it eventually plans to expand to the long-term care and outpatient markets as well. Broadlane recently announced the hiring of two key members of its management team, who were formerly officers of Tenet. We have a minority equity interest in Broadlane.

   Industria Solutions

   In January 2000, we and DuPont announced the formation of Industria Solutions, which focuses on the fluid processing market. Industria Solutions will be an independent entity, with its own management team and board of directors. We believe that DuPont will shift procurement of maintenance and engineering materials to Industria Solutions over time. We are licensing our technology to Industria Solutions for use within the fluid processing industry and are providing service and support functions at cost. Industria Solutions has also received funding from @Ventures, an affiliate of CMGI, along with financial investments from DuPont, ourselves and IBM. We have a minority equity interest in Industria Solutions.

Customers

   Chemdex

   Chemdex's target customers are pharmaceutical and biotechnology companies and academic and research institutions. As of February 29, 2000, Chemdex had entered into agreements to provide its purchasing solution to 95 enterprise customers and had approximately 24,000 registered users. Sales to our top four enterprise customers accounted for approximately 27%, 13%, 12% and 11%, respectively, of our net revenues for 1999.

   The following is a list of our largest customers as measured by net revenues in 1999:

        3M                                AHP
        Biogen                            Bristol Meyer Squibb
        DuPont                            Elan Pharmaceuticals
        EOS Biotechnology                 Genentech
        Genome Therapeutics               Genzyme
        Johnson & Johnson                 Maxygen
        Monsanto                          Parke-Davis
        Pharmacia Upjohn                  Proctor and Gamble
        Rhone Poulenc Rorer               Scios
        Strominger Lab                    University of Rochester


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   Chemdex also sells life sciences research products to registered users who are not affiliated with enterprise customers through the Chemdex Marketplace. Because of the nature of some of the products we sell, we register unaffiliated users of the Chemdex Marketplace to ensure that they are associated with pharmaceutical or biotechnology companies or academic or research institutions.

   Although we intend to increase our sales and marketing efforts for our other marketplaces, we expect that we will continue to generate a substantial majority of our revenue from the Chemdex Marketplace. We also expect that we will continue to generate a significant portion of our revenue from a limited number of Chemdex customers for the foreseeable future. If we do not increase the number of our customers, or if we lose any of our current customers or do not generate as much revenue from them as we expect, our business would be significantly harmed.

   Promedix

   Promedix has been testing the Promedix Marketplace in a controlled release since August 1999, with five acute care hospitals. Promedix has not achieved significant revenue to date.

Suppliers

   Chemdex

   We believe the value and benefit to our customers of our purchasing solution is directly related to the breadth, depth and quality of products we sell through our marketplaces. Through the Chemdex Marketplace, we currently offer approximately 910,000 SKUs from approximately 2,200 suppliers. We have agreements with an additional 182 suppliers for approximately 570,000 additional SKUs which we plan to add to the Chemdex Marketplace. The following is a list of our most significant suppliers who have entered into agreements with us as of February 29, 2000:

   Amersham Pharmicia                            Bachem
   Beckman Coulter                               BioWhittaker
   Biotech                                       CHEMICON International
   Calbiochem                                    Cole-Parmer
   Clontech Laboratories                         Genome Systems
   Eppendorf Scientific                          Greiner America
   Forma Scientific                              HyClone
   Hitachi Genetic Systems                       Molecular Probes
   ICN Biomedicals                               Pierce Chemicals
   Incyte Pharmaceuticals                        Savant E-C
   PharMingen                                    Thomas Scientific
   Quidel Corporation                            United States Biologicals

   We currently have 13 employees who are responsible for maintaining existing relationships and establishing new relationships with suppliers.

   Promedix

   Promedix currently has relationships with approximately 500 specialty medical product suppliers, representing over 325,000 SKUs.

Strategic Relationships

   Through our relationships with industry leaders, we seek to optimize our technology architecture and operating capabilities, promote the widespread adoption of our system and enable our marketplace companies to increase their industry expertise and to reduce their time-to-market. The following is a description of our key strategic relationships.

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   Ventro

   IBM. In November 1999, we entered into a strategic relationship with IBM to provide Internet-based supply-chain solutions to the pharmaceutical and healthcare industries in the U.S. Under the terms of our alliance agreement, we and IBM will collaborate and define an offering of products and services to enable efficient supply chains for these industries. The alliance is intended to accelerate the deployment of e-business applications by combining our marketplace expertise with IBM's strengths in professional services and e-business implementation and technology. The agreement also provides that we will engage in joint sales and marketing activities for the combined offering. This agreement is non-exclusive and has a term of two years, although it may be terminated by either party at any time upon 30 days' prior notice.

   MarketLink Programs. In November 1999, we introduced our MarketLink Program, which is designed to provide a fully-configurable solution for large enterprises that integrates online marketplaces with third-party business-to-business e-commerce and ERP systems. We work with the industry's leading e-commerce companies to provide the necessary integration between their systems and the marketplaces of each of our companies. The program enables our vendors of enterprise procurement applications and ERP systems to integrate with the various Ventro marketplaces and provide enterprises with a complete e-commerce solution. The current participants in the MarketLink Program are Ariba, Commerce One, Concur Technologies and Sun Microsystems.

   Chemdex

   VWR. In April 1999, we entered into a strategic relationship agreement with VWR to jointly market VWR laboratory products using the Chemdex Marketplace. VWR is one of the laboratory supply industry's largest distributors. The agreement gives us the right to sell approximately 350,000 VWR-distributed SKUs to our customers through the Chemdex Marketplace and Labpoint, a hosted, co-branded Internet purchasing solution for VWR's existing and future customers that provides access to three categories of products:

  .  products distributed by VWR (VWR core products),

  .  products distributed by Chemdex (Chemdex core products), and

  . products that are not distributed by either VWR or Chemdex but are purchased from third parties (third-party products).

   With respect to sales of VWR core products, we act as an intermediary and forward orders received through the Chemdex Marketplace to VWR for fulfillment and customer service. We receive no fee for orders for VWR core products from VWR's 40 largest customers and we receive a minimal fee for all other orders for VWR core products forwarded to VWR. We are responsible for fulfillment and customer service for all Chemdex core products and orders for third-party products received from VWR customers through Labpoint. Under the terms of the agreement, VWR provides support for the purchase of third-party products in return for a fee which approximates VWR's costs incurred.

   VWR and Chemdex jointly market VWR core products and Chemdex core products to VWR's existing and new customers and jointly solicit several key existing VWR suppliers to distribute, market and sell their products through Labpoint. We believe the VWR strategic relationship will continue to enhance and broaden the Chemdex Marketplace, and the availability of third-party products will enable us to offer complete fulfillment capability to current and future VWR customers through Labpoint. We believe the VWR strategic relationship will facilitate adoption of the Chemdex Marketplace and Labpoint by VWR customers, which include major U.S. pharmaceutical and biotechnology companies, and will enable us to establish relationships with additional key suppliers and customers.

   Paul Nowak, the Chief Executive Officer of VWR, serves on our board of directors. In addition, VWR received 2,538,405 shares of our common stock. VWR is subject to contractual limits on their percentage ownership of our stock, except in connection with the acquisition of our stock by specified companies.

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   BIO. In May 1999, we and the Biotechnology Industry Organization, or BIO,
entered into a five-year, exclusive joint marketing agreement. As part of the joint marketing agreement, we agreed to discount the fees we charge to BIO members and contribute cash payments to a joint marketing fund, to be used in connection with both parties' obligations under the joint marketing agreement. In addition, we sold 187,500 shares of our common stock to BIO for a nominal amount in consideration for BIO's participation in these joint marketing activities.

   Promedix and Broadlane

   Tenet. Our strategic relationship with Tenet encompasses two Ventro marketplaces. In December 1999, we and Tenet announced the formation of Broadlane. Tenet will provide Broadlane access to the benefits of its existing buyer and supplier contracts of its BuyPower organization, which serves as a group purchasing organization for Tenet's hospitals and other members. BuyPower, according to Tenet, manages over 400 vendor contracts that generate more than $3 billion in annual purchases of total supplies, which are used by Tenet as well as non-Tenet institutions, including 10 acute care hospitals, 531 non-acute facilities and approximately 45,000 physicians. Two key members of Broadlane's management team were formerly officers of Tenet.

   Concurrent with the formation of Broadlane, Tenet and Promedix entered into an arrangement under which Promedix will be the exclusive supplier to entities for which Tenet acts as a purchasing agent of business-to-business e-commerce solutions for the purchase of specialty medical products for an eight-year term.

   We believe Tenet's network of customers and its purchasing power with suppliers provide Broadlane and Promedix with an advantage in obtaining critical mass within their respective marketplaces.

   Industria Solutions

   DuPont. In January 2000, we and DuPont announced the formation of Industria Solutions. DuPont is one of the largest purchasers of maintenance and engineering materials in the United States, and we believe that DuPont will shift procurement of materials to Industria Solutions over time. We believe this purchasing power can provide Industria Solutions with the ability to achieve scale rapidly. Industria Solutions will also benefit from DuPont's industry expertise.

Technology

   We have developed a purchasing solution that resides on our servers and is accessible by standard browsers, requiring minimal software installation at the customer site, and enabling rapid deployment of applications, enhancements and updates. We call this a "marketplace" for each applicable vertical market. For example, we refer to our solution for the life sciences industry as the "Chemdex Marketplace." Our production data center is hosted at Exodus Communication in Sunnyvale, California. This data center provides us with conditioned space and high bandwidth Internet connectivity.

   System Architecture. Our marketplaces include three layers of technology:

  . Process and Communication Layer. This layer integrates our system with our customers' client applications using Internet technology protocols that can pass through an enterprise's network security wall, such as http, ftp and EDI, to provide a seamless operation of the marketplace and purchasing solution. This layer is implemented using standard web servers, and supports standard Internet protocols such as http, ftp and XML.

  . Electronic Services Layer. This layer delivers all of our system's functionality. The marketplace and purchasing solution uses existing and proprietary software to deliver proprietary services including

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     Internet catalog development and maintenance tools, search functionality, workflow integration, product pricing and estimated shipping, handling and freight charges.

  . Enterprise Services Layer. This layer delivers some of the services required to run our system, including financial services, development and maintenance of the product master database, customer service systems and the data warehouse. To meet our unique scale requirements for product information management, we developed a proprietary data warehouse system.

   Customer Integration. Our purchasing solution can be configured and integrated to meet an enterprise customer's needs, including:

  . Customer View. The purchasing solution graphical user interface may be tailored for each enterprise customer, allowing an enterprise customer to select specific suppliers from our supplier list, and to customize the user's view in accordance with business rules and policies implemented by the purchasing department.

  . Login and Authentication. For enterprises that do not have a single authoritative directory services system enabling single login functionality across the enterprise, our purchasing solution provides an authoritative enterprise authentication and authorization list along with the user roles, credit limits and approval workflow. For enterprises that have a single authoritative directory services system, our purchasing solution directly integrates with the enterprise's authoritative data source to maintain the current permitted user list, and provides seamless access by the user and simple management for the enterprise.

  . Purchasing Application Integration. Our purchasing solution integrates with commercial purchasing applications, such as Ariba, as well as internally developed purchasing applications, through industry standard protocols for Internet purchasing.

  . Enterprise Specific Pricing. We have developed algorithms to support enterprise-specific pricing. This pricing can be implemented either by
     (1) pricing contract tables that list specific prices or (2) direct integration with the supplier systems to extract real time pricing and availability information.

   Search Services. Our search software leverages a combination of full text search and relational technology to deliver a unique search tool customized to a particular industry. For example, the search engine for the Chemdex Marketplace is customized to 11 levels of specific search categories associated with life sciences research products such as antibodies, enzymes or other compounds. Each of the product specific search levels also includes parametric searching capabilities to search for products with specific attributes, or ranges of attributes. Our acquisition of SpecialtyMD enhanced our search capabilities by providing us with technology that more easily ties specialized content to searches. This allows us to enable users to more readily access relevant content, and to provide faster searches based upon the parameters defined and the content accessed in prior searches.

   Product Pricing Estimation. We have developed algorithms to estimate shipping, handling and freight charges associated with any customer order. These algorithms integrate customer requirements for shipping delivery time, product weight and product type, including requirements for hazardous materials and product packaging such as blue ice. These algorithms provide users of our marketplaces with estimated shipping, handling and freight cost, and make appropriate decisions given their delivery timing requirements.

   Workflow. We have developed simple workflow technology to implement each enterprise customer's business rules and processes. These workflow rules include credit limit checks, multilevel approval and e-mail based notification of any order changes. This system streamlines the purchasing process by automating approval routing, and enables real time customer service through direct customer notification.

   Technical Support. We offer technical support to respond to any customer service disruption. In addition to off-the-shelf site instrumentation and monitoring software, we have developed custom monitoring agents that measure key application parameters. This software enables us to provide high quality technical support.

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Marketing, Sales and Support

   Ventro

   Our marketing efforts for Ventro focus on building Ventro's brand identity. We believe this will enhance our ability to enter into new vertical marketplaces and partner with industry leaders. The goal of our marketing efforts is to establish Ventro as the leading builder and operator of vertical marketplace companies and as a technology leader.

   Our marketing efforts address the attractiveness of business-to-business e-commerce as an alternative to traditional methods, and the advantages in particular of our solution. This educational process includes speaking engagements and relationships with business press and industry analysts. We believe the establishment of the Ventro brand will increase our ability to enter into strategic relationships with industry leaders in attractive vertical markets.

   The Ventro marketing team supports our business development efforts with respect to potential new vertical marketplaces, identifies key industry participants, evaluates the strengths of the target market, establishes a brand for the new marketplace and launches marketing of the new Ventro marketplace company. We anticipate that each of our marketplace companies will ultimately have its own marketing teams.

   Ventro Marketplace Companies

   Chemdex and Promedix have their own dedicated marketing efforts. We market and sell the Chemdex Marketplace and the Promedix Marketplace and purchasing solutions through a combination of our direct sales force, internal telemarketing sales and strategic relationships with partners such as VWR, Tenet and BIO. Since our potential customers and users fall within a defined market segment, we are able to identify and target the purchasing decision makers and potential users who will influence the decision to adopt a purchasing solution.

   Our sales and marketing approach is designed to help customers and suppliers understand both the business and technical benefits of these marketplaces and purchasing solutions, and to promote user adoption through one-on-one education and training. Our field sales force focuses on large pharmaceutical and biotechnology companies, large academic and research institutions for Chemdex, and hospitals, acute care facilities and healthcare professionals for Promedix. Our telephone sales group focuses on small biotechnology companies, smaller research institutions and smaller healthcare facilities. We are building an experienced professional services organization to facilitate the successful deployment of our purchasing solution, including integration with any ERP software and customization with the enterprise's business rules. We intend to expand our direct sales force and professional services organization and to establish additional sales offices domestically and internationally. Competition for sales personnel is intense, and we may not be able to attract, assimilate or retain additional qualified personnel in the future.

   We conduct a variety of marketing programs to educate our target market, create awareness and attract customers to our marketplaces. To achieve these goals, we leverage our existing customer base and engage in marketing activities such as seminars, direct mailings, trade shows, speaking engagements and website marketing. We also conduct comprehensive public relations programs that include establishing and maintaining relationships with key trade press, business press and industry analysts. In addition, we engage in marketing programs within our enterprise customers to educate, convert and train users and purchasing agents to use our marketplaces for their product orders.

   We believe that we can establish and maintain long-term relationships with our customers and suppliers, and encourage repeat visits and purchases by our customers if, among other things, we have good account management, customer support and service. Our customer support and service personnel handle general customer inquiries and basic technical questions, answer customer questions about the ordering process and investigate the status of orders, shipments and payments. We have automated some of the tools used by our customer support and service staff, such as tracking screens that let our support staff track a transaction by any of a variety of

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information sources. At any time in the purchasing process, a customer can access our support staff by fax or e-mail by following prompts located throughout our website or by calling our call center through our toll-free telephone line.

   As of February 15, 2000, we employed 123 individuals in our worldwide sales and marketing group. These individuals are located at Chemdex headquarters, Promedix headquarters, new customer sites, and in six regional offices, five in the U.S. and one in the United Kingdom.

Research and Development

   Our development organization is focused on developing and enhancing our enterprise purchasing solution, developing applications for and supporting our marketplaces, and maintaining and improving our technology, infrastructure and database. The development group is supported by our quality assurance group. As February 29, 2000, our research and development group was comprised of 134 employees responsible for software and system development and quality assurance. We anticipate that we will be expanding our research and development group to further develop our technology architecture and to support new Ventro marketplace companies. Our agreements with Broadlane and Industria Solutions provide that we will support their development and enhancement of their respective purchasing solutions. In return, these companies will reimburse us for our fully-burdened cost in providing this support.

   Research and development expenses were $197,000 in the period from inception through December 31, 1997, $3.4 million in 1998 and $17.7 million in 1999. To date, substantially all software development costs have been expensed as incurred. We believe that continued significant investments in research and development are required to remain competitive.

Proprietary Rights and Licensing

   Our success and ability to compete depends on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business operating results.

   Our success and ability to compete also depends on our ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed.

Competition

   The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the critical success factors for companies seeking to create Internet business-to-business e-commerce solutions include the following:

  .  quality and reliability of the Internet purchasing solution;

  .  breadth and depth of product offerings;


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  .  brand recognition;

  .  installed base of customers; and

  .  ease of use and convenience.

   We face competition from four main areas: other companies with e-commerce offerings, traditional suppliers and distributors in vertical marketplaces, companies that have developed their own purchasing solutions and enterprise software companies that offer, or may develop, alternative purchasing solutions. We could face further competition in the future from traditional suppliers and distributors that enter into business-to-business e-commerce over the Internet either on their own or by partnering with other companies. Traditional enterprise software companies, such as SAP, IBM and Oracle, could in the future develop and offer a competitive purchasing solution that our customers could customize to link to their suppliers. Additionally, emerging enterprise software companies such as Ariba and Commerce One offer purchasing solutions that could be customized to link to suppliers within particular industries. E-commerce sites such as VerticalNet, ProcureNet and Industry.Net may also indirectly compete with us in any individual vertical marketplace.

   Companies primarily focused on creating Internet purchasing solutions for the life sciences industry include SciQuest.com and Anderson Unicom Group. Traditional suppliers and distributors including Sigma Aldrich, Fisher Scientific International, Merck and VWR currently sell life sciences research products through paper catalogs and web sites.

   Within the healthcare products industry, Promedix's principal competitors are large regional distributors such as Tri-anim and Primesource Surgical, which represent products in several sub-specialities. Many manufacturers who sell directly also have rudimentary e-commerce sites for their own products. Indirect competitors of Promedix are large commodity distributors and group purchasing organizations. The largest medical distributor--Allegiance Healthcare--has released an e-commerce site called ASAP E-Comm, designed to sell the commodity products that Allegiance represents. Premier, the largest group purchasing organization, has released Premier Select, a site targeted to the physician and long-term care market, that contains only those products that Premier has contracted with manufacturers to sell. Our principal Internet competitors are Neoforma.com, Medibuy, MedAssets and to a lesser extent Cimtek Medical and mrn.com. Specialty medical products are also sold in limited quantities by smaller Internet companies, like Surgical911.com, and by consumer-oriented sites, like Medsite.

   Our current and potential competitors may develop superior Internet purchasing solutions that achieve greater market acceptance than our solution. Many of our existing and potential competitors, including large traditional distributors, have longer operating histories in the life sciences research products market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors can undertake more extensive marketing campaigns for their brands, products and services, adopt more aggressive pricing policies and make more attractive offers to customers, potential employees, distribution partners, commerce companies and third-party suppliers.

   In addition, substantially all of our prospective customers have established long-standing relationships with some of our competitors or potential competitors. Accordingly, we cannot be certain that we will be able to expand our customer list and user base, or retain our current customers. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition.

Government Regulation

   In addition to regulations applicable to businesses generally, we are or may be subject to direct regulation by governmental agencies, including those listed in the bullet points below, which includes numerous laws and regulations generally applicable to the chemical, pharmaceutical, controlled substances, human and biological reagents, medical and in vitro devices, nuclear chemical businesses and environmental spills, as well as U.S.

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

import and export controls and import controls of other countries. We receive orders from purchasers for our products that we then electronically transmit to the appropriate suppliers. The suppliers then package, label and ship products directly to these purchasers. We take legal title to the products, but do not take physical possession of a shipment during any part of the transaction. Legal title generally passes to the purchaser at the time of product shipment; however, if the chemicals or other products are returned, we also have legal title during the shipment of the returned products.

   We have been and intend to continue relying upon our suppliers to appropriately package and label and maintain all records on the products, as required in accordance with local, state and federal laws. We have been, and intend to continue, relying upon suppliers and purchasers, if necessary, to acquire and maintain all appropriate licenses and approvals, as well as maintain all required records. Our various legal arrangements with suppliers may not have successfully transferred all liabilities concerning these responsibilities, but those legal arrangements are under continuing review and are being revised. We rely on the suppliers' regulatory staff to confirm that the purchasers also have all appropriate governmental licenses and permits and expertise needed to order, receive and use any regulated products they have purchased. We are unable to verify the accuracy of our suppliers' regulatory staff determinations and their decisions whether or not to ship a product to a purchaser.

   Our reliance on suppliers to perform adequate regulatory due diligence assessments of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are held to need our own licenses or otherwise separately comply on our own with governmental regulatory requirements. For example, if we are held by governmental agencies to be a seller or a distributor of regulated products because we did take legal title, we may have inadvertently violated governmental regulations by not having the appropriate license or permit, not maintaining appropriate records required by regulations or otherwise not complying with governmental requirements, and we may be subject to potentially severe civil or criminal penalties and fines for each offense or violation. A review of these sales in May through July 1999, excluding sales relating to Promedix and SpecialtyMD, which were acquired later and are discussed separately below, found that sales through our Chemdex Marketplace were generally made to academic or commercial purchasers and not to individuals. As described below, those suppliers indicated to us that they regularly perform due diligence by checking whether purchasers have the requisite licenses and qualifications. These facts could minimize the potential severity of any civil or criminal penalties and fines that could be imposed on us for each of these sales.

   We intend to continue to investigate our sales of regulated products and have discussed with some governmental regulatory agencies whether these sales required us, in addition to our suppliers, to obtain a license or permit and maintain government-mandated records. We intend to continue to pursue these discussions. We may also seek clarification of whether our prior sales of these products will subject us to any governmental, civil or criminal penalties, including monetary fines and injunctions or other enforcement actions. We cannot assure you that any civil or criminal penalties or fines will not seriously harm our business, results of operations or financial condition. In addition, we may discover that we inadvertently sold other regulated products without a requisite license or permit or failed to fully comply with other local, state or federal laws governing these sales.

   In addition to reviewing our past sales, during the period from May through July 1999, we conducted interviews with those suppliers that accounted for approximately 75% of prior sales. We chose to interview these suppliers because they are a representative cross-section of our suppliers that we believe may sell regulated products. Beginning in February of this year, we updated and expanded those interviews by conducting additional discussions with our six suppliers in Canada. In both the domestic and foreign supplier interviews, we asked if they verify that the purchasers have the necessary federal licenses before making shipments and if they comply with applicable labeling and packaging requirements. We also asked the suppliers whether they were aware of any diversions or chemical spills, or of any past, pending or threatened fines, violations, penalties, litigation, complaints or investigations regarding their shipment of products to our customers. In the course of these discussions, the suppliers informed us that they have all of the appropriate governmental licenses and permits, and they routinely, as a matter of practice, verify whether the purchasers have the relevant licenses or permits, and comply with the labeling, packaging and intended use requirements. The suppliers also indicated that they are not aware of any diversions or past, pending or threatened fines, violations, penalties, litigation, complaints,

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

proceedings or investigations regarding their shipment of products to our customers. However, some suppliers have had small spills and been subject to fines for these spills and for failure to provide information on hazards or health risks presented by products, but they could not identify whether orders to our customers were involved. Furthermore, we are unable to verify the accuracy of suppliers' statements that they have in the past complied, or will in the future comply, with laws applicable to these sales. In addition, we did not conduct investigations of all suppliers in the Chemdex database, and we do not have any current plans to do so. We could be significantly fined or exposed to significant civil or criminal liability, or suffer negative publicity, if these licensing, packaging, due diligence, labeling, informational and other regulatory requirements have not been fully met by our suppliers or by us.

   During the period from May through July 1999, we also reviewed the list of products in our current database to identify any products for which we may need a license or permit to sell. We identified approximately 14,000 of those products that may be regulated, and we have evaluated their status. They have either been removed from our database, or been flagged so that we will not in the future sell them, but instead will refer the purchasers of these flagged products directly to suppliers. In some instances, we have sought, or may in the future seek, appropriate licenses or registrations enabling us to return certain products to the database. We cannot be sure that all regulated products requiring us to have a license to sell have been removed from, or flagged in, the database. In addition, new products that require us to obtain governmental licenses or permits may be inadvertently added to our database. However, we have instituted new quality control procedures to routinely screen our growing database, as well as increase the scrutiny of new products proposed to be added to the database to eliminate those products for which we are required to have licenses or permits in order to sell or distribute the products. Alternatively, we will continue to apply for appropriate licenses, registrations and, in some instances, exemptions, so certain products may be returned to the database. A regulatory compliance officer was hired in 1999 to oversee these matters, as well as the overall compliance of our Chemdex Marketplace.

   In February 2000, we acquired Promedix, which was not involved in the earlier reviews discussed above. Regarding sales by Promedix, we currently rely on suppliers to meet the various regulatory requirements applicable to the sale of these products, including specialty medical products regulated by the FDA. It is noteworthy that Promedix has only conducted limited sales and that those sales have all been to large hospitals or medical centers, which are qualified and knowledgeable with regard to the regulatory requirements and the use of the products. We seek to rely upon our suppliers by passing all regulatory responsibilities to them, and to obtain indemnification from suppliers in our agreements with them. However, the transfer of the applicable regulatory liabilities may be inadequate, unclear or incomplete, the scope of the indemnification is limited and some suppliers may be unable or unwilling to indemnify or defend us in the future. Our existing legal arrangements with suppliers are being reviewed and will be improved on a continuing and regular basis. We have not verified whether those suppliers have met all applicable regulatory requirements or that their compliance is adequate or sufficient to comply with all governmental requirements. We have, however, conducted limited interviews with three of Promedix's suppliers. While this survey is not exhaustive, it did indicate that the suppliers interviewed were knowledgeable about the relevant FDA and other regulatory requirements, and did, for example, file adverse event reports, maintain appropriate complaint reports, consistent with current Good Manufacturing Practice (GMP) regulations, as well as maintain other required records relating to sale and use of devices and products purchased through Promedix. If their compliance or ours is found by the FDA not to be sufficient to cover our sales activities, we could be subject to significant penalties or fines, significant civil or criminal liability as well as potential negative publicity. We could also be subjected to regulatory enforcement actions, fines and other liabilities, as well as product and revenue loss and recall costs, if the products are improperly manufactured, described, advertised on our website, represented, labeled, used or otherwise do not perform as expected. The events described above could seriously harm our business, revenues, results of operations and financial condition.

   The packaging, labeling, supply, sale and distribution of medical devices for clinical use are subject to direct governmental agency regulation, which includes FDA laws and regulations generally applicable to medical supplies and healthcare businesses, as well as U.S. export controls and import controls of other countries, and

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

including controls on the use and distribution of some specialty medical products. FDA laws and regulations include requirements that distributors of medical devices establish and maintain device complaint records and adverse event or incident reports for any written, electronic or oral complaint received pertaining to distributed medical devices, and that those reports are investigated pursuant to a documented protocol. FDA laws and regulations also include the requirement that distributors maintain records of distribution of certain medical devices and provide reports to device manufacturers for the purpose of tracking device distribution. Promedix continues to rely on suppliers to meet all of these FDA requirements, but it may also be required to do so itself. Promedix continues to rely on its suppliers to perform adequate due diligence to confirm that purchasers hold all appropriate licenses needed to order, receive and use medical devices and also that purchasers are complying with product labeling requirements and they are not otherwise diverting or misusing medical devices for purposes other than those set forth in any FDA-approved product labeling.

   Any failure to comply with applicable FDA laws and regulations could subject us to civil and/or criminal liability, regardless of whether our suppliers are maintaining FDA-required records. Regarding compliance with the various statutory and regulatory requirements that relate to our involvement in the sale of specialty medical products, there are, to our knowledge, currently no investigations, inquiries, citations, fines or allegations of violations, diversions or inappropriate use or noncompliance pending by government agencies or by third parties against us. It is possible that there may be investigations or allegations in the future. We are currently reviewing applicable FDA requirements with regard to present and continuing compliance, particularly concerning various licensing and sales issues. There is a risk that the FDA may not accept our reliance on Promedix's suppliers to satisfy any or all of the FDA's requirements for device distributors, and the risk that any noncompliance may occur in the future is currently unknown. As we expand our offering to other products, we may be subject to additional government regulation. Although any potential impact on us for noncompliance cannot be established, it could seriously harm our business, financial condition and results of operations, result in adverse publicity and could result in civil or criminal penalties and liabilities. We intend to carefully review the regulatory consequences and impacts of these additional product offerings before they are implemented.

   On December 28, 1999, President Clinton announced that he will ask Congress in 2000 for new legislation to regulate the sale of pharmaceuticals on the Internet. These new laws will give the FDA authority to inspect and assess whether Internet pharmacies are in compliance with FDA regulations. Although the focus of the announcement was on prescription pharmaceuticals, it is possible that the scope of the new legislation may also include prescription medical devices, such as those sold by us through the Promedix Marketplace. At this time it is difficult, in the absence of specific legislative proposals, to assess the potential impact of any new legislation on us, as to whether it will have a significant adverse effect in terms of increasing regulatory requirements and the attendant costs, as well as preclude our continuing reliance on the activities of our suppliers to satisfactorily comply with applicable federal regulations.

   In February 2000, we acquired SpecialtyMD. The activities of SpecialtyMD were not a part of the earlier reviews discussed above. It is important to note that SpecialtyMD sells no pharmaceuticals, medical devices, chemicals or substances triggering any FDA or other governmental regulation. Instead, SpecialtyMD provides a portfolio of medical specialty websites for specialist physicians. There is no litigation or past, pending, threatened or any alleged violation, fine, citation, inquiry, notice or regulatory diversion involving SpecialtyMD. SpecialtyMD relies upon third parties and pharmaceutical or medical device companies, that provide the information on medical practices and product descriptions that it publishes on its website for accuracy and to avoid violating any regulatory requirements. SpecialtyMD seeks to clarify responsibilities and liabilities in both existing and future legal arrangements with providers and companies advertising their products on its website. SpecialtyMD also seeks to accompany the information it provides with appropriate disclaimers regarding its responsibility for the accuracy and content of third party information. However, these disclaimers and legal arrangements may not be effective in transferring all liability for any misstatements, errors, defamation, libel, slander or other legal or regulatory liabilities that may arise from or be embedded in the information published by SpecialtyMD. We will be conducting a thorough review of these legal arrangements, and will revise them where appropriate. However, it is possible that all legal and regulatory responsibilities cannot be transferred.

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

Accordingly, it is possible that significant fines, penalties or judgments could result from the information provided and the activities of SpecialtyMD.

   Under the terms of our agreement with VWR, VWR provides support for the purchase of third-party, off-catalogue products, where purchasers may order products not listed in our database. A review of products previously sold under this arrangement is underway, but has not yet been completed. The type and nature of these products cannot be anticipated. To help avoid inadvertent future sales of products for which we would be required to hold governmental licenses or permits, we are in the process of putting limitations on VWR off-catalogue sales by removing certain regulated categories of compounds and implementing a screening process to prevent ordering of regulated products for which appropriate licenses and permits are not available. For purchases of those products, we intend to refer the purchaser directly to the suppliers, so that we are not involved in their sale. We cannot be sure that we may not inadvertently sell or cause to be sold and shipped products for which we should have the required governmental licenses or permits.

   We have also relied on our suppliers to comply with applicable local, state and federal laws regarding the labeling and the dissemination of information on any products sold that may be hazardous or present a health threat to the user. If these suppliers have failed, or we have failed to maintain the requisite records irrespective of the actions of its suppliers, or if either of us fails, in the future, to adequately comply with labeling and information dispensing requirements of local, state or federal laws, then we may be held legally responsible, since we briefly held title to these products, and could be subject to governmental penalties or fines, as well as private lawsuits to enforce these laws.

   Finally, we have relied upon our suppliers to obtain appropriate approvals for products regulated by the FDA and to comply with the requirements relating to those approvals and products. The failure of suppliers to obtain or comply with those approvals, or the failure of the product advertising or labeling to be consistent with the FDA approval for the products, or other failures by the products themselves, or our failure to keep regulatory records required by the FDA, such as complaint files, could result in costly product recalls, significant fines and judgments, civil and criminal liabilities and negative publicity.

   We intend to offer for sale products only to qualified purchasers. Unless we have the necessary licenses, permits, authorizations and approvals, or an exemption or exclusion applies, we do not intend to offer for sale or cause to be sold products that are, for example:

  . prescription or over-the-counter human or animal drugs that are regulated by the FDA;

  . radioactive materials that are regulated by the Nuclear Regulatory Commission or state and local governmental authorities unless we have appropriate licenses or permits;

  . biological products intended for the treatment of humans or animals, and that are regulated respectively by the FDA and U.S. Department of Agriculture (USDA);

  . pathogenic bacteria or viruses that may introduce any contagious or infectious disease of man or animal and which are regulated by the Centers for Disease Control and Prevention and USDA as Select Agents;

  . controlled substances that are regulated by the Drug Enforcement Agency and whose distribution requires a registration;

  . products to be imported or exported (no products are currently exported) that are regulated by the U.S. Department of Commerce or other regulatory agencies;

  . explosive materials for which a license, permit or authorization is required under Bureau of Alcohol, Tobacco and Firearms regulations;

  . ozone-depleting substances that are subject to production and importation bans under the Federal Clean Air Act and the Montreal protocol; and

  .  certain polychlorinated biphenyls and asbestos-containing materials.

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

   We intend to continue to sell products for which we do not need a governmental license, permit, authorization or approval, or for which an exemption or exclusion applies, and will seek to comply, either directly or through our suppliers, with applicable local, state and federal laws and regulations governing the sale, packaging and labeling of these products, dispensing of information on health risks and hazards about a chemical and recordkeeping concerning these products. However, our suppliers and we may inadvertently fail to comply with applicable laws in the future. Noncompliance could seriously harm our business, results of operations and financial condition because of civil or criminal penalties and fines and negative publicity.

   For sales of VWR core products under our agreement with VWR and under agreements with a limited number of other suppliers, we act as a sales agent. In these situations, we do not take title to, or have possession of, these suppliers' products. We rely on VWR and these other suppliers to comply with all applicable local, state and federal laws. Although we are acting as a sales agent for these suppliers and do not, in this situation, take legal title to, or possession of, these products, we may still be held liable if we cause to be sold regulated products to purchasers who lack required licenses to use, store and receive these products and if the suppliers of these products have failed to adequately comply with local, state or federal laws.

   Researchers and others who are not affiliated with an enterprise customer may register to purchase through our Chemdex Marketplace. Although we require unaffiliated users to provide information about themselves, we do not independently verify the accuracy of this information. Because we do not generally meet unaffiliated users in person or visit their work sites, we are even less able to gauge whether they have appropriate storage facilities, permits or licenses compared to enterprise customers with which we generally have some direct contact or knowledge of their reputations. Therefore, we cannot be sure that we will not inadvertently sell, or cause to be sold or delivered, products for which the purchasers lack appropriate local, state or federal licenses or permits or expertise or experience to handle or use these products. We may also be subject to significant civil or criminal penalties, fines or monetary judgments as well as negative publicity, if purchasers misuse or spill, or injure themselves or third parties with, the products purchased from us.

   We are unaware of any current investigations, inquiries, citations, fines or allegations of violations or noncompliance pending by government agencies or by third parties against us. It is possible that there may be investigations or allegations we are not aware of or future investigations or allegations. We are continually reviewing applicable requirements with regard to past, present and continuing compliance, particularly concerning various licensing and sales issues. The risk that any noncompliance may be discovered in the future is currently unknown. Although any potential impact on us for noncompliance cannot currently be established, it could result in significant civil or criminal penalties, including monetary fines and injunctions, for noncompliance and negative publicity, and seriously harm our business, revenues, results of operations and financial condition.

   Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is also possible, in addition to the above-listed examples of existing laws and regulations, as well as new tax laws and regulations, that new laws and regulations may be adopted or interpreted by the United States and foreign governments, to address the sale and distribution of products utilizing the Internet. In addition, it is possible that governments will enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities.

   Irrespective of President Clinton's announcement that he will ask Congress to enact legislation extending the FDA's inspection authority over drugs and possibly other medical products sold over the Internet, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of the existing laws and regulations were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Any export or import restrictions, new legislation or regulation, or governmental enforcement of existing regulations may limit the growth of the Internet, may seriously harm us by increasing our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenues, results of operations and financial condition.

Employees

   As of February 15, 2000, we had 354 full-time employees, including 134 in research and development, 123 in supplier relations, sales and marketing, 25 in professional services and customer support and 72 in general and administrative functions. We also employ independent contractors to support our engineering, marketing, sales and support, and administrative organizations.

Facilities

   Our executive, administrative and operating offices are located in approximately 106,000 square feet of leased office space located in Mountain View, California under a lease expiring in February 2005. We also have approximately 10,000 square feet in Palo Alto, California pursuant to a lease that expires in March 2003. In addition, we have approximately 63,000 square feet in Salt Lake City, Utah, under two leases expiring in November 2000 and October, 2005. We also maintain sales offices in Ann Arbor, Michigan, Princeton, New Jersey and the United Kingdom.

Legal Proceedings

   On March 3, 2000, Chemidex, Inc. filed a complaint in the United States District Court, District of Kansas (File No. 00-2107) alleging infringement of its service mark registration, unfair competition and false designation of origin and false representation. Chemidex is seeking, among other relief, a preliminary and permanent injunction from us using the Chemdex and Chemdex.com marks, including the Chemdex website domain name, and compensatory damages. Based on our preliminary investigation, we believe that we have meritorious defenses to Chemidex's claims and intend to vigorously defend ourselves in any litigation that may arise from these claims. We are unable at this time to predict the outcome of this litigation. If any litigation were to be decided adversely to us, we could be enjoined from future use of the names Chemdex and Chemdex.com and we might be required to pay substantial damages. See "Risk Factors--We depend on our intellectual property rights and are subject to the risk of infringement or loss of rights."

                                  MANAGEMENT

Directors and Executive Officers

   Set forth below is information regarding our directors and executive officers as of March 1, 2000.

Name                       Age                    Position
----                       ---                    --------
David P. Perry............  31 President, Chief Executive Officer and Director
Pierre V. Samec...........  36 Chief Information Officer
Robin A. Abrams...........  48 Chief Operating Officer
James G. Stewart..........  47 Chief Financial Officer and Assistant Secretary
Neil E. de Crescenzo......  38 President and General Manager, Chemdex
John Thorpe...............  50 President and General Manager, Ventro Europe
J. Barrie Keiser..........  38 President, Promedix
James S. Wambach..........  46 Vice President, Worldwide Sales
David A. Weber............  46 Vice President, Supplier Relations
Martha D. Greer...........  46 Vice President, Marketing
Brook H. Byers............  54 Chairman of the Board
Charles R. Burke..........  57 Director
Jonathan D. Callaghan.....  31 Director
William C. Klintworth,
 Jr. .....................  48 Director
Paul J. Nowak.............  45 Director
John A. Pritzker..........  46 Director
Naomi O. Seligman.........  66 Director
L. John Wilkerson.........  56 Director

   David P. Perry co-founded us in September 1997 and has served as our President, Chief Executive Officer and a director since September 1997. From December 1995 to April 1997, he co-founded and served in various positions, including Chief Executive Officer, of Virogen, Inc., a biotechnology company. Mr. Perry has also held various positions at Exxon Corporation, including as a Refinery Operations Supervisor from January 1994 to May 1995, a financial analyst from March 1993 to January 1994, a project manager from September 1992 to March 1993 and an engineer from September 1990 to March 1992. Mr. Perry holds an M.B.A. from Harvard University and a B.S. in chemical engineering from the University of Tulsa.

   Pierre V. Samec joined us in July 1998 as our Chief Information Officer. Prior to joining us, Dr. Samec held various positions at Charles Schwab and Co., Inc., a financial services company, including as its Senior Vice President, Retail Technology from February 1998 to July 1998, its Vice President, Software Engineering from July 1996 to January 1998 and its Vice President and Architect from January 1996 to June 1996. From August 1993 to December 1995 Dr. Samec also served as the Vice President, Software Engineering of Quintus Corporation, a software company, Dr. Samec holds an engineering degree from Ecole des Mines de Paris and an M.S. and Ph.D. in geophysics from Stanford University.

   Robin A. Abrams joined us in June 1999 as our Chief Operating Officer. Prior to joining us, Ms. Abrams served as the President of Palm Computing Inc. and the Senior Vice President of 3Com Corporation from February 1999 to June 1999. Ms. Abrams served as the President of VeriFone Inc., a secure payment systems company and a subsidiary of Hewlett-Packard, from March 1998 to February 1999, and as the Vice President of the Americas of VeriFone from February 1997 to March 1998. From June 1996 to February 1997, Ms. Abrams was the Senior Vice President of Apple Computer, Inc. and the President of Apple Americas, and from December 1994 to June 1996, Ms. Abrams served as the Vice President and General Manager of Apple Asia. Ms. Abrams holds a B.S. in political science and history and a J.D. from the University of Nebraska.

   James G. Stewart joined us in February 1999 as our Chief Financial Officer. Previously, Mr. Stewart served as the Chief Financial Officer of CN Biosciences, Inc., a chemical manufacturing and distribution company, from June 1995 to March 1999, and the President of CN Corporation, the principal operating division of CN Biosciences, Inc., from March 1998 to March 1999. From April 1994 to April 1995, Mr. Stewart served as the Chief Financial Officer of Fightertown Entertainment, Inc., a virtual reality entertainment company. From November 1988 to April 1994, Mr. Stewart held various positions at Verteq, Inc., a semiconductor equipment company, including most recently as its Chief Financial Officer. Mr. Stewart was formerly an Audit Partner of Arthur Young & Co. Mr. Stewart holds a B.S. in business from the University of Southern California.

   Neil E. de Crescenzo joined us in January 2000 as the President and General Manager, Chemdex. Prior to joining us, Mr. de Crescenzo served as Global Services Executive for IBM Global Services from August 1999 to December 1999. Mr. de Crescenzo served as Director of Global Strategy for IBM Corporation's Public Sector business unit from January 1999 until August 1999, and as Director of Global Marketing and Business Development for IBM Corporation's Global Healthcare business unit from October 1996 until January 1999. From October 1994 to October 1996, Mr. de Crescenzo was a principal with New Health Ventures, an operating unit of Blue Cross Blue Shield of Massachusetts. Mr. de Crescenzo holds a B.A. in political science from Yale University.

   John Thorpe joined us in March 2000 as the President and General Manager, Ventro Europe. Prior to joining us, Mr. Thorpe held various positions at GE Information Systems and was the Corporate Vice President and President of Europe, the Middle East and Africa from 1997 to 1999, where he sat on the GE Chief Executives Council for Europe. Mr. Thorpe served as the Managing Director of International Network Services, a provider of solutions for complex enterprise networks, from 1994 to 1995. Mr. Thorpe holds a B.A in business studies from Portsmouth University, England.

   J. Barrie Keiser joined us in February 2000 as the President of Promedix. Prior to joining us, Mr. Keiser served as the President and General Manager of Promedix from August 1999 to February 2000. Prior to joining Promedix, Mr. Keiser served as the Corporate Vice President of Allegiance Healthcare, a provider of health-care products and cost-management services from July 1996 to August 1999. Mr. Keiser served as the Vice President, Integrated Distributions Services of Baxter International from October 1994 to July 1996. From April 1991 to October 1994, Mr. Keiser served as the Vice President, General Manager of ValueLink Business Center. Mr. Keiser holds a B.S. from Indiana University.

   James S. Wambach joined us in September 1998 as our Vice President, Worldwide Sales. Prior to joining us, Mr. Wambach served as the Senior Vice President of North American Sales Operations of Forte Software, Inc., a software company from January 1997 to June 1998. From January 1990 to December 1996, Mr. Wambach served in various positions at Sybase, Inc., a software products and services company, including most recently as its Vice President and General Manager from October 1995 to December 1996. Prior to that time, Mr. Wambach has served in various positions at Oracle Corporation, a database management and business applications company. Mr. Wambach holds a B.S. in business administration from Ohio State University.

   David A. Weber joined us in February 1999 as our Vice President, Supplier Relations. Prior to joining us, Mr. Weber served as the Vice President, Marketing at Amersham Pharmacia Biotech, a scientific services and tools company, from October 1997 to February 1999. He also served as the Vice President, Direct Marketing from May 1995 to October 1997 and as Area Director from 1990 to 1995, of Pharmacia Biotech, a division of Pharmacia & Upjohn, Inc. Mr. Weber holds a B.S. in biochemistry from Rutgers University.

   Martha D. Greer joined us in January 1999 as our Vice President, Marketing. Prior to joing us, Dr. Greer served as Vice President, Merchandise Management of Egghead, Inc., an online seller of computers and computer-related products, from January 1997 to November 1998. Dr. Greer was employed as an independent consultant from January to December 1996. From November 1992 to January 1996, Dr. Greer served in various positions at PC Connection, a computer direct marketing company, including as its Vice President, Product Management from September 1994 to January 1996, as its Vice President, Marketing from September 1993 to

September 1994, as its Director, Marketing from May 1993 to September 1993 and as its Director, Business Development from November 1992 to May 1993. Dr. Greer holds a B.A. in linguistics from Macalester College and a Ph.D. in experimental psychology from Harvard University.

   Brook H. Byers has served as one of our directors since May 1998 and as Chairman of the Board since March 1999. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm which he joined in 1977. He was the founding president and chairman of four lifesciences companies: Hybritech Inc., IDEC Pharmaceuticals Corporation, InSite Vision Inc. and Ligand Pharmaceuticals Inc. Mr. Byers currently serves as a director of drugstore.com and a number of privately-held technology companies. Mr. Byers serves on the board of directors of the University of California, San Francisco Foundation and the California Healthcare Institute. Mr. Byers holds a B.S. in electrical engineering from Georgia Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

   Charles R. Burke has served as one of our directors since January 1998. Dr. Burke has served as the President of Monument Partners, Inc., a consulting firm, since January 1998. From January 1994 to December 1997, he served as the Chief Executive Officer of Research Biochemicals Incorporated, a research reagent supply company. Dr. Burke is also a director of Endogen, Inc. Dr. Burke holds an A.B. in chemistry from Cornell University, a M.A. with honors in biology from Colgate University and a Ph.D. in biochemistry from the University of Illinois.

   Jonathan D. Callaghan has served as one of our directors since September 1997. Mr. Callaghan has been a general partner of CMG@Ventures, a venture capital firm, since September 1997. Previously, from June 1991 to June 1995, Mr. Callaghan was an associate of Summit Partners, a venture capital firm. Mr. Callaghan also serves as a director of Vicinity Corporation. Mr. Callaghan holds a B.A. in government from Dartmouth College and an M.B.A. with distinction from Harvard University.

   William C. Klintworth, Jr. has served as one of our directors since February 2000. Mr. Klintworth served as Chairman and director of Promedix and its Chief Executive Officer since January 1999. Prior to that, from May to October 1998, he served as the Chief Development and Acquisition Officer of HTD Corporation, a national medical specialty distribution company. From April 1997 to May 1998, he served as Chief Executive Officer of Triad Medical, a medical products distributor. He served as Chief Executive Officer of Medical Companies Alliance, a medical products distributor until March 1997. Mr. Klintworth holds a B.S. in business administration from Southern Methodist University.

   Paul J. Nowak has served as one of our directors since November 1999. Mr. Nowak has served as the President and Chief Executive Officer of VWR Scientific Products since August 1999. He also serves as a director of VWR. Mr. Nowak has worked at VWR in various capacities for over 22 years, most recently as Executive Vice President of Sales and Marketing from January 1998 to August 1999, as Senior Vice President of Sales from July 1995 to January 1998, and as Senior Vice President of Operations from January 1995 to July 1995.

   John A. Pritzker has served as one of our directors since March 1998. Since 1988, Mr. Pritzker has served as President of the Red Sail Companies, sports, retail and entertainment companies which he founded, Mandara Spa LLC, a spa company which he founded, and Hyatt Ventures, Inc., a venture capital firm. Mr. Pritzker served as a Divisional Vice President of Hyatt Hotels and Resorts from 1984 to 1988. Mr. Pritzker served as director of Ticketmaster Group, Inc. for five years. He holds an A.A. from Menlo College.

   Naomi O. Seligman has served as one of our directors since June 1999. Ms. Seligman is a co-founder and has served as a senior partner of the Research Board, Inc., an information technology research group, since 1975. Ms. Seligman currently serves as a director of The Dun and Bradstreet Corporation. Ms. Seligman holds a B.A. in economics with high honors from Vassar College and an M.B.A. from the London School of Economics.

   L. John Wilkerson has served as one of our directors since March 1999. Dr. Wilkerson is a co-founder and has been a general partner of Galen Associates, a venture capital firm, since May 1990, and has been a consultant to The Wilkerson Group, a health care products consulting firm, since May 1996. Previously, Dr. Wilkerson served as a Vice President of Smith Barney. He is currently a director of British Biotech Plc, Stericycle, Inc. and TheraTX, Incorporated. Dr. Wilkerson holds a B.S. in plant science from Utah State University and an M.S. and Ph.D. in economics from Cornell University.

Board of Directors

   Directors are elected annually at the annual meeting of our stockholders and serve for the term for which they are elected and until their successors are duly elected and qualified. Our bylaws currently provide for a board of directors comprised of ten directors.

Board Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee of the board of directors consists of Messrs. Burke and Wilkerson. The audit committee reviews our financial statements and accounting practices and makes recommendations to the board of directors regarding the selection of independent auditors. The compensation committee of the board of directors consists of Messrs. Burke, Byers and Callaghan. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Mr. Byers is chairman of the compensation committee.

Director Compensation

   None of our directors are paid any fee or other compensation for acting as a director, although directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. Directors who are employees of ours are eligible to participate in our 1998 Stock Plan and participate in our 1999 Employee Stock Purchase Plan.

   In February 1998, we granted Charles Burke an option to purchase 7,500 shares of common stock under the 1998 Stock Plan at an exercise price of $.10 per share and in July 1998, an additional option to purchase 17,500 shares of common stock under the 1998 Stock Plan at an exercise price of $.15 per share. These options vest over a four-year period. In July 1999, we granted Messrs. Byers, Callaghan and Pritzker, Drs. Burke and Wilkerson and Ms. Seligman 12,500 stock options each under the 1999 Directors' Stock Plan at an exercise price of $15.00 per share. These options are fully vested. In November 1999, we granted Mr. Nowak 12,500 options under the 1999 Directors' Stock Plan at an exercise price of $56.50 a share. Mr. Nowak's options are fully vested.

   1999 Directors' Stock Plan

   Our 1999 Directors' Stock Plan was adopted by the board of directors in May 1999 and was approved by the stockholders in July 1999. A total of 250,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to our nonemployee directors. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent conflicts of interests arise, it is expected that they will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which this director has a personal interest.

   The Directors' Plan provides that each person who is or becomes a nonemployee director of Ventro will be granted a nonstatutory stock option to purchase 12,500 shares of common stock on the date on which the optionee first becomes a nonemployee director of Ventro. On the date of our annual stockholders meeting, each of our nonemployee directors will be granted an additional option to purchase 5,000 shares of common stock if, on that date, he or she has served on our board of directors for at least six months.

   The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one non-employee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by the optionee. The Directors' Plan provides that each option granted under the Directors' Plan shall vest and become exercisable in full immediately upon grant of the option. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be one of our directors, exercise options granted under the Directors' Plan. If he or she does not exercise the option within this 90 day period, this option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

   In the event of a sale of all or substantially all of our assets, our merger with or into another corporation or any other reorganization of Ventro in which more than 50% of our shares entitled to vote are exchanged, each nonemployee director shall have the right to exercise each option immediately prior to completion of the transaction. The board of directors may amend or terminate the Directors' Plan; however, these actions may not adversely affect any outstanding option. We will obtain stockholder approval for any amendment to the extent required by applicable law. If not terminated earlier, the Directors' Plan will have a term of ten years.

Compensation Committee Interlocks and Insider Participation

   None of the members of our compensation committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Executive Compensation

   The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1999 paid to our Chief Executive Officer and our next four most highly compensated executive officers who were serving as executive officers as of December 31, 1999. All options granted by the board of directors prior to February 16, 1999 allowed for early exercise subject to our right to repurchase. The number of securities underlying options in the "Long-Term Compensation" column includes securities issued upon the exercise of options subject to our right to repurchase at cost.

                                                                     Long-Term
                                                                    Compensation
                                               Annual Compensation     Awards
                                               -------------------  ------------
                                                                     Number of
                                                                     Securities
                                                    Salary           Underlying
         Name and Principal Position          Year   ($)     Bonus  Options (#)
         ---------------------------          ---- -------- ------- ------------
David P. Perry............................... 1999 $192,551 $   --        --
 President, Chief Executive Officer           1998   98,375  20,000       --
 and Director                                 1997   14,088     --        --


David A. Weber............................... 1999  333,839  50,000       --
 Vice President, Supplier Relations           1998      --      --    200,000
                                              1997      --      --        --


Pierre V. Samec.............................. 1999  235,060 100,000    75,000
 Chief Information Officer                    1998   83,333 150,000   225,000
                                              1997      --      --        --


Martha D. Greer.............................. 1999  197,441 125,000   235,000
 Vice President, Marketing                    1998      --      --        --
                                              1997      --      --        --

James S. Wambach............................. 1999  201,929 100,000       --
 Vice President, Worldwide Sales              1998   47,584  50,000   225,000
                                              1997      --      --        --

   Ms. Robin A. Abrams, our Chief Operating Officer, commenced employment with us in June 1999. Ms. Abrams' salary on an annualized basis for 1999 was $300,000, which does not include a signing bonus of $50,000 paid upon commencement of employment with us or any quarterly cash bonuses of $20,000 payable upon the achievement of performance goals.

   Mr. Neil E. de Crescenzo, our President and General Manager, Chemdex, commenced employment with us in January 2000. Mr. de Crescenzo's salary on an annualized basis for 2000 will be $275,000, which does not include a signing bonus of $350,000 or an annual bonus of $150,000.

Stock Options

   The following table sets forth information concerning the grant of stock options to our Chief Executive Officer and our next four most highly compensated executive officers during the fiscal year ended December 31, 1999. The individual grants consist of options granted pursuant to our 1998 Stock Plan. We granted options to purchase 3,579,032 shares of common stock to employees and consultants. The exercise price per share of each option was equal to the fair market value of common stock on the date of grant as determined by the board of directors. In determining the fair market value of the common stock on each grant date, the board of directors considered, among other things, our absolute and relative levels of revenues and operating results, the state of our technology development, increases in operating expenses and the intensely competitive nature of our markets and the appreciation of stock values of generally comparable companies. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projections or estimates of future stock price growth. Potential realizable values are computed by:

  . multiplying the number of shares of common stock subject to a given option by $111.00, the closing price per share of our common stock on the Nasdaq National Market on December 31, 1999;

  . assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  .  subtracting from that result the total option exercise price.

             Option Grants in Fiscal Year ended December 31, 1999

                                            Individual Grants          Potential Realizable
                         Number of  ---------------------------------    Value At Assumed
                         Securities     % of                           Annual Rates of Stock
                         Underlying Total Options                       Price Appreciation
                          Options    Granted to   Exercise Expiration     for Option Term
                          Granted   Employees in   Price   ---------- -----------------------
 Name                       (#)      Fiscal Year   ($/Sh)     Date        5%          10%
 ----                    ---------- ------------- -------- ---------- ----------- -----------
David P. Perry..........       --         --%      $  --         --   $        -- $        --
David A. Weber..........  200,000        5.7        1.50     2/8/09    35,861,461  57,281,083
Pierre V. Samec.........   75,000        2.1        5.00    4/26/09    13,185,548  21,217,906
Martha D. Greer.........  225,000        6.4        1.50    1/27/09    40,344,143  64,441,218
                           10,000         .3        5.00    4/26/09     1,758,073   2,829,054
James S. Wambach........       --         --          --         --            --          --

   Mr. Samec was granted an additional option to purchase 75,000 shares of common stock on February 1, 2000 pursuant to our 1998 Stock Plan at an exercise price per share of $90.75.

   Ms. Abrams was granted an option to purchase 250,000 shares of common stock on June 25, 1999 pursuant to our 1998 Stock Plan at an exercise price per share of $10.00.

   Mr. deCrescenzo was granted an option to purchase 190,000 shares of common stock on January 6, 2000 pursuant to our 1998 Stock Plan at an exercise price per share of $91.00.

Exercise of Options and Year-End Values

   The following table sets forth information concerning the exercise of stock options during 1999 by our Chief Executive Officer and our next four most highly compensated executive officers, and the fiscal year-end value of unexercised options.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                           Shares                        Options at           In-the-Money Options
                         Acquired on                December 31, 1999 (#)   at December 31, 1999 ($)
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
David P. Perry..........          --     $     --          --            --       $  --    $       --
David A. Weber..........     200,000      300,000          --            --          --            --
Pierre V. Samec.........          --           --          --        75,000          --     7,950,000
Martha D. Greer.........     225,000      337,500          --        10,000          --     1,060,000
James S. Wambach........          --           --          --            --          --            --

Employee Stock Plans

   1998 Stock Plan

   General. Our 1998 Stock Plan provides for the granting of stock options and stock purchase rights to eligible employees, officers, directors, including our non-employee directors and consultants. Stock options granted under the 1998 Stock Plan may be either "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code or nonstatutory stock options, which are options not intended to qualify as incentive stock options. Stock purchase rights granted under the 1998 Stock Plan allow a recipient to purchase shares of common stock directly from us. Incentive stock options may be granted to our employees, officers and employee directors and nonstatutory stock options and stock purchase rights may be granted to employees, officers, directors and consultants.

   As of February 10, 2000, an aggregate of 11,357,881 shares of common stock had been reserved for issuance under the 1998 Stock Plan. As of February 10, 2000, 5,277,952 shares of common stock were issuable upon the exercise of outstanding options granted under the 1998 Stock Plan at a weighted average exercise price of $24.72 per share. 2,161,996 shares of common stock have been issued upon exercise of options or pursuant to stock purchase rights at exercise or purchase prices ranging between $0.10 and $91.00 per share, net of repurchases, and 5,424,685 shares of common stock remained available for future issuance under the 1998 Stock Plan. The 1998 Stock Plan was originally adopted by the board of directors in January 1998 and approved by the stockholders in March 1998. The 1998 Stock Plan was amended by our board of directors in April 1999 to increase the total number of shares reserved for issuance by 1,500,000 shares. In May 1999, the board of directors amended the 1998 Stock Plan to increase the total number of shares reserved for issuance by 1,250,000 shares plus an automatic annual increase on the first day of each of January 1, 2000, 2001, 2002, 2003 and 2004 equal to the lesser of (1) 1,250,000 shares, (2) 3% of our outstanding common stock on the last day of the preceding fiscal year or (3) a lesser number determined by our board of directors. In February 2000, the 1998 Stock Plan was amended to increase the total number of shares reserved for issuance by 4,250,000 shares to an aggregate of 11,357,881 shares. Unless terminated earlier by our board of directors, the 1998 Stock Plan will terminate in January 2008.

   Stock options granted under the 1998 Stock Plan may not have a term of more than ten years and generally remain exercisable for a period of three months following termination of the optionee's employment or consulting relationship with us, with longer periods applying in the event this termination occurs as a result of death or disability. The exercise price of all incentive stock options must be at least equal to the fair market value of the common stock at the time of grant, except in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of our outstanding capital stock, in which case the exercise price must equal at least 110% of the fair market value of the common stock at the time of grant. The exercise price of nonstatutory stock options will be determined by the administrator, except that for grants to certain of our executive officers, the exercise price must be at least 100% of the fair market value if the option is intended to qualify as performance-based compensation under tax rules. Options granted under the 1998 Stock Plan are generally subject to vesting at a rate of 25% at the end of the first year and 2.083% of the original number of shares subject to the option per month thereafter. The Administrator has the authority to grant options which are exercisable prior to vesting, in which case the unvested portion of the exercised shares are subject to a right of repurchase in favor of us at the optionee's original cost. Options granted under the 1998 Stock Plan are generally not transferable, although the administrator has the discretion to allow limited transferability of nonstatutory stock options. In the event of the sale of all or substantially all of our assets or our merger or consolidation with or into another corporation where the successor corporation issues its securities to our stockholders, each outstanding option or stock purchase right shall be assumed or an equivalent option or stock purchase right shall be substituted by the successor corporation. If the successor corporation refuses to do an assumption or substitution, each outstanding option and stock purchase right shall terminate upon completion of the transaction. In the event of a proposed dissolution or liquidation of us, each outstanding option or stock purchase right granted under the 1998 Stock Plan shall terminate. The administrator has the authority to amend or terminate the 1998 Stock Plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holders' consent. In addition, stockholder approval will be obtained for any amendment to the extent required by applicable law.

   In addition to stock options, the administrator may issue stock purchase rights under the 1998 Stock Plan to employees, directors and consultants. The administrator determines the number of shares, price, term and condition and restrictions related to a grant of stock purchase rights.

   The purchase price of common stock purchased pursuant to stock purchase rights granted under the 1998 Stock Plan will be the price determined by the administrator. These shares of common stock are generally subject to a right of repurchase in favor of us at the holder's original purchase price, which generally lapses at a rate of 25% percent at the end of the first year and 2.083% of the original number of shares per month thereafter.

   Administration. The 1998 Stock Plan may be administered by the board of directors or a committee appointed by the board of directors to administer the 1998 Stock Plan. The administrator has the authority to grant options and stock purchase rights and to determine the terms of these awards, provided these grants are not inconsistent with the terms of the 1998 Stock Plan. In no event, however, may an individual receive option and stock purchase right grants for more than 5,000,000 shares under the 1998 Stock Plan in any fiscal year. Decisions of the administrator are final and binding on all 1998 Stock Plan participants.

   1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by the board of directors in May 1999 and was approved by the stockholders in July 1999. A total of 750,000 shares of common stock was initially reserved for issuance under the Purchase Plan, as well as an automatic annual increase on January 1, 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 200,000 shares, .5% of our outstanding common stock on the last day of the immediately preceding year or a lesser number of shares determined by the board of directors. The Purchase Plan was amended in February 2000 to increase the number of shares reserved for issuance by 300,000 shares of common stock to an aggregate of 1,213,814 shares.

   The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods, other than the first offering period, commencing on February 16th and August 16th of each year. Each offering period generally consists of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase is made by the participant. The initial offering period began on July 26, 1999 and ends on August 15, 2001; the initial purchase period ended on February 15, 2000. The Purchase Plan is administered by the compensation committee of the board of directors, which is comprised of Messrs. Byers and Callaghan and Dr. Burke, outside directors of Ventro who are not eligible to participate in the Purchase Plan. Employees, including officers and employee directors, of Ventro, or of any majority-owned subsidiary designated by the board of directors, are eligible to participate in the Purchase Plan if they are employed by us or any majority-owned subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. If not terminated earlier, the Purchase Plan will have a term of 20 years.

   An employee cannot be granted an option under the Purchase Plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if this option would permit an employee to purchase stock under the Purchase Plan at a rate that exceeds $25,000 of fair market value of this stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 1,250 shares of common stock under the Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24 month offering period beginning on the first business day following the purchase date. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that participants' rights to purchase stock under the Purchase Plan are exercised prior to the transaction in the event the successor corporation refuses to assume each purchase right or to substitute an equivalent right of the successor corporation. The board of directors has the power to amend or terminate the Purchase Plan as long as the action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Limitation of Liability and Indemnification Matters

   As permitted by the Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, including under circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have also obtained directors' and officers' liability insurance.

   At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                          RELATED PARTY TRANSACTIONS

Equity Transactions

   In March 1999 and April 1999, we issued and sold 5,299,951 shares of our Series C preferred stock at a price of $5.716 per share, including:

  . 1,749,474 shares to entities affiliated with Galen Associates, an entity with which Dr. Wilkerson, one of our directors, is affiliated;

  . 393,631 shares to entities affiliated with Kleiner Perkins Caufield & Byers, an entity with which Mr. Byers, one of our directors, is affiliated;

  . 393,631 shares to Warburg, Pincus Ventures L.P., an entity with which Mr. Lewis, one of our former directors, is affiliated;

  . 393,631 shares to The Bay City Capital Fund I, L.P., an entity with which Mr. Pritzker, one of our directors, is affiliated;

  .  6,997 shares to Dr. Burke.

   All of the outstanding shares of Series C preferred stock converted into common stock upon consummation of Ventro's initial public offering in July 1999.

   In addition, in March 1999, we issued warrants to purchase a total of 49,999 shares of common stock at an exercise price of $5.20 per share to entities affiliated with Galen Associates, an entity with which Dr. Wilkerson, one of our directors, is affiliated.

   In March 1999, we entered into a strategic relationship agreement with VWR to jointly market VWR laboratory products using the Chemdex Marketplace. The agreement gives us the right to offer approximately 350,000 VWR core SKUs to our customers through the Chemdex Marketplace. We are jointly developing with VWR a hosted, co-branded Internet purchasing solution for VWR's existing and future customers that will provide access to VWR core products, Ventro core products and products that are not distributed by either VWR or us, but are purchased from third parties. In connection with the strategic relationship agreement, VWR transferred to us information concerning VWR customers who purchased products from third-party suppliers outside VWR's primary product offering and, in exchange, we issued 2,538,405 shares of common stock valued at $13.9 million to VWR. VWR also entered into a standstill agreement limiting its ownership in us to 10% of our outstanding securities, including outstanding options and warrants. This percentage can be exceeded if any one company from a specified list of companies acquires more than 10% of our outstanding securities, including outstanding options and warrants. Mr. Nowak, one of our directors, is President and Chief Executive Officer of VWR.

Agreements with Executive Officers and Directors

   In January 1999, we entered into a Separation Agreement with Scott Waterhouse. Mr. Waterhouse previously served as our Vice President, Supplier Relations. Under this agreement, Mr. Waterhouse received severance benefits upon the termination of his employment with us.

   Some of our officers, including Ms. Abrams, Ms. Greer, Mr. Samec, Mr. Wambach and Mr. Weber, will receive six months of accelerated vesting of stock then held in the event of their termination without cause. In addition, in the event of a termination with or without cause, Ms. Greer will receive the greater of six months of then-current salary or $100,000, Ms. Abrams and Mr. Samec will receive six months of then-current salary,

Mr. Stewart and Mr. Weber will receive the greater of six months of then-current salary or an amount equal to salary for 15 months less the time we employed them, and Mr. Wambach will receive the greater of six months of then-current salary or $87,500. If Mr. Stewart is terminated without cause or resigns due to pressing family concerns prior to March 2001, his stock will vest in an amount equal to what he would have vested had he been employed through February 2001.

   In addition, we have entered into change of control agreements with Ms. Abrams, Ms. Greer, Mr. de Crescenzo, Mr. Perry, Mr. Samec, Mr. Stewart, Mr. Wambach, Mr. Weber and our other employees, where the shares held by these employees shall become fully vested if (a) we are merged into another entity or sold and (b) this employee is terminated by the surviving entity without cause within twelve months of the closing of the transaction. Ventro has also entered into a change of control agreement with Dr. Burke, under which any options subject to vesting or shares subject to a right of repurchase by us then held by Dr. Burke will become fully vested upon the closing of a merger in which more than 50% of the total voting power of Ventro is transferred or a sale of all or substantially all of our assets in a complete liquidation or dissolution of Ventro.

   Since inception, from time to time we have issued and sold shares of its common stock and granted options to purchase common stock to its employees, directors and consultants.

   The following executive officers have executed full-recourse promissory notes in the amounts set forth after their names in connection with their purchases of shares of our common stock:

                                                        Principal
   Name                                                  Amount   Rate    Date
   ----                                                 --------- ----  --------
   Martha D. Greer..................................... $337,455  4.71% 02/26/99
   Pierre V. Samec.....................................   33,705  5.12  10/21/98
   James S. Wambach....................................   33,705  4.64  01/22/99
   David A. Weber......................................  299,970  4.71  02/26/99

   These notes become due in April 2000. They bear interest at the lowest rate allowed under federal tax law to avoid the imputation of interest, compounded annually.

   Except for the forgiveness of a $10,000 promissory note held by Mr. Perry, the related transactions were on terms that are no more favorable than those that would have been agreed upon by third parties on an arm's length basis.

Other Transactions

   On January 24, 2000, we and DuPont announced the formation of a new company, Industria Solutions that will provide business-to-business e-commerce solutions to the fluid processing market. Industria Solutions received initial cash funding of approximately $30 million, including approximately $10.0 million from CMG@Ventures. Jon Callaghan is the general partner of CMG@Ventures as well as one of our directors. CMGI@Ventures beneficially owns 7,769,807 shares, or approximately 17.4%, of our common stock.

   In January 1999, we purchased 1,886,792 shares of preferred stock of Cognia Corporation for $1.0 million. Cognia is engaged in the business of developing a business-to-business web enterprise focusing on content, information and services directed to the medical community and the pharmaceutical industry. Dr. Wilkerson is a director of Cognia as well as one of our directors. Mr. Wilkerson and Galen Associates hold 2,440,000 shares of common stock and preferred stock of Cognia.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table provides information regarding the beneficial ownership of our common stock as of February 10, 2000 by:

  . each person who is known by us to own beneficially 5% or more of our common stock;

  .  each of our directors;

  . our chief executive officer and each of our four other most highly compensated executive officers who were serving as executive officers as of December 31, 1999;

  .  all directors and executive officers as a group; and

  .  each selling stockholder.

   The following tables set forth as of February 10, 2000, information with respect to the beneficial ownership of our common stock. The percentage of our shares beneficially owned before to the offering is based on 44,633,563 shares of common stock outstanding as of February 10, 2000. The percentage of our shares beneficially owned after the offering are based on 46,003,563 shares of common stock outstanding. Unless otherwise indicated, the address for each stockholder named below is c/o Ventro Corporation, 1500 Plymouth Street, Mountain View, CA 94043. Entries denoted by an asterisk represent an amount less than 1%.

                                      Shares                       Shares
                                Beneficially Owned           Beneficially Owned
                                 Before Offering    Number     After Offering
                                ------------------ of Shares ------------------
Officers, Directors and 5%                           Being
Stockholders:                     Number   Percent  Offered    Number   Percent
--------------------------      ---------- ------- --------- ---------- -------
Entities affiliated with
 Kleiner Perkins Caufield &
 Byers(1).....................   3,060,297   6.9%        --   3,060,297   6.6%
 2750 Sand Hill Road
 Menlo Park, CA 94025
Entities affiliated with
 Warburg, Pincus Ventures(2)..   3,060,297   6.9         --   3,060,297   6.6
 466 Lexington Avenue
 New York, New York 10017-3147
The Bay City Capital Fund I,
 L.P.(3)......................   2,795,018   6.3         --   2,795,018   6.1
 750 Battery Street
 San Francisco, CA 94104
Entities affiliated with
 CMG@Ventures(4)..............   7,769,807  17.4         --   7,769,807  16.9
 3000 Alpine Road
 Menlo Park, CA 94028
VWR Scientific Products
 Corporation..................   2,538,405   5.7         --   2,538,405   5.5
 1310 Goshen Parkway
 West Chester, PA 19380
David P. Perry(5).............   1,725,854   3.9    120,000   1,605,854   3.4
David A. Weber(6).............     204,084    *          --     204,084    *
Pierre V. Samec(7)............     225,141    *      32,794     192,347    *
Martha D. Greer(8)............     216,250    *          --     216,250    *
James S. Wambach(9)...........     229,250    *          --     229,250    *
William C. Klintworth, Jr.....   2,497,311   5.6    131,250   2,366,061   5.1
Charles R. Burke(10)..........      75,284    *          --      75,284    *
Brook H. Byers(11)............   3,072,797   6.9         --   3,072,797   6.7
Jonathan D. Callaghan(12).....   7,795,507  17.5         --   7,795,507  16.9
Paul J. Nowak(13).............   2,569,652   5.8         --   2,569,652   5.6
John A. Pritzker(14)..........   2,814,385   6.3         --   2,814,385   6.1
Naomi Seligman(15)............      17,500    *          --      17,500    *
L. John Wilkerson(16).........   1,811,973   4.1         --   1,811,973   3.8
All executive officers and
 directors as a group
 (13 persons)(17).............  23,267,488  52.1    272,794  22,994,694  50.0

                                      Shares                      Shares
                                   Beneficially                Beneficially
                                   Owned Before     Number      Owned After
                                     Offering      of Shares     Offering
                                 -----------------   Being   -----------------
                                  Number   Percent  Offered   Number   Percent
                                 --------- ------- --------- --------- -------
Other Selling Stockholders:
---------------------------
Entities affiliated with Galen
 Associates(18)................. 1,749,473   3.9%        --  1,749,473   3.9%
Alza Corporation(19)............    25,000     *     13,423     11,577     *
Biotechnology Industry
 Organization (20)..............   187,500     *    100,669     86,831     *
James G. Stewart(21)............    98,428     *     21,864     76,564     *
Brad Bond.......................   758,943     *     35,000    723,943     *

-------
(1) Represents:
   .  2,748,148 shares held by Kleiner Perkins Caufield & Byers VIII, L.P.;
   .  153,014 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P.; and
   .  159,135 shares held by KPCB VIII Founders Fund, L.P.
    Does not include 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000. The general partner of Kleiner Perkins Caufield & Byers VIII, L.P. and KPCB VIII Founders Fund is KPCB VIII Associates. The general partner of KPCB Life Sciences Zaibatsu Fund II, L.P. is KPCB VII Associates.

(2) Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Ventures, L.P., which is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E. M. Warburg, Pincus & Co., LLC, and may be deemed to control both entities. Assuming the Underwriters exercise the overallotment option, Warburg, Pincus Ventures will sell an additional 109,500 shares. The total number of shares it beneficially owns after the offering will be 2,950,797, or 6.4% of the total outstanding common stock.

(3) Certain trusts for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased, including John A. Pritzker, one of our directors, are indirect investors in The Bay City Capital Fund I, L.P. Mr. Pritzker disclaims any beneficial ownership in the shares held by The Bay City Capital Fund I, L.P., except for 6,867 shares. Of the shares reported, certain individuals, including Mr. Pritzker, have beneficial ownership of 60,397 shares. Subsequent to February 10, 2000, Bay City Capital distributed 640,000 shares.
(4) Represents:
   .  2,715,157 shares held by CMG@Ventures II, LLC;
   .  3,036,648 shares held by @Ventures III LP;
   .  911,033 shares held by @Ventrues Foreign Fund III LP;
   .  1,005,871 shares held by CMG@Ventures III, LLC; and
   .  101,098 shares held by @Ventures Investors LLC.
   Does not include 25,700 shares owned by Johnathan D. Callaghan, one of our directors
(5) Represents:
   . 1,719,854 shares held by Mr. Perry; and . 6,000 shares held by the 1999 David P. Perry Irrevocable Trust.
    Includes 107,866 shares subject to repurchase by Ventro as of February 10, 2000 in the event of a termination of employment with Ventro.
(6) Includes 150,000 shares subject to repurchase by us as of February 10, 2000 in the event of a termination of employment with us.
(7) Includes 140,625 shares subject to repurchase by us as of February 10, 2000 in the event of a termination of his employment with us.
(8) Includes 164,063 shares subject to repurchase by us as of February 10, 2000 in the event of a termination of employment with us.
(9) Includes 150,000 shares subject to repurchase by us as of February 10, 2000 in the event of a termination of employment with us.
(10) Represents:
   . 14,011 shares held by Mr. Burke subject to repurchase by Ventro within 60 days of February 10, 2000 and
   . 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000.

    Includes 14,011 shares subject to repurchase by Ventro as of February 10, 2000 in the event of a termination of employment with Ventro.
(11) Represents:
   .  2,748,148 shares held by Kleiner Perkins Caufield & Byers VIII, L.P.;
   .  153,014 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P.;
   .  159,135 shares held by KPCB VIII Founders Fund, L.P.; and
   . 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000.
   Mr. Byers, a General Partner of Kleiner Perkins Caufield & Byers, disclaims beneficial ownership of the shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB Life Sciences Zaibastsu Fund II, L.P.
   and KPCB VIII Founders Fund, L.P., except to the extent of his pecuniary interest in these entities arising from his general partnership interest in these funds.
(12) Represents:
   .  2,715,157 shares held by CMG@Ventures II, LLC;
   .  3,036,648 shares held by @Ventures III LP;
   .  911,033 shares held by @Ventures Foreign Fund III LP;
   .  1,005,871 shares held by CMG@Ventures III, LLC;
   .  101,098 shares held by @Ventures Investors LLC; and
   . 25,700 shares held by Mr. Callaghan, a General Partner of CMG@Ventures and a director of Ventro.
   Mr. Callaghan disclaims beneficial ownership of the shares held by CMG@Ventures II, LLC, except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds.
(13) Represents:
   . 2,538,405 shares held by VWR Scientific Products Corporation, of which Mr. Nowak is the President and Chief Executive Officer; and
   . 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000.
   Mr. Nowak disclaims beneficial ownership of the shares held by VWR Scientific Products Corporation.
(14) Includes 2,097,121 shares held by The Bay City Capital Fund I, L.P. Certain trusts for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased, including John A. Pritzker, one of our directors, are indirect investors in The Bay City Capital Fund I, L.P. Mr. Pritzker disclaims any beneficial ownership in the shares held by The Bay City Capital Fund I, L.P., except for 6,867 shares held directly by Mr. Pritzker. Also includes 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000. Subsequent to February 10, 2000 Bay City Capital distributed 640,000 shares.
(15) Includes 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000.
(16) Represents:
   . 1,799,473 shares held by entities affiliated with Galen Associates, an entity with which Dr. Wilkerson is affiliated;
   . 12,500 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000;
   . 1,598,260 shares and a warrant to purchase 45,678 shares of common stock exercisable within 60 days of February 10, 2000 held by Galen Partners III, L.P.;
   . 144,670 shares and a warrant to purchase 4,134 shares of common stock exercisable within 60 days of February 10, 2000 held by Galen Partners III, L.P.; and
   . 6,544 shares and a warrant to purchase 187 shares of common stock exercisable within 60 days of February 10, 2000 held by Galen Employee Fund III, L.P.
   Dr. Wilkerson, a co-founder of Galen Associates and one of our directors, disclaims beneficial ownership of the shares held by entities affiliated with Galen Associates, except to the extent of his pecuniary interest in these entities arising from his general partnership interest in these funds.

(17) Includes 135,936 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000. Includes 712,554 shares subject to repurchase by us as of February 10, 2000 in the event of a termination of employment with us. Assuming the underwriters exercise the overallotment option, the total number of shares being offered by all executive officers and directors as a group will be 284,044. The total number of shares the group beneficially own after the offering will be 22,983,444.

(18) Assuming the underwriters exercise the overallotment option, entities associated with Galen Associates will sell 77,419 shares. The total number of shares it beneficially owns after the offering will be 1,672,054, or 3.6 percent of the total outstanding common stock.

(19) Assuming the underwriters exercise the overallotment option, Biotechnology Industry Organization will sell an additional 86,831 shares, all its remaining shares of Ventro common stock.
(18) Subsequent to February 10, 2000, Alza Corporation exercised a warrant to purchase 25,000 shares at an exercise price of $15.00 per share.
(19) Includes 60,936 shares issuable under stock options that are currently exercisable or exercisable within 60 days of February 10, 2000.

                         DESCRIPTION OF CAPITAL STOCK

   As of the date of this prospectus, our authorized capital stock consists of 175,000,000 shares of common stock, $.0002 par value, and 2,500,000 shares of undesignated preferred stock, $.0002 par value. The following description of our capital stock is only a summary and may be more completely understood by reading our certificate of incorporation and bylaws and the provisions of applicable Delaware law.

Common Stock

   As of February 10, 2000, there were 44,633,563 shares of our common stock outstanding that were held of record by approximately 12,000 stockholders.

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended and restated certificate of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Our board of directors has the authority, within the limitations and restrictions in the amended and restated certificate of incorporation, to issue 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Ventro without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Options

   As of February 10, 2000, options to purchase a total of 5,277,952 shares of our common stock were outstanding, and we may grant options to purchase up to 5,549,685 additional shares of common stock in the future under the 1998 Stock Plan.

Warrants

   As of February 10, 2000, we had the following outstanding warrants: warrants to purchase a total of 49,999 shares of common stock at an exercise price per share of $5.20 that are held by entities affiliated with Galen Associates; warrants to purchase a total of 25,000 shares of common stock at an exercise price per share of $15.00 that are held by Alza Corporation; a warrant to purchase 105,000 shares of common stock at an exercise price per share of $1.50 that is held by Comdisco, Inc. and warrants to purchase an aggregate of 17,179 shares of common stock at an exercise price of $10.55 held by ten individual former investors in SpecialtyMD. All of the warrants contain anti-dilution provisions.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

   Based on 44,633,563 shares outstanding on February 10, 2000, upon completion of the offering, we will have outstanding 46,003,563 shares of common stock. Of these shares, the 8,625,000 shares sold in our initial public offering, 2,464,685 of the shares issued in connection with our acquisition of
Promedix, the 1,825,000 shares sold in the offering, and the     shares
issuable upon conversion of the convertible subordinated notes we are offering under a separate prospectus will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining shares of common stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

   The following shares will be eligible for sale in the public market at the following times:

  . upon completion of this offering, the 8,625,000 shares sold in our initial public offering and 2,464,685 of the shares issued in connection with our acquisition of Promedix, are immediately available for sale in the public market and 1,264,134 shares, of which 1,233,690 shares remain subject to our right of repurchase, are eligible for sale pursuant to Rule 144;

  .  upon completion of this offering, the 1,825,000 shares sold in this
     offering and the     shares issuable upon conversion of the convertible
     subordinated notes we are offering under another prospectus will be immediately available for sale in the public market;

  . beginning 90 days after the date of this prospectus, approximately 24,676,055 shares will be eligible for sale upon expiration of the lock-up agreements with the underwriters and approximately 3,323,998 additional shares will be eligible for sale pursuant to Rule 144;

  . as of July 1, 2000, 954,914 of the shares issued in connection with our acquisition of SpecialtyMD will be eligible for sale in the public market; and

  . as of February 10, 2001, 1,077,559 of the shares issued in connection with our acquisition of Promedix and 109,521 of the shares issued in connection with our acquisition of SpecialtyMD will be eligible for sale in the public market.

   Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

Rule 144

   In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 460,036 shares immediately after the offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with repect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering is entitled to resell such shares in reliance on Rule 144, without having to comply with the holding period requirement or other restrictions contained in Rule 144.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Stock Options

   As of February 10, 2000, there were a total of 5,277,952 shares of common stock subject to outstanding options under our 1998 Stock Plan and 1999 Directors' Stock Plan. After the completion of our initial public offering, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1998 Stock Plan, as amended, our 1999 Directors' Stock Plan and our 1999 Employee Stock Purchase Plan. Shares purchased upon exercise of options granted under the 1998 Stock Plan, as amended, 1999 Directors' Stock Plan and 1999 Employee Stock Purchase Plan would be immediately available for resale in the public market.

Warrants

   As of February 10, 2000, we had outstanding warrants to purchase 197,178 shares of common stock. When these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144.

Lock-up Agreements

   Our officers, directors, 5% or greater stockholders and the selling stockholders have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 90 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under Rules 144, 144(k) or 701, 28,000,053 shares subject to these lock-up agreements will not be saleable until these agreements expire.

   Morgan Stanley & Co. Incorporated may in its sole discretion choose to release some or all of the shares subject to the lockup restrictions described above prior to the expiration of the 90-day period with or without prior public notice, although it has no current intention to do so.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, FleetBoston Robertson Stephens Inc., Chase Securities Inc., Deutsche Bank Securities Inc. and Prudential Securities Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   FleetBoston Robertson Stephens Inc.................................
   Chase Securities Inc...............................................
   Deutsche Bank Securities Inc.......................................
   Prudential Securities Inc..........................................
                                                                       ---------
     Total............................................................ 1,825,000
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any of these shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option describe below.

   The underwriters initially propose to offer part of the shares of the common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $    a share under the public
offering price. Any underwriter may allow, and these dealers may reallow, a
concession not in excess of $    a share to other underwriters or to certain
other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   Selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 273,750 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $   , the total underwriters' discounts and commissions would be $     and
total proceeds to the selling stockholders would be $    .

   Our common stock is traded on the Nasdaq National Market under the symbol "VNTR."

   Each of Ventro, our directors and officers, the selling stockholders and other principal stockholders who hold in the aggregate approximately 62.7% of our outstanding common stock, has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

   The restrictions described in the previous paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

  . the issuance by Ventro of shares of restricted stock awards under Ventro's existing employee benefit plans or of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus; or

  . the issuance by Ventro of shares of common stock in connection with mergers and acquisitions.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   Some of the underwriters from time to time perform various investment banking services for Ventro, for which these underwriters receive customary compensation.

   An entity affiliated with Prudential Securities Inc. beneficially owns a total of 17,495 shares of our common stock. Entities and an individual affiliated with FleetBoston Robertson Stephens Inc. beneficially own a total of 21,867 shares of our common stock. These entities and individual have agreed that they will not sell, transfer, assign or hypothecate their shares until July 26, 2000, except to officers or partners, but not to directors, of the underwriters and members of the selling group of their officers or partners.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1998 and 1999, and for the period from September 4, 1997 (inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited Promedix's financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. Promedix's financial statements are included in this prospectus and elsewhere in the registration statement on Form S-1 in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited SpecialtyMD's financial statements as of December 31, 1998 and 1999 and for the period from May 27, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, as set forth in their report. SpecialtyMD's financial statements are included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective September 2, 1998, Ernst & Young LLP was engaged as Ventro's independent auditors and replaced other auditors who were dismissed as its independent accountants on the same date. The decision to change auditors was approved by Ventro's Board of Directors on September 2, 1998. Prior to September 2, 1998, Ventro's former auditors issued a report on the period from September 4, 1997 (inception) to December 31, 1997. The report of Ventro's former auditors did not contain an adverse opinion or disclaimer of opinion qualified or modified as to any uncertainty, audit scope or accounting principle. In connection with the audit for the period from September 4, 1997 (inception) through December 31, 1997 and through September 2, 1998, there were no disagreements with Ventro's former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in their report on the financial statements for such period. Ventro's former auditors have not audited or reported on any of the financial statements or information included in this prospectus. Prior to September 2, 1998, Ventro had not consulted with Ernst & Young LLP on items that involved Ventro's accounting principles or the form of audit opinion to be issued on our financial statements.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California. The underwriters are represented by Fenwick & West LLP, Palo Alto, California.

                     WHERE TO FIND ADDITIONAL INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission:

Judiciary Plaza            Citicorp Center               Seven World Trade Center
450 Fifth Street, N.W.     500 West Madison Street       13th Floor
Room 1024                  Suite 1400                    New York, New York 10048
Washington, D.C.           Chicago, Illinois 60661

   Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

   This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Unaudited Pro Forma Combined Condensed Financial Statements
Summary....................................................................  F-2
Balance Sheet..............................................................  F-4
Statement of Operations....................................................  F-5
Notes to Financial Statements..............................................  F-6

Ventro Corporation
Report of Independent Auditors............................................. F-13
Consolidated Balance Sheets................................................ F-14
Consolidated Statements of Operations...................................... F-15
Consolidated Statements of Cash Flows...................................... F-16
Consolidated Statements of Stockholders' Equity............................ F-17
Notes to Consolidated Financial Statements................................. F-18

Promedix.com, Inc.
Report of Independent Auditors............................................. F-32
Balance Sheets............................................................. F-33
Statements of Operations................................................... F-34
Statements of Common Shareholders' Equity (Deficit)........................ F-35
Statements of Cash Flows................................................... F-36
Notes to Financial Statements.............................................. F-37

SpecialtyMD.com, Inc.
Report of Independent Auditors............................................. F-45
Balance Sheets............................................................. F-46
Statements of Operations................................................... F-47
Statement of Stockholders' Deficit......................................... F-48
Statements of Cash Flows................................................... F-49
Notes to Financial Statements.............................................. F-50

     UNAUDITED PRO FORMA COMBINED SUMMARY CONDENSED FINANCIAL INFORMATION

The Ventro pro forma financial statements are based upon information set forth in this prospectus and assumptions included in the accompanying notes.

The following unaudited pro forma combined financial information for Ventro Corporation ("Ventro") gives effect to Ventro's acquisitions of Promedix.com Inc. ("Promedix") and SpecialtyMD.com Corporation ("SpecialtyMD") through mergers and exchanges of shares. The Promedix exchange ratio was determined by dividing 12,057,298, the number of shares of Ventro common stock issued as a result of this merger, by the number of shares of Promedix capital stock outstanding (including all common stock and preferred stock) and the number of shares of Promedix capital stock issuable upon exercise of outstanding options, warrants and subordinated convertible notes to purchase Promedix capital stock as of the closing date. The SpecialtyMD exchange rate was determined by dividing 1,249,931, the number of shares of Ventro common shares to be issued as a result of the merger by the number of shares of SpecialtyMD capital stock (including all common stock, preferred stock, stock options and warrants) outstanding. In addition, the pro forma financial statements give effect to (i) the repayment and conversion of Promedix's subordinated convertible notes, (ii) the sale of Promedix Series C preferred stock, (iii) the completion of the sale of Pro Med Co. and (iv) the conversion of Promedix's and SpecialtyMD's redeemable convertible preferred stock to common stock.

The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 reflects these transactions as if they had taken place on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on December 31, 1999.

The Unaudited Pro Forma Combined Condensed Statements of Operations combine Ventro's historical results of operations for 1999, with Promedix historical results of operations for the year ended December 31, 1999 and SpecialtyMD historical results of operations for the year ended December 31, 1999.

The Ventro/Promedix and the Ventro/SpecialtyMD mergers were consummated on February 10, 2000, and will be accounted for under the purchase method of accounting. Accordingly, Ventro's cost to acquire Promedix is calculated to be $325,272,000 using a Ventro common stock price of $26.125 per share, which is the average of the closing price per share during the period beginning three days before and ending three days after September 21, 1999, the day the merger was announced. Ventro's cost to acquire SpecialtyMD was calculated to be $107,706,000 using a Ventro common stock price of $93.48 per share, which is the average of the closing price per share during the period beginning three days before and ending three days after December 13, 1999, the day the merger was announced. The costs to acquire Promedix and SpecialtyMD was allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The purchase price allocations and adjustments made in connection with the development of the Ventro Pro Forma Financial Statements are made pursuant to an independent valuation of the assets and liabilities of the respective companies.

The $323,807,000 pro forma excess of purchase price over net tangible assets acquired from Promedix as of December 31, 1999 is being amortized over a period of two to three years at a rate of $108,269,000 per year. Goodwill is being amortized over a three-year life which Ventro believes is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

The $107,855,000 pro forma excess of purchase price over net tangible SpecialtyMD assets acquired as of December 31, 1999 is being amortized over a period of two to three years at a rate of $36,102,000 per year. Goodwill is being amortized over a three-year life which Ventro believes is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

The Ventro Pro Forma Financial Statements should be read in conjunction with the related notes included in this document and the audited financial statements and notes of Ventro, Promedix and SpecialtyMD included elsewhere in this document.

The Ventro Pro Forma Financial Statements are not necessarily indicative of what the actual financial results of the combined company would have been had the transactions described above taken place on January 1, 1999, nor do they purport to indicate results of future operations.

                               VENTRO CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            As of December 31, 1999
                                 (in thousands)

                                                          Pro Forma       Ventro
                          Ventro   Promedix  SpecialtyMD Adjustments     Pro Forma
                         --------  --------  ----------- -----------     ---------
ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 21,934  $    312    $ 1,138    $  5,000 (8)   $ 28,384
                                                                -- (9)
 Restricted cash........       --        --        138          --            138
 Short-term
  investments...........   81,161        --         --          --         81,161
 Accounts receivable,
  net...................   12,414        --         56          --         12,470
 Other current assets...    5,041        96         12          --          5,149
 Net current assets of
  discontinued
  operations............       --     2,404         --      (2,404)(10)        --
                         --------  --------    -------    --------       --------
  Total current assets..  120,550     2,812      1,344       2,596        127,302
Property and equipment,
 net....................   10,264     1,864        201          --         12,329
Intangible and other
 assets.................   33,119        61         36     323,807 (1)    445,378
                                                           107,855 (13)
                                                           (10,500)(12)
                                                            (4,000)(21)
                                                            (3,667)(11)
                                                            (1,333)(20)
Net non-current assets
 of discontinued
 operations.............       --     1,096         --      (1,096)(10)        --
                         --------  --------    -------    --------       --------
  Total assets.......... $163,933  $  5,833     $1,581    $413,662       $585,009
                         ========  ========    =======    ========       ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....... $  8,373  $    718    $   190    $     --       $  9,281
 Accrued compensation...    3,958       448         --          --          4,406
 Accrued expenses.......   25,720     1,036        162          --         26,918
 Deferred revenue.......       --        --         45          --             45
 Current portion of long
  term liabilities......      369     3,667      1,333      (3,667)(11)       369
                                                            (1,333)(20)
 Subordinated
  convertible notes.....       --     5,000         --      (5,000)(2)         --
                         --------  --------    -------    --------       --------
  Total current
   liabilities..........   38,420    10,869      1,730     (10,000)        41,019
Long term debt..........      494        --         --          --            494
Preferred stock.........       --     3,738      4,201      (3,738)(3)         --
                                                            (4,201)(14)
Stockholders' equity:
 Common stock...........  189,849    23,290      4,762     291,481 (4)    608,326
                                                            98,944 (15)
 Deferred compensation..   (6,380)  (15,745)    (4,189)     15,745 (7)     (6,380)
                                                             4,189 (17)
 Notes receivable from
  stockholders..........     (985)       --         --          --           (985)
 Accumulated deficit....  (57,465)  (16,319)    (4,923)     16,319 (5)    (57,465)
                                                             4,923 (18)
                         --------  --------    -------    --------       --------
  Total stockholders'
   equity...............  125,019    (8,774)    (4,350)    431,601        543,496
                         --------  --------    -------    --------       --------
  Total liabilities and
   stockholders'
   equity............... $163,933  $  5,833    $ 1,581    $413,662       $585,009
                         ========  ========    =======    ========       ========

   See notes to unaudited pro forma combined condensed financial statements.

                               VENTRO CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                    For 1999
                     (in thousands, except per share data)

                                                           Pro Forma       Ventro
                           Ventro   Promedix  SpecialtyMD Adjustments     Pro Forma
                          --------  --------  ----------- -----------     ---------
Net revenues............  $ 30,840  $    --     $    31    $     --       $  30,871
Cost of revenues........    29,306       --         --           333 (6)     30,539
                                                                 900 (16)
                          --------  --------    -------    ---------      ---------
  Gross profit..........     1,534       --          31       (1,233)           332
Operating Expenses:
  Research and
   development..........    17,734       679      1,348          600 (6)     20,600
                                                                 239 (16)
  Sales and marketing...    23,024     1,933      1,458        1,200 (6)     27,723
                                                                 108 (16)
  General and
   administrative.......    10,352     4,192      1,136          200 (6)     31,465
                                                               5,104 (16)
                                                              10,481 (19)
  Amortization of
   goodwill.............       --        --         --       105,936 (6)    135,688
                                                              29,752 (16)
  Amortization of
   deferred
   compensation.........     1,992     5,013        352          --           7,357
                          --------  --------    -------    ---------      ---------
  Total operating
   expenses.............    53,102    11,817      4,294      153,620        222,833
                          --------  --------    -------    ---------      ---------
Operating loss..........   (51,568)  (11,817)    (4,263)    (154,853)      (222,501)
Interest expenses.......      (168)     (348)       (81)         --            (597)
Interest income and
 other, net.............     3,163        92         16          --           3,271
                          --------  --------    -------    ---------      ---------
Loss from continuing
 operations.............  $(48,573) $(12,073)   $(4,328)   $(154,853)     $(219,827)
                          ========  ========    =======    =========      =========
Basic and diluted loss
 per share from
 continuing operations..  $  (3.17) $  (3.46)   $ (1.43)                  $  (10.96)
                          ========  ========    =======                   =========
Weighted average number
 of shares outstanding..    15,322     3,492      3,019                      20,050
                          ========  ========    =======                   =========

   See notes to unaudited pro forma combined condensed financial statements.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

The Ventro Pro Forma Statements are based upon the financial statements of Ventro, Promedix, and SpecialtyMD, combined and adjusted to give effect to:
(i) Ventro's acquisition of Promedix capital stock through a merger, (ii) the repayment and conversion of Promedix's subordinated convertible notes, (iii) conversion of Promedix's redeemable convertible preferred stock to common stock, (iv) the sale of Promedix Series C preferred stock on February 9, 2000,
(v) the completion of the sale of Pro Med Co., (vi) Ventro's acquisition of SpecialtyMD capital stock through a merger, and (vii) the conversion of SpecialtyMD's convertible preferred stock to common stock.

The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on December 31, 1999 and reflects the total purchase costs of the fair value of assets and liabilities based on an independent valuation. The Unaudited Pro Forma Combined Condensed Statements of Operations for 1999 reflect these transactions as if they had taken place on January 1, 1999.

On September 21, 1999, Ventro and Promedix entered into an Agreement and Plan of Merger, as amended as of December 21, 1999 pursuant to which 12,057,298 shares of Ventro common stock was issued in exchange for the shares of Promedix capital stock (including all common stock and preferred stock) outstanding and issuable upon exercise of outstanding options, warrants and subordinated convertible notes to purchase Promedix capital stock as of the date of the merger. The merger is being accounted for using the purchase method of accounting. Accordingly, Ventro's cost to acquire Promedix is calculated to be $325,272,000 using a Ventro common stock price of $26.125 per share, which is the average of the closing price per share during the period beginning three days before and ending three days after September 21, 1999, the day the merger was announced. On December 10, 1999, Ventro entered into an agreement to acquire SpecialtyMD pursuant to which 1,249,931 shares of Ventro common stock was issued in exchange for the shares of SpecialtyMD capital stock (including all common stock and preferred stock as converted) outstanding and issuable upon exercise of outstanding options and warrants to purchase SpecialtyMD capital stock as of the closing date. The merger is being accounted for using the purchase method of accounting. Ventro's cost to acquire SpecialtyMD is calculated to be $107,706,000 assuming a Ventro common stock price of $93.48 per share, which is the average of the closing price per share during the period beginning three days before and ending three days after December 13, 1999, the day the merger was announced. Both the Ventro/Promedix merger and the SpecialtyMD acquisition were approved on February 10, 2000.

The costs to acquire Promedix and SpecialtyMD are being allocated to the assets acquired and liabilities according to their respective fair values, with the excess purchase price being allocated to goodwill. The fair values of the acquired assets and liabilities is based upon an independent valuation.

The pro forma excess of purchase price over net tangible assets acquired as of February 10, 2000 is being amortized over two to three years at a rate of $144,371,000 per year. Goodwill is being amortized over a three-year life which Ventro believes is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

The Ventro Pro Forma Financial Statements should be read in conjunction with the related notes included in this document and the audited financial statements and notes of Ventro, Promedix, and SpecialtyMD included elsewhere in this document.

The Ventro Pro Forma Financial Statements are not necessarily indicative of what the actual financial results of the combined company would have been had the transactions described above taken place on January 1, 1999 or December 31, 1999 nor do they purport to indicate results of future operations.

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)


1. Below is a table of the acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired from Promedix (dollars in thousands):

                                                       Years of       Annual
                                                     Amortization  Amortization
                                                         Life     of Intangibles
                                                     ------------ --------------
   Acquisition Cost:
    Purchase Price.......................  $314,772
    Acquisition Expenses.................    10,500
                                           --------
     Total Acquisition Cost..............  $325,272
                                           ========
   Purchase Price Allocation:
    Net tangible assets of Promedix at
     December 31, 1999 after repayment
     and conversion of subordinated
     convertible notes...................  $ (7,273)
    Conversion of redeemable preferred
     stock...............................     3,738
    Sale of Series C stock subsequent to
     December 31, 1999...................     5,000
                                           --------
    Pro forma net tangible assets of
     Promedix at December 31, 1999.......     1,465
   Intangible assets acquired:
    Assembled workforce..................     2,000        2         $  1,000
    Customer relationships...............     1,900        3         $    633
    Supplier relationships...............     2,100        3         $    700
    Goodwill.............................   317,807        3         $105,936
                                           --------
     Total...............................  $325,272
                                           ========

The unaudited pro forma combined condensed financial statements give effect to the following pro forma adjustments:

  Application of purchase accounting to the Promedix merger, reflecting the acquisition cost noted above and the issuance of Ventro common stock. Components of the acquisition cost reflect the following:

                                            Promedix    Ventro     Fair Value
                                             Shares     Shares   (in thousands)
                                            --------- ---------- --------------
     Outstanding shares.................... 7,664,672  9,693,304    $253,238
     Sales of Series C preferred stock ....   176,429    223,125       5,829
     Stock options......................... 1,013,511  1,281,710      33,260
     Warrants..............................   333,334    421,558      11,013
     Subordinated convertible notes........   346,020    437,601      11,432
                                            --------- ----------    --------
       Totals.............................. 9,533,966 12,057,298    $314,772
                                            ========= ==========    ========

  . Acquisition of Promedix capital stock through an exchange of 1.2647 shares of Ventro common stock for each share of Promedix capital stock or approximately 9,693,304 shares of Ventro common stock in the aggregate. The purchase price was based upon approximately 9,693,304 Ventro shares, multiplied by a per share price of $26.125, the average of the closing price per share during the period beginning three days before and ending three days after September 21, 1999, the day the merger was announced. The merger agreement provides for the merger of Promedix with a wholly-owned subsidiary of Ventro, resulting in Promedix becoming a wholly-owned subsidiary of Ventro.

  . Conversion of approximately 176,429 shares of Promedix Series C preferred stock related to Tenet Healthcare Corporation's investment in Promedix subsequent to December 31, 1999, or approximately 223,125 shares of Ventro common stock, after giving effect to the 1.2647 exchange ratio in the merger. The purchase price was based upon a Ventro common stock price of $26.125 multiplied by the 223,125 shares.

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)


  . Conversion of approximately 1,013,511 outstanding and unexercised options exercisable for shares of Promedix common stock into options exercisable for an aggregate of approximately 1,281,710 shares of Ventro common stock having the same terms and conditions as the Promedix options, after giving effect to the 1.2647 exchange ratio in the merger. The fair value of the options assumed is based on the Black-Scholes option pricing model using the following assumptions:

     The fair value of the underlying shares, calculated by taking the average Chemdex common stock closing price on September 21,
      1999, the day the merger was announced, and three days prior and subsequent to such date.........................................  $26.125
     Expected years until exercise....................................        4
     Expected stock volatility........................................      100%
     Risk free interest rate..........................................        6%
     Expected dividend rate...........................................      --

  . Exercise of warrants to purchase 333,334 shares of Promedix's preferred stock through the retirement of $500,000 of subordinated convertible notes, or approximately 421,558 shares of Ventro common stock, after giving effect to the 1.2647 exchange ratio in the merger. The purchase price was based upon a Ventro common stock price of $26.125 multiplied by the 421,558 shares.

  . Conversion of approximately $1,000,000 of subordinated convertible notes into 346,020 shares of Promedix preferred stock or approximately 437,601 shares of Ventro common stock, after giving effect to the 1.2647 exchange ratio in the merger. The purchase price was based upon Ventro common stock share price of $26.125 multiplied by the 437,601 shares.

  Components of the purchase price allocation listed above and reflected in the Ventro Pro Forma Financial Statements include the following:

    Tangible assets of Promedix to be acquired principally include cash, current and other assets and property and equipment. Liabilities of Promedix assumed in the Promedix merger principally include accounts payable, accrued compensation and accrued expenses.

    The value of customer and supplier relationships was derived by attributing historical costs incurred, excluding technology development costs, to each of the two respective relationships based upon Promedix management's estimation of proportionate resources that had been devoted to the development of each of the respective relationships. The analysis yielded a valuation of approximately $4,000,000. The asset is being amortized on a straight line basis over a three year period.

    The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $2,000,000 for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

  The goodwill allocation is approximately $317,807,000. Amortization of goodwill will occur over three years. Ventro believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

2. Promedix repaid $3,500,000 of the $5,000,000 subordinated convertible notes from proceeds received from the sale of Pro Med Co. In addition, $1,000,000 of the subordinated convertible notes was converted to 346,020 shares of Promedix preferred stock, and $500,000 of the subordinated convertible notes was used to pay for the exercise of the warrants to purchase 333,334 shares of Promedix preferred stock.

3. The pro forma adjustment to "Redeemable convertible preferred stock" reflects the conversion of Promedix's redeemable convertible preferred stock ($3,738,000) to common stock.

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

4. The pro forma adjustment to "Common stock" reflects the conversion of redeemable convertible preferred stock to Promedix common stock ($3,738,000), the conversion of $1,000,000 of the subordinated convertible notes to preferred stock, exercise of Promedix warrants for 333,334 shares of Promedix preferred and a $500,000 reduction in the subordinated convertible notes to pay for the exercise price of the warrants, the sale of Promedix Series C preferred stock for $5,000,000, and the issuance of Ventro common stock ($314,772,000) and the elimination of Promedix common stock ($33,528,000).

5. The pro forma adjustment to "Accumulated deficit" reflects the elimination of Promedix's accumulated deficit.

6. The pro forma adjustment is for the amortization of goodwill, customer and supplier relationships and assembled workforce.

7. The pro forma adjustment is to eliminate deferred compensation related to Promedix stock options.

8. Promedix sold 176,429 shares of Series C preferred stock on February 9, 2000 for $5,000,000.

9. Promedix received $3,500,000 of proceeds on the sale of Pro Med Co. Promedix is repaying $3,300,000 of the subordinated convertible notes and is offsetting $200,000 of notes receivable from officers of Pro Med Co. against the subordinated convertible notes.

10. The pro forma adjustment is for the elimination of the net assets of discontinued operations.

11. The pro forma adjustment is to eliminate the note receivable and payable between Ventro and Promedix.

12. The pro forma adjustment is to eliminate the Ventro deferred acquisition charges for Promedix.

13. Below is a table of the acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired from SpecialtyMD (dollars in thousands):

                                                       Years of       Annual
                                                     Amortization  Amortization
                                                         Life     of Intangibles
                                                     ------------ --------------
   Acquisition Cost:
     Purchase Price.....................  $ 103,706
     Acquisition Expenses...............      4,000
                                          ---------
      Total Acquisition Cost............  $ 107,706
                                          =========
   Purchase Price Allocation:
     Net tangible assets of SpecialtyMD
      at December 31, 1999..............  $  (4,350)
     Conversion of redeemable preferred
      stock.............................      4,201
                                          ---------
     Pro forma net tangible assets of
      SpecialtyMD at December 31, 1999..       (149)
   Intangible assets acquired:
     Assembled workforce................        900        2         $   450
     Developed Technology...............      2,700        3         $   900
     Non-compete agreements.............     15,000        3         $ 5,000
     Goodwill...........................     89,255        3         $29,752
                                          ---------
      Total.............................  $ 107,706
                                          =========

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)


The unaudited pro forma combined condensed financial statements give effect to the following pro forma adjustments:

Application of purchase accounting to the SpecialtyMD merger, reflecting the estimated acquisition cost noted above and the issuance of Ventro common stock. Components of the estimated acquisition cost reflect:

  The purchase price is determined as follows:

                                        SpecialtyMD   Ventro      Fair Value
                                          Shares      Shares    (in thousands)
                                        -----------  ---------  --------------
     Outstanding shares................  9,243,253     954,914     $ 89,265
     Restricted stock subject to
      repurchase.......................  1,358,000     140,298       13,101
     Stock options.....................  1,331,583     137,540       12,835
     Warrants..........................    166,310      17,179        1,606
                                        ----------   ---------     --------
                                        12,099,146   1,249,931      116,807
     Less shares contingent on
      service.......................... (1,358,000)   (140,298)     (13,101)
                                        ----------   ---------     --------
         Totals........................ 10,741,146   1,109,633     $103,706
                                        ==========   =========     ========

  . Conversion of SpecialtyMD capital stock through an exchange of 0.1033 shares of Ventro common stock for each share of SpecialtyMD outstanding shares of common stock or approximately 954,914 shares of Ventro common stock in the aggregate. The purchase price was based upon the approximately 954,914 Ventro shares, multiplied by a per share price of $93.48, the average of the closing price per share during the period beginning three days before and ending three days after December 13, 1999, the day the merger was announced. The merger agreement provides for the merger of SpecialtyMD with a wholly-owned subsidiary of Ventro, resulting in SpecialtyMD becoming a wholly-owned subsidiary of Ventro.

  . Conversion of approximately 1,358,000 shares of SpecialtyMD restricted common stock subject to repurchase for an aggregate of approximately 140,298 shares of Ventro restricted common stock subject to repurchase, under the same terms and conditions under the SpecialtyMD shares, after giving effect to the 0.1033 exchange ratio in the merger. The fair value of assumed shares of restricted stock subject to repurchase is based on the Black-Scholes option pricing model using the following assumptions:

     The fair value of the underlying shares, calculated by taking the average Ventro common stock closing price on December 13, 1999, the day the merger was announced, and three days prior and subsequent to such date.......................................... $93.48
     Expected years until repurchase right lapse.......................      4
     Expected stock volatility.........................................    100%
     Risk free interest rate...........................................      6%
     Expected dividend rate............................................    --

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)


  . Conversion of approximately 1,331,583 outstanding and unexercised options exercisable for shares of SpecialtyMD common stock into options exercisable for an aggregate of approximately 137,540 shares of Ventro common stock having the same terms and conditions as the SpecialtyMD options, after giving effect to the 0.1033 exchange ratio in the merger. The fair value of the options assumed is based on the Black-Scholes option pricing model using the following assumptions:

     The fair value of the underlying shares, calculated by taking the average Ventro common stock closing price on December 10, 1999, the day the merger was announced, and three days prior and subsequent to such date.......................................... $93.48
     Expected years until exercise.....................................      4
     Expected stock volatility.........................................    100%
     Risk free interest rate...........................................      6%
     Expected dividend rate............................................    --

  . Conversion of approximately 166,310 outstanding and unexercised warrants for shares of SpecialtyMD Series B preferred stock into warrants exercisable for an aggregate of approximately 17,179 shares of Ventro common stock having the same terms and conditions as the SpecialtyMD warrants, after giving effect to the 0.1033 conversion ratio. The fair value of the warrants assumed is based on the Black-Scholes option pricing model using the following assumptions.

     The fair value of the underlying shares, calculated by taking the average Ventro common stock closing price on December 10, 1999, the day the merger was announced, and three days prior and subsequent to such date.......................................... $93.48
     Expected years until exercise.....................................     10
     Expected stock volatility.........................................    100%
     Risk free interest rate...........................................    6.6%
     Expected dividend rate............................................    --

  . Under EITF 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in an Purchase Business Combination," this arrangement is, in substance, compensation for post-combination services rather than additional purchase price. The President and Vice President of Business Development of SpecialtyMD are exchanging 1,358,000 shares of outstanding common stock for 140,298 shares of Ventro common stock that will be subject to a repurchase option in favor of Ventro in the event of termination of employment. The repurchase option will be released over a fifteen-month period.

  Components of the purchase price allocation listed above and reflected in the Ventro Pro Forma Statements include the following:

    Tangible assets of SpecialtyMD to be acquired principally include cash, current and other assets and property and equipment. Liabilities of SpecialtyMD assumed in the SpecialtyMD merger principally include accounts payable and accrued expenses.

    The value of the developed technology was derived by attributing historical costs incurred, for all existing technology, taking into account risks related to the characteristics and applications of the technology, future markets, and assessments of the life cycle stage of technology based upon SpecialtyMD management's estimation of proportionate resources that had been devoted to the development of the technology. The analysis yielded a valuation of approximately $2,700,000 for technology which has reached technological feasibility and therefore was capitalizable. The asset is being amortized on a straight line basis over a three year period.

    The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee.

                         NOTES TO UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL STATEMENTS--(Continued)

    The analysis yielded a valuation of approximately $900,000 for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

    The value of the non-compete agreement was derived from a discounted cash flow valuation with and without non-compete agreements. The analysis yielded a valuation of approximately $15,000,000 which is being amortized over a three year period.

    The goodwill allocation is approximately $89,255,000. Amortization of goodwill will occur over three years. Ventro believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

  14. The pro forma adjustment to "Redeemable convertible preferred stock" reflects the conversion of SpecialtyMD's redeemable convertible preferred stock ($4,201,000) to common stock.

  15. The pro forma adjustment to "Common stock" reflects the conversion of redeemable convertible preferred stock to SpecialtyMD common stock ($4,201,000), the issuance of Ventro common stock ($103,706,000) and the elimination of SpecialtyMD common stock ($8,963,000), includes the redeemable preferred stock converted into common stock.

  16. The pro forma adjustment is for the amortization of goodwill, developed technology, non-compete agreements and assembled workforce.


  17. The pro forma adjustment is to eliminate deferred compensation related to SpecialtyMD stock options.

  18. The pro forma adjustment to "Accumulated deficit" reflects the elimination of SpecialtyMD's accumulated deficit.

  19. The pro forma adjustment is to record the compensation expense related to the vesting of the restricted stock over the 15 month period the repurchase option lapses beginning January 1, 1999.

  20. The pro forma adjustment is to eliminate the note receivable and payable between Ventro and SpecialtyMD.

  21. The pro forma adjustment is to eliminate the Ventro deferred acquisition charges for SpecialtyMD.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ventro Corporation

We have audited the accompanying consolidated balance sheets of Ventro Corporation (formerly "Chemdex Corporation") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and for the period from inception (September 4, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventro Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and for the period from inception (September 4, 1997) through December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                                            /s/ Ernst & Young
                                                             LLP

San Jose, California
February 7, 2000, except for
Note 18, as to which the date is
February 10, 2000 and
Note 19, as to which the date is March 1, 2000

                               VENTRO CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                               December 31,
                                                             -----------------
                                                               1999     1998
                                                             --------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $ 21,934  $ 5,990
  Short-term investments....................................   81,161       --
  Accounts receivable, net of allowances for doubtful
   accounts of $664 and $2 in 1999 and 1998, respectively...   12,414       32
  Other current assets......................................    5,041      287
                                                             --------  -------
    Total current assets....................................  120,550    6,309
Property and equipment, net.................................   10,264    1,558
Intangible and other assets, net............................   33,119      301
                                                             --------  -------
    Total assets............................................ $163,933  $ 8,168
                                                             ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................... $  8,373  $   543
  Accrued compensation......................................    3,958      512
  Accrued expenses..........................................   25,720      760
  Current obligations under capital lease...................       --        5
  Current portion of notes payable..........................      369       --
                                                             --------  -------
    Total current liabilities...............................   38,420    1,820
Notes payable, less current portion.........................      494       --

Commitments and contingencies

Stockholders' equity:
  Preferred stock, 2,500 authorized; none outstanding.......       --       --
  Convertible preferred stock, $.0002 par value; none and
   34,075 shares authorized as of December 31, 1999 and
   1998; none and 11,446 shares issued and outstanding as of
   December 31, 1999 and 1998...............................       --        2
  Common stock, $.0002 par value; 175,000 shares authorized
   as of December 31, 1999; 32,763 and 3,922 shares issued
   and outstanding as of December 31, 1999 and 1998.........        7        1
  Additional paid-in capital................................  189,842   18,379
  Deferred compensation.....................................   (6,380)  (2,992)
  Notes receivable from stockholders........................     (985)    (150)
  Accumulated deficit.......................................  (57,465)  (8,892)
                                                             --------  -------
    Total stockholders' equity..............................  125,019    6,348
                                                             --------  -------
      Total liabilities and stockholders' equity............ $163,933  $ 8,168
                                                             ========  =======

              See accompanying notes to the financial statements.

                               VENTRO CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                   Period from
                                                                    Inception
                                                                  (September 4,
                                                 December 31,     1997) through
                                               -----------------  December 31,
                                                 1999     1998        1997
                                               --------  -------  -------------
Net revenues.................................. $ 30,840  $    29     $   --
Cost of revenues..............................   29,306       22         --
                                               --------  -------     ------
  Gross profit................................    1,534        7         --
Operating expenses:
  Research and development(1).................   17,734    3,439        197
  Sales and marketing(2)......................   23,024    3,247         86
  General and administrative(3)...............   10,352    1,745        121
  Amortization of deferred stock based
   compensation...............................    1,992      372         --
                                               --------  -------     ------
    Total operating expenses..................   53,102    8,803        404
                                               --------  -------     ------
Operating loss................................  (51,568)  (8,796)      (404)
Interest expense..............................     (168)      (2)        --
Interest income and other, net................    3,163      310         --
                                               --------  -------     ------
Net loss...................................... $(48,573) $(8,488)    $ (404)
                                               ========  =======     ======
Basic and diluted net loss per share.......... $  (3.17) $ (4.79)    $(0.24)
                                               ========  =======     ======
Weighted average shares of common stock used
 in computing basic and diluted net loss per
 share........................................   15,322    1,772      1,704
                                               ========  =======     ======

--------
(1) Excluding $737 and $138 in amortization of deferred stock based compensation in 1999 and 1998, respectively.

(2) Excluding $916 and $171 in amortization of deferred stock based compensation in 1999 and 1998, respectively.

(3) Excluding $339 and $63 in amortization of deferred stock based compensation in 1999 and 1998, respectively.


              See accompanying notes to the financial statements.

                               VENTRO CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    Period from
                                                                     Inception
                                                  Year Ended       (September 4,
                                                 December 31,      1997) through
                                               ------------------  December 31,
                                                 1999      1998        1997
                                               ---------  -------  -------------
Operating activities:
Net loss.....................................  $ (48,573) $(8,488)    $ (404)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation and amortization...............      1,749      301          7
 Amortization of deferred compensation and
  fair value of warrants.....................      4,884      372         --
 Loss on disposition of property and
  equipment..................................         --        8         --
 Issuance of common stock for services.......        637       --         --
 Changes in operating assets and liabilities:
  Accounts receivable........................    (12,382)     (32)        --
  Other current assets.......................     (4,124)    (244)       (43)
  Other assets...............................    (19,712)    (240)       (67)
  Accounts payable...........................      7,830      361        182
  Accrued compensation.......................      3,446      480         32
  Accrued expenses...........................     24,960      706         54
                                               ---------  -------     ------
  Net cash used in operating activities......    (41,285)  (6,776)      (239)
                                               ---------  -------     ------
Investing activities:
Sales of short-term investments..............     20,410    6,593         --
Purchases of short-term investments..........   (101,571)  (6,593)        --
Purchases of property and equipment..........     (9,323)  (1,614)      (256)
Proceeds on sale of property and equipment...         --       25         --
Purchase of other assets.....................         --       --        (10)
                                               ---------  -------     ------
  Net cash used in investing activities......    (90,484)  (1,589)      (266)
                                               ---------  -------     ------
Financing activities:
Principal payments on capital lease
 obligations.................................         (5)      (7)        (1)
Principal payments on notes payable..........       (269)      --         --
Net proceeds from issuance of preferred
 stock.......................................     30,198   12,975      1,851
Issuance of common stock.....................    117,405       41          1
Payments of stockholders' notes receivable...          9       --         --
Proceeds from exercise of options............        375       --         --
                                               ---------  -------     ------
  Net cash provided by financing activities..    147,713   13,009      1,851
                                               ---------  -------     ------
Net increase in cash and cash equivalents....     15,944    4,644      1,346
Cash and cash equivalents at beginning of
 period......................................      5,990    1,346         --
                                               ---------  -------     ------
Cash and cash equivalents at end of period...  $  21,934  $ 5,990     $1,346
                                               =========  =======     ======
Supplemental disclosures of noncash
 activities:
Issuance of shares in exchange for
 stockholders' notes receivable, net.........  $     844  $   150     $   --
                                               =========  =======     ======
Equipment purchased under capital lease or
 note payable................................  $   1,132  $    --     $   13
                                               =========  =======     ======
Issuance of common stock for intangible
 assets......................................  $  15,692  $    --     $   --
                                               =========  =======     ======
Issuance of warrants.........................  $     936  $    --     $   --
                                               =========  =======     ======
Supplemental disclosures of cash flow
 information:
Cash paid for interest.......................  $     117  $     3     $   --
                                               =========  =======     ======
Cash paid for taxes..........................  $      --  $     2     $   --
                                               =========  =======     ======

                See accompanying notes to financial statements.

                               VENTRO CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except per share data)

                           Convertible
                            Preferred
                              Stock       Common Stock  Additional                                         Total
                          --------------- -------------  Paid-In     Deferred     Notes    Accumulated Stockholders'
                          Shares   Amount Shares Amount  Capital   Compensation Receivable   Deficit      Equity
                          -------  ------ ------ ------ ---------- ------------ ---------- ----------- -------------
Issuance of Series A
 preferred stock at
 $0.6994 per share, net
 of issuance costs......    2,696   $  1      --  $ --   $  1,850    $    --      $  --     $     --     $  1,851
Issuance of common stock
 to founders on
 incorporation..........       --     --   2,570     1         --         --         --           --            1
Net loss................       --     --      --    --         --         --         --         (404)        (404)
                          -------   ----  ------  ----   --------    -------      -----     --------     --------
Balance at December 31,
 1997...................    2,696      1   2,570     1      1,850         --         --         (404)       1,448
Issuance of Series A
 preferred stock at
 $0.6994 per share, net
 of issuance costs......      100     --      --    --         45         --         --           --           45
Issuance of Series B
 preferred stock at
 $1.50 per share, net of
 issuance costs.........    8,650      1      --    --     12,929         --         --           --       12,930
Exercise of stock
 options, net of
 repurchases............       --     --   1,352    --        191         --       (150)          --           41
Deferred compensation
 relating to stock
 options................       --     --      --    --      3,364     (3,364)        --           --           --
Amortization of deferred
 compensation relating
 to stock options.......       --     --      --    --         --        372         --           --          372
Net loss................       --     --      --    --         --         --         --       (8,488)      (8,488)
                          -------   ----  ------  ----   --------    -------      -----     --------     --------
Balance at December 31,
 1998...................   11,446      2   3,922     1     18,379     (2,992)      (150)      (8,892)       6,348
Issuance of Series C
 preferred stock at
 $5.716 per share, net
 of issuance costs......    5,300      1      --    --     30,197         --         --           --       30,198
Conversion of preferred
 shares into common
 stock upon Initial
 Public Offering........  (16,746)    (3) 16,746     3         --       ----         --           --           --
Issuance of shares upon
 Initial Public
 Offering, net of
 issuance costs.........       --     --   8,625     2    117,403         --         --           --      117,405
Issuance of common
 stock..................       --     --   2,726     1     15,691         --         --           --       15,692
Exercise of stock
 options, net of
 repurchases............       --     --     744    --      1,856         --       (844)          --        1,012
Deferred compensation
 relating to stock
 options................       --     --      --    --      5,380     (5,380)        --           --           --
Amortization of deferred
 compensation...........       --     --      --    --         --      1,992         --           --        1,992
Issuance of warrants....       --     --      --    --        936         --         --           --          936
Payment on notes
 receivable.............       --     --      --    --         --         --          9           --            9
Net loss................       --     --      --    --         --         --         --      (48,573)     (48,573)
                          -------   ----  ------  ----   --------    -------      -----     --------     --------
Balance at December 31,
 1999...................       --   $ --  32,763  $  7   $189,842    $(6,380)     $(985)    $(57,465)    $125,019
                          =======   ====  ======  ====   ========    =======      =====     ========     ========

                See accompanying notes to financial statements.

                              VENTRO CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1999, 1998 and 1997

1. Description of Business

Ventro Corporation ("the Company," "Ventro" or "we"), formerly known as Chemdex Corporation, is a leading builder and operator of vertical marketplace companies that transact with enterprises, buyers and suppliers to enable them to streamline business processes, enhance productivity and reduce costs. Ventro marketplace companies offer complete e-commerce solutions consisting of extensive online marketplaces, electronic procurement, the systems integration needed to interface with third party and back office systems, and comprehensive services and support. Ventro was incorporated as Chemdex Corporation in Delaware on September 4, 1997. Ventro was created in February 2000 to leverage the corporate assets originally developed in our Chemdex life sciences business.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

The consolidated financial statements include all the accounts of the Company and those of its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.


 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

Net revenues includes gross revenues from sales of products and related shipping fees, net of discounts and provisions for sales returns and other allowances. We generally refund all or a portion of the selling price, including related shipping fees, if applicable, in the event the customer is not satisfied with the product purchased Sales returns and allowances have not been significant to date.

Ventro generally acts as a principal when we purchase products from suppliers and resell them to customers. Our products are shipped directly to customers using third party carriers. Under principal based agreements, we obtain and validate a customers order, purchase the product from a manufacturer or supplier at a negotiated price, arrange for shipment of products, establish the total purchase price of our products and shipping fees, collect payment from customers, ensure that products reach customers, and process returns. In addition, we contractually take title to products upon shipment and bear the risk of loss for collection, delivery and product returns from customers.

To date, an insignificant amount of our revenue is derived from agreements with supplies for which we act as an agent and simply facilitate a customer's order. Under agency based agreements with suppliers and distributors, we recognize a percentage share of revenues generated when products are shipped to customers.

For 1999 sales to four significant customers accounted for approximately 27%, 13%, 12% and 11%, respectively. There were no sales to customers outside the United States since inception through December 31, 1999.

 Cash, Cash Equivalents and Investments

The Company considers all highly liquid investment securities with original maturities of three months or less to be cash equivalents. Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Marketable securities are

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

classified as available-for-sale and are carried at fair value with material unrealized gains and losses, if any, included in stockholders' equity. Realized gains and losses on available-for-sale securities are included in interest income.

 Capitalized Software

The Company expenses costs related to the research and development of new software products and enhancements to existing software products as incurred until technological feasibility (in the form of a working model) of the product has been established, at which time such costs are capitalized, subject to expected recoverability. To date, Ventro has not capitalized any development costs related to software products since the time period between technological feasibility and general release of a product has not been significant and related costs incurred during that time period have not been material.

 Internal Use Software

In March 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirements to capitalize specified costs and amortization of these costs. The Company adopted SOP 98-1 on January 1, 1999.

 Property and Equipment

Ventro records property and equipment at cost and calculates depreciation using the straight-line method over estimated useful lives of three to five years. Property under capital leases is depreciated over the lesser of the useful lives of the assets or lease term.

 Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

 Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $5,465,000 and $787,000 for the years ended December 31, 1999 and 1998, respectively. No advertising expense was incurred for the period from September 4, 1997 (inception) through December 31, 1997.

 Accumulated Other Comprehensive Income

SFAS No. 130 Reporting Comprehensive Income, establishes standards of reporting and display of comprehensive income and its components of net income
(loss) and "Other Comprehensive Income" in a full set of general purpose financial statements. "Other Comprehensive Income" refers to revenues, expenses, gains and losses that are not included in net income (loss) but rather are recorded directly in stockholders' equity. Comprehensive loss is the same as net loss.

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997


 Segment Information

During the year ended December 31, 1998 we adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders.

Ventro operates solely in one operating segment, the development and marketing of an online marketplace for the purchase and sale of products and, therefore there is no impact to Ventro's financial statements of adopting FAS 131.

 Net Loss Per Share

Net loss per share is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (FAS
128) which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. If Ventro had reported net income, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as an additional 2.1 million,
0.5 million and no common share equivalent related to the outstanding options and warrants (determined using the treasury stock method) for the period ended December 31, 1999 and 1998, and the period from inception (September 4, 1997) through December 31, 1997, respectively. These options and warrants could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented.

The following table presents the calculation of basic and diluted net loss per common share as of December 31 (in thousands, except per share data):

                                                       1999     1998     1997
                                                     --------  -------  ------
Net loss............................................ $(48,573) $(8,488) $ (404)
                                                     ========  =======  ======
Basic and diluted:
  Weighted-average shares of common stock
   outstanding......................................   17,446    3,243   2,570
  Less: weighted-average common shares subject to
   repurchase.......................................   (2,124)  (1,471)   (866)
                                                     --------  -------  ------
Weighted-average shares used in computing basic and
 diluted net loss per common share..................   15,322    1,772   1,704
                                                     ========  =======  ======
Basic and diluted net loss per common share......... $  (3.17) $ (4.79) $(0.24)
                                                     ========  =======  ======

 Recent Accounting Pronouncement

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. The Company will be required to adopt SFAS No. 133 in 2001 in accordance with SFAS No. 137, which delayed the required implementation of SFAS No. 133 for one year.

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997


3. Concentration of Credit Risk and Other Risks

Financial instruments that potentially subject Ventro to credit risk consist primarily of uninsured cash and cash equivalents. Cash and cash equivalents are deposited with a federally insured commercial bank in the United States.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Ventro analyzes the need for reserves for potential credit losses and records reserves when necessary. These losses have been within management's expectations. To date, the Company has not had significant write-offs of bad debt.

4. Investments

The following is a summary of available for sale securities as of December 31, 1999 (in thousands):

     Commercial paper.................................................. $52,441
     Corporate notes...................................................  28,720
                                                                        -------
       Total short-term investments.................................... $81,161
                                                                        =======

5. Property and Equipment

Property and equipment consisted of the following as of December 31, (in thousands):

                                                                 1999     1998
                                                                -------  ------
     Computer equipment and purchased software................. $ 6,751  $1,042
     Furniture and equipment...................................     951     299
     Purchased software........................................   2,746     456
     Leased equipment and software.............................   1,145      13
     Leasehold improvements....................................     706      34
                                                                -------  ------
                                                                 12,299   1,844
     Less accumulated depreciation and amortization............  (2,035)   (286)
                                                                -------  ------
                                                                $10,264  $1,558
                                                                =======  ======

6. Intangible and Other Assets

Intangible and other assets were comprised of the following as of December 31, (in thousands):

                                                                    1999   1998
                                                                   ------- ----
Deposits and other...............................................  $   512 $301
VWR related intangible, net of accumulated amortization of $2,318
 in 1999 ........................................................   11,592   --
BIO related intangible, , net of accumulated amortization of $267
 in 1999.........................................................    1,515   --
Notes receivable from Promedix and Specialty MD..................    5,000   --
Deferred acquisition costs.......................................   14,500   --
                                                                   ------- ----
  Total intangible and other assets..............................  $33,119 $301
                                                                   ======= ====

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

7. Accrued Expenses

Accrued expenses were comprised of the following as of December 31, (in thousands):

                                                                    1999   1998
                                                                   ------- ----
     Accrued acquisition costs.................................... $14,500 $ --
     Accrued marketing expenses...................................   2,630  200
     Other accrued liabilities....................................   8,590  560
                                                                   ------- ----
       Total accrued expenses..................................... $25,720 $760
                                                                   ======= ====

8. Commitments and Contingencies

Ventro leases its office facilities under non-cancelable operating leases expiring through 2005. Minimum annual operating lease commitments as of December 31, 1999 are as follows (in thousands):

     2000.............................................................. $ 4,607
     2001..............................................................   4,910
     2002..............................................................   5,048
     2003..............................................................   5,199
     2004..............................................................   4,123
     Thereafter........................................................     703
                                                                        -------
       Total minimum lease payments.................................... $24,590
                                                                        =======

In November 1999, the Company entered in a new facilities sublease agreement for its former headquarters. The sublease term commenced on December 1, 1999 and will end on December 31, 2003. Sublease receipts for the Company will be received on an escalating basis with the total future minimum sublease receipts amounting to approximately $4,580,000 over the lease term. The sublease receipts are not included in the above table.

Rental expense for the years ended December 31, 1999 and 1998 and for the period from inception through December 31, 1997, was $1,488,000, $343,000 and $14,000, respectively.

In August 1999, the Company established three letters of credit to secure our facility rental agreement with a lending company for $160,000, $625,000, and $1,875,000. The $160,000 letter of credit expires on August 16, 2000. The $625,000 and $1,875,000 letters of credit are automatically renewed each July 31 until they expire on July 31, 2004.

The Company was and continues to be involved in certain legal matters. Although litigation is subject to inherent uncertainties and the ultimate outcome of these proceedings cannot be determined at this time, management, including internal counsel, does not believe that the ultimate outcome will have a material adverse effect on Ventro's financial position or overall trends in results of operations.

9. Financing Arrangements

In January 1999, Ventro entered into a $3,000,000 equipment lease line agreement with a financial institution for a term of 48 months, with interest imputed at 13.02% per year. At December 31, 1998 and 1999, Ventro had no outstanding borrowings under the equipment lease line.

In February 1999, Ventro entered into a financing arrangement in the amount of $1,132,000 for the purchase of certain computer software and related support. This arrangement provides for 12 equal quarterly payments of the financed amount commencing May 1, 1999, with interest imputed at 13.24% per year.

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997


As of December 31, 1999, aggregate future minimum payments under the one financing agreement which has been drawn upon are (in thousands):

     2000................................................................ $ 369
     2001................................................................   369
     2002................................................................   125
                                                                          -----
       Total Payments....................................................   863
     Less Current portion................................................  (369)
                                                                          -----
     Long-term portion................................................... $ 494
                                                                          =====

10. Stockholders' Equity

 Preferred Stock

The Board of Directors has the authority, within the limitations and restrictions in the amended and restated certificate of incorporation, to issue 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders.

 Warrants

In January 1999, in connection with an equipment lease line, Ventro issued a fully vested warrant that entitles the holder to purchase 105,000 shares of the Ventro's Series B preferred stock at an exercise price of $1.50 per share. This warrant is exercisable through January 2006. The fair value of this warrant, approximately $353,000 is being expensed as a cost of financing over the four year period of the lease line. The fair value of this warrant was calculated using the Black-Scholes option pricing model.

In March 1999, Ventro issued a fully vested, non-forfeitable warrant in exchange for consulting services. The warrant entitles the holder to purchase 49,999 shares of Ventro's common stock at an exercise price of $5.20 per share. This warrant is exercisable through July 27, 2001. The fair value of this warrant, approximately $208,000, was expensed over the six month period of the consulting agreement. The fair value of this warrant was calculated using the Black-Scholes option pricing model.

In July 1999, the Company issued a fully-vested, non-forfeitable warrant that entitles the holder to purchase 25,000 shares of Ventro's common stock at an exercise price of $15.00 per share, in connection with a lease agreement. This warrant is exercisable until July 2004. The fair value of this warrant, approximately, $375,000, is being expensed over the term of the lease. The fair value of this warrant was calculated using the Black-Scholes option pricing model.

 Common Stock

As of December 31, 1999 and 1998, 1,514,000 and 1,943,000 shares, respectively, were subject to repurchase. The stock vests over a period of four years.

On July 27, 1999 the Company completed an initial public offering in which it sold 7,500,000 shares of common stock, at $15.00 per share. On August 17, 1999, the underwriters' exercised their over-allotment option to

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

purchase an additional 1,125,000 shares. The Company received $117.4 million in proceeds, net of underwriting discounts, commissions and other offering costs. Upon the closing of the offering, all of the Company's preferred stock, par value $.0002 per share, automatically converted into an aggregate of 16,745,593 shares of Common Stock.

 Stock Option Plans

  1998 Stock Plan

General. Our 1998 Stock Plan provides for the granting of stock options and stock purchase rights to eligible employees, officers, directors, including non-employee directors, and consultants of Ventro. Stock options granted under the 1998 Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory stock options, which are options not intended to qualify as incentive stock options. Stock purchase rights granted under the 1998 Stock Plan allow a recipient to purchase shares of common stock directly from Ventro. Incentive stock options may be granted to employees, officers and employee directors of Ventro and nonstatutory stock options and stock purchase rights may be granted to employees, officers, directors and consultants.

As of December 31, 1999, 2,693,000 shares of common stock were issuable upon the exercise of outstanding options granted under the 1998 Stock Plan at a weighted average exercise price of $17.30. For the fiscal year ended December 31, 1999, 839,000 shares of common stock have been issued upon exercise of options or pursuant to stock purchase rights at exercise or purchase prices ranging between $1.50 and $66.50, net of repurchases, and 1,241,766 shares of common stock remained available for future issuance under the 1998 Stock Plan. The 1998 Stock Plan was originally adopted by the Board of Directors in January 1998 and approved by the stockholders in March 1998. In May 1999 the Board of Directors authorized an automatic annual increase on the first day of each of our fiscal years beginning in 2000, 2001, 2002, 2003, and 2004 equal to the lesser of 1,250,000 shares, 3% of our outstanding common stock on the last day of the preceding fiscal year or a lesser number determined by our Board of Directors. Unless terminated earlier by our Board of Directors, the 1998 Stock Plan will terminate in January 2008.

  1999 Directors' Stock Plan

Our 1999 Directors' Stock Plan was adopted by the Board of Directors in May 1999 and was approved by the stockholders in July 1999. The directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of Ventro.

The Directors' Plan provides that each person who is or becomes a non-employee director of Ventro will be granted a non-statutory stock option to purchase 12,500 shares of common stock on the later of the date on which the optionee first becomes a non-employee director of Ventro or the effective date of the registration statement for this offering. Thereafter, on the date of Ventro's Annual Stockholders Meeting each year, each non-employee director of Ventro will be granted an additional option to purchase 5,000 shares of common stock if, on that date, he or she has served on Ventro's Board of Directors for at least six months.

The Directors' Plan provides that each option granted under the directors' Plan shall vest and become exercisable in full immediately upon grant of the option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of Ventro's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

The Board of Directors may amend or terminate the Directors' Plan; provided, however, that none of these actions may not adversely affect any outstanding option. The Company will obtain stockholder approval for any amendment to the extent required by applicable law. If not terminated earlier, the Directors' Plan will have a term of ten years.

As of December 31, 1999 100,000 shares of common stock were issuable upon the exercise of outstanding options granted under the 1999 Stock Plan at a weighted average exercise price of $20.19 per share. During 1999 25,000 shares of common stock were exercised at a weighted average exercise price of $15.00 per share. As of December 31, 1999, 125,000 shares of common stock remained available for future issuance under the 1999 Directors' Stock Plan.

  1999 Employee Stock Purchase Plan

Ventro's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in May 1999 and was approved by the stockholders in July 1999. A total of 750,000 shares of common stock was initially reserved for issuance under the purchase plan, as well as an automatic annual increase on the first day of each of Ventro's fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 200,000 shares, or 1/2% of Ventro's outstanding common stock on the last day of the immediately preceding fiscal year. No shares have been issued under the 1999 Employee Stock Purchase Plan as of December 31, 1999.

The Purchase Plan permits eligible employees to purchase common stock through payroll deductions. Employees may end their participation in the offering at any time during the offering period, and participation end automatically on termination of employment. If not terminated earlier, the Purchase Plan will have a term of 20 years.

 Accounting for Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

For purposes of the SFAS No. 123 disclosure, the fair value of all grants made prior to the Company's initial public offering in July 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility. The fair value for the options granted subsequent to the Company's initial public offering was estimated at the date of grant using a Black-Scholes option pricing model. The fair value of the Company's stock based awards was estimated assuming no expected dividends and the following weighted-average assumptions: expected life of four years, risk-free interest rate of 6.66% and volatility of 1.0.

                               VENTRO CORPORATION

                        December 31, 1999, 1998 and 1997


If SFAS No.123 were used to account for the Company's stock based compensation programs, the pro forma net loss per share would be as follows (in thousands, except per share data):

                                                                    Period from
                                                                     Inception
                                                  Years Ended      (September 4,
                                                  December 31,     1997) through
                                                -----------------  December 31,
                                                  1999     1998        1997
                                                --------  -------  -------------
     Net loss:
       As reported............................. $(48,573) $(8,488)     $(404)
       Pro forma............................... $(52,114) $(8,495)     $(404)
     Basic and diluted net loss per share:
       As reported............................. $  (3.17) $  (.85)     $ --
       Pro forma............................... $  (3.40) $  (.85)     $ --

Stock option activity for all our stock plans was as follows (in thousands, except per share data):

                                                 Years Ended December 31,
                                             -----------------------------------
                                                   1999              1998
                                             ----------------- -----------------
                                                     Weighted-         Weighted-
                                                      average           average
                                                     exercise          exercise
                                             Shares    price   Shares    price
                                             ------  --------- ------  ---------
Outstanding at beginning of period..........    509               --
  Granted...................................  3,579   $14.28    1,979    $0.16
  Exercised................................. (1,142)  $ 1.40   (1,419)   $0.12
  Canceled..................................   (153)  $ 6.40      (51)   $0.12
                                             ------            ------
Outstanding at end of period................  2,793   $17.40      509    $0.14
                                             ======            ======
Exercisable at end of period................    119               509
                                             ======            ======

The following table summarizes information about stock options outstanding as of December 31, 1999 (in thousands, except per share data):

                                Outstanding                       Exercisable
                      --------------------------------------   ----------------------
                                  Weighted-
                                   Average
                                  Remaining      Weighted-                Weighted-
       Range of       Number     Contractual      Average      Number      Average
       Exercise         of          Life         Exercise        of       Exercise
        Prices        Shares       (years)         Price       Shares       Price
     -------------    ------     -----------     ---------     ------     ---------
     $ 1.50-5.00        925         9.24          $ 3.43         16        $ 2.13
     $10.00             904         9.45          $10.00          3        $10.00
     $15.00-33.875      736         9.75          $28.79         88        $15.00
     $56.50              12         9.86          $56.50         12        $56.50
     $66.50             216         9.92          $66.50         --           --
                      -----                                     ---
                      2,793         9.50          $17.40        119        $17.47
                      =====                                     ===

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997


11. Deferred Stock-based Compensation

The Company recorded deferred compensation for options granted in fiscal year ended December 31, 1998 and 1999, for the difference at the option grant date between the exercise price and the fair value of the common stock underlying the options in accordance with FASB Interpretation No. 28. As of December 31, 1999 the Company had recorded aggregate deferred stock compensation of $ 8.7 million. The deferred stock compensation is being amortized over the vesting periods of the stock options. The Company recognized a total of $ 2.0 million and $400,000 in stock compensation expense during the year ended December 31, 1999 and 1998, respectively. The total charges to be recognized in future periods from amortization of deferred stock compensation as of December 31, 1999 are anticipated to be approximately (in millions), $2.2, $2.2, $1.8 and $0.2, for 2000, 2001, 2002 and 2003, respectively.

12. Employee Savings and Retirement Plan

Ventro has a 401(k) Plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than statutory limits. Ventro may make discretionary contributions to the plan based on profitability as determined by the Board of Directors. Ventro did not make any contributions to the plan during the years ended December 31, 1999 and 1998.

13. Income Taxes

The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the federal statutory rate of 35% is due to net operating losses having a valuation allowance, due to past operating results and uncertainties regarding Ventro's future results of operations. Accordingly, there is no provision for income taxes for the years ended December 31, 1999 and December 31, 1998 and for the period from September 4, 1997 (inception) through December 31, 1997.

As of December 31, 1999, Ventro had federal and state net operating loss carryforwards of approximately $54.0 million and $54.0 million, respectively. Ventro also had federal and state research credit carryforwards of approximately $0.7 million and $0.6 million, respectively. The net operating loss and research credit carryforwards will expire at various dates beginning in 2002 through 2019, if not utilized. The net operating loss carryforwards differ from the accumulated deficit primarily as a result of certain reserves and accruals not currently deductible for tax purposes. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Ventro's deferred tax assets are as follows (in thousands):

                                                               As of December
                                                                    31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
     Deferred tax assets:
       Net operating loss carryforwards...................... $ 21,500  $ 3,000
       Research credit carryforwards.........................    1,100      200
       Reserves and accruals.................................      300      300
                                                              --------  -------
         Total deferred tax assets...........................   22,900    3,500
     Valuation allowance.....................................  (22,900)  (3,500)
                                                              --------  -------
         Net deferred tax assets............................. $     --  $    --
                                                              ========  =======

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

Under FAS 109, Accounting for Income Taxes, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Based upon the weight of available evidence, which includes Ventro's historical operating performance, the reported net losses for the period from inception through December 31, 1997 and for the years ended December 31, 1998 and December 31, 1999, and the uncertainties regarding Ventro's future results of operations, a full valuation allowance has been provided against its net deferred tax assets. It is not more likely than not that the deferred tax assets will be realized. The valuation allowance increased by $19,400,000 during 1999 and $3,327,000 during 1998.

14. Agreement with VWR

In March 1999, Ventro entered into a strategic relationship agreement with VWR, which was consummated in April 1999, pursuant to which Ventro and VWR agreed to market jointly VWR laboratory products using the Chemdex Marketplace. The term of the agreement is four years.

The agreement gives Ventro the right to offer approximately 350,000 VWR-distributed products to Ventro customers and both parties agreed to jointly develop an online purchasing solution for VWR's existing customers. In connection with the strategic relationship agreement, VWR transferred to Ventro information concerning VWR customers who purchased products from third party suppliers outside VWR's primary product offering and Ventro issued 2,538,405 shares of common stock valued at $13.9 million to VWR. The Company intends to use this information to expand sales of its purchasing solution to these customers and facilitate adoption of the Chemdex Marketplace by these customers and suppliers. The fair value of the common stock of $13.9 million was allocated to the customer list and is being amortized into sales and marketing expense over four years, the estimated useful life of the intangible asset.

15. Agreement with Biotechnology Industry Organization ("BIO")

In May 1999, the Biotechnology Industry Organization selected Ventro as its preferred supplier of e-commerce purchasing solutions. As a result, the Company entered into a five-year, exclusive joint marketing agreement with BIO. As part of the joint marketing agreement, Ventro will discount the fees it charges to BIO members for its solution and will contribute cash payments to a joint marketing fund, to be used in conjunction with both parties' obligations under the joint marketing agreement. In addition, the Company sold 188,000 shares of its common stock to BIO for a nominal amount in consideration for BIO's participation in these marketing activities. BIO has the right to use a portion of the cash payments and any proceeds it receives from the sale of the common stock for the benefit of its members and the biotechnology industry. The charge for BIO marketing activities will be expensed to sales and marketing as incurred. The Company recorded the difference between the nominal amount per share price paid by BIO for the purchase of our common stock and the fair value as of May 11, 1999, which is approximately $1.8 million as an intangible asset, which is being amortized ratably over the five-year term of the joint agreement.

16. Investment in Broadlane with Tenet Healthcare Corporation

On December 13, 1999, Ventro and Tenet Healthcare Corporation ("Tenet") announced the formation of Broadlane, to provide business-to-business e-commerce solutions to the healthcare industry. Broadlane is an independent entity, with its own management team and board of directors. Tenet, through its subsidiaries, owns and operates acute care hospitals and numerous related health care services. In exchange for 76% ownership of Broadlane's capital stock Tenet will provide Broadlane access to the benefits of its existing buyer and supplier contracts of its BuyPower organization, which serves as a group purchasing organization for Tenet's hospitals

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

and other members. In exchange for 24% ownership of Broadlane's capital stock, Ventro will license its technology to Broadlane for use within the healthcare industry and provide service and support functions at cost. As the licensed technology has no recorded value on Ventro's financial statements, it initially will have no recorded value on Broadlane's financial statements. In addition, IBM has entered into a strategic alliance with Broadlane in which IBM Global Services will provide implementation, integration and e-commerce services to Broadlane's customers and suppliers.

Broadlane will offer its e-commerce technology to other group purchasing organizations and their members to support their own proprietary contracts. While Broadlane will initially focus on the hospital market, Broadlane eventually plans to expand its e-commerce solution to the long-term care and outpatient markets as well.

In December, 1999 Promedix.com ("Promedix") (see Note 18) and Tenet Healthcare Corporation agreed to enter into an agreement whereby, Promedix will be the exclusive provider to Tenet of e-commerce solutions for the purchase of specialty medical products.

17. Related Party Transactions

VWR's former president and Chief Executive Officer is a director of the Company. In addition, VWR owns 2,538,405 shares of common stock of the Company. VWR and Ventro jointly market VWR core products and Ventro core products to VWR's existing and new customers and jointly solicit several key existing VWR suppliers. VWR currently performs some of the billing and cash collection functions for the sale of jointly marketed products until these functions can be transitioned to Ventro. With respect to sales of VWR core products, Ventro act's as an intermediary and forward orders received through the Chemdex Marketplace to VWR for fulfillment and customer service. The Company receives no fee for orders for VWR core products from VWR's 40 largest customers and the Company receives a minimal fee for all other orders for VWR core products forwarded to VWR. Ventro is responsible for fulfillment and customer service for all Ventro core product and orders for third party products received from VWR customers through the Chemdex Marketplace. Under the terms of the agreement, VWR provides support for the purchase of third party products in return for a fee which approximates VWR's costs incurred. As of December 31, 1999 the Company had accounts payable of $7.6 million owed to VWR.

CMGI and/or its affiliates beneficially own 2,740,857 shares of Ventro common stock, representing approximately 8.4% of the outstanding Ventro common stock, and 3,997,000 shares of Promedix (see Note 18) preferred stock, representing approximately 23.7% of the outstanding Promedix capital stock. Following consummation of the merger with Promedix, CMGI and its affiliates will beneficially own approximately 17.5% of the outstanding Ventro common stock. Jonathon D. Callaghan is a general partner of CMGX @ Ventures, a CMGI affiliate, and is a member of both the Ventro board of directors and the Promedix Board of Directors.

18. Business Combinations

 Promedix

On September 22, 1999 the Company entered into a definitive agreement to acquire Promedix, a provider of e-commerce solutions for healthcare purchasing professionals. Promedix is a privately held Company based in Salt Lake City, Utah. Promedix links buyers and suppliers of specialty medical products, providing healthcare professionals with a one-stop shop for product research, purchase and order fulfillment through relationships with distributors and manufacturers. Under the terms of the agreement, Ventro issued 12.1 million shares of its common stock for all of the outstanding preferred and common stock of Promedix based on an exchange ratio of

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

1.2647 shares of Promedix for 1.0000 shares of Ventro. The transaction will be accounted for as a purchase. The purchase was executed on February 10, 2000. Under the transaction, Ventro recorded approximately $2.0 million for assembled workforce, $1.9 million for customer relationships, $2.1 million for supplier relationships, with the remaining $319.3 million of the purchase price allocated to goodwill, net tangible and intangible assets. A valuation specialist used the Company's management estimates to establish the amount of assembled workforce, customer relationships, and supplier relationships recorded. Intangible assets of $323.8 million will be amortized ratably over a two to three year period.

 SpecialtyMD

On December 10, 1999 the Company entered into a definitive agreement to acquire SpecialtyMD, a provider of a range of comprehensive search and content functions which will add an interactive component to Ventro's e-commerce procurement solutions. Under the terms of the agreement, Ventro will issue 1.1 million shares of its common stock for all of the outstanding common stock of SpecialtyMD based on an exchange ratio of 0.1033 shares of SpecialtyMD for
1.0000 shares of Ventro. The transaction will be accounted for as a purchase. The purchase was executed on February 10, 2000. Under the transaction, Ventro recorded approximately $0.9 million for assembled workforce, $2.7 million for developed technology, $15.0 million related to non-compete agreements, with the remaining $89.1 million of the purchase price allocated to goodwill, net tangible and intangible assets. A valuation specialist used the Company's management estimates to establish the amount of assembled workforce, developed technology, and non-compete agreements recorded. Intangible assets of $107.9 million will be amortized ratably over a two to three year period.

Pro Forma. The following unaudited pro forma results of operations for fiscal 1999 are as if the acquisition of Promedix and SpecialtyMD had occurred at the beginning of fiscal 1999. The pro forma information has been prepared for comparative purposes only and is not indicative of what operating results would have been if the acquisition had taken place at the beginning of fiscal 1999 or of future operating results.

                                                                 1999
                                                         ---------------------
                                                         (In thousands, except
                                                            per share data,
                                                              unaudited)
   Net revenues.........................................       $  30,871
   Loss from continuing operations......................       $(219,827)
   Basic and diluted loss per share from continuing
    operations..........................................       $  (10.96)

19. Subsequent events

 Formation of Industria

   On January 24, 2000, Ventro, DuPont, IBM and CMGI @ Ventures announced the formation of Industria Solutions, Inc. (Industria), a new business-to-business e-commerce company in the worldwide fluid processing market. For a cash investment of $5.0 million, as well as the contribution of technology, Ventro will own 49% of Industria. The investment will be accounted for using the equity method.

 Formation of Ventro

On February 22, 2000, Chemdex announced the formation of Ventro as a leading builder and operator of business-to-business vertical marketplace companies. Ventro became a publicly traded company that incorporated Chemdex, Promedix and Specialty MD's assets, with a new stock symbol, VNTR, which became

                              VENTRO CORPORATION

                       December 31, 1999, 1998 and 1997

effective on March 1, 2000. Ventro was created to leverage the corporate assets originally developed by Chemdex across multiple vertical marketplaces.

 Stock Option Plans

On February 10, 2000 the shareholders approved a 4,250,000 share increase to the 1998 Employee Stock Plan and a 300,000 share increase to the 1999 Employee Stock Purchase Plan.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Promedix.com, Inc.

We have audited the accompanying balance sheets of Promedix.com, Inc. as of December 31, 1999 and 1998, and the related statements of operations, common shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Promedix.com, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Salt Lake City, Utah
February 11, 2000

                               PROMEDIX.COM, INC.

                                 BALANCE SHEETS

                                                              December 31,
                                                         ------------------------
                                                             1999         1998
                                                         ------------  ----------
                         ASSETS
 Current assets:
   Cash and cash equivalents...........................  $    312,248  $3,002,148
   Other current assets................................        95,352      30,000
   Net current assets of discontinued operations.......     2,404,511          --
                                                         ------------  ----------
     Total current assets..............................     2,812,111   3,032,148
 Property and equipment, net...........................     1,864,266       2,252
 Other assets..........................................        60,893          --
 Net non-current assets of discontinued operations.....     1,095,489          --
                                                         ------------  ----------
     Total assets......................................  $  5,832,759  $3,034,400
                                                         ============  ==========
 LIABILITIES AND COMMON SHAREHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
   Accounts payable....................................  $    717,668  $   10,944
   Accrued compensation................................       447,736         786
   Accrued liabilities.................................     1,028,893      17,526
   Other current liabilities...........................         7,076       2,000
   Short-term debt.....................................     3,666,667          --
   Subordinated convertible notes......................     4,999,835          --
                                                         ------------  ----------
     Total current liabilities.........................    10,867,875      31,256

 Commitments

 Preferred stock--series A.............................     3,738,057   3,001,597

 Common shareholders' equity (deficit):
   Common stock; $.0001 value; 25,000,000 and
    15,500,000 shares authorized, respectively;
    3,546,250 and 3,446,250 issued and outstanding,
    respectively.......................................           355         345
   Additional paid in capital..........................    23,290,499     133,306
   Deferred compensation...............................   (15,744,712)         --
   Accumulated deficit.................................   (16,319,315)   (132,104)
                                                         ------------  ----------
     Total shareholders' equity (deficit)..............    (8,773,173)      1,547
                                                         ------------  ----------
       Total liabilities and shareholders' equity
        (deficit)......................................  $  5,832,759  $3,034,400
                                                         ============  ==========

                            See accompanying notes.

                               PROMEDIX.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                Year ended December 31,
                                            ----------------------------------
                                                1999        1998       1997
                                            ------------  ---------  ---------
Revenues................................... $         --   $ 14,034  $ 197,249
Cost of revenues...........................           --      1,100     55,542
                                            ------------  ---------  ---------
Gross profit...............................           --     12,934    141,707
Operating expenses:
  Sales and marketing......................    1,933,053         --     30,596
  General and administrative...............    4,192,237     73,236    246,306
  Research and development.................      679,037         --         --
  Amortization of deferred compensation....    5,012,816         --         --
                                            ------------  ---------  ---------
Total operating expenses...................   11,817,143     73,236    276,902
                                            ------------  ---------  ---------
Loss from operations.......................  (11,817,143)   (60,302)  (135,195)
Other income (expense):
  Interest expense.........................     (347,741)        --       (316)
  Interest income..........................       87,920        398        100
  Other income (expense)...................        3,538         --     (5,465)
                                            ------------  ---------  ---------
Loss from continuing operations............  (12,073,426)   (59,904)  (140,876)
Discontinued operations:
  Income from Pro Med Co., net of income
   tax of $10,000..........................        5,116         --         --
  Loss on disposal of Pro Med Co...........   (4,118,901)        --         --
Extraordinary gain.........................           --     86,204         --
                                            ------------  ---------  ---------
Net income (loss).......................... $(16,187,211) $  26,300  $(140,876)
                                            ============  =========  =========
Basic net income (loss) per share:
  Loss from continuing operations.......... $      (3.46) $   (0.02) $   (0.10)
  Discontinued operations..................        (1.18)        --         --
  Extraordinary gain.......................           --       0.03         --
                                            ------------  ---------  ---------
Net income (loss).......................... $      (4.64) $    0.01  $   (0.10)
                                            ============  =========  =========
Diluted net income (loss) per share:
  Loss from continuing operations.......... $      (3.46) $   (0.01) $   (0.10)
  Discontinued operations..................        (1.18)        --         --
  Extraordinary gain.......................           --       0.01         --
                                            ------------  ---------  ---------
Net income (loss).......................... $      (4.64) $      --   $  (0.10)
                                            ============  =========  =========
Weighted average number of shares
 outstanding:
  Basic....................................    3,492,346  2,696,228  1,379,988
  Diluted..................................    3,492,346  6,693,028  1,379,988


                            See accompanying notes.

                               PROMEDIX.COM, INC.

              STATEMENTS OF COMMON SHAREHOLDERS' EQUITY (DEFICIT)

                            Common Stock    Additional
                          -----------------   Paid-in      Deferred    Accumulated
                           Shares    Amount   Capital    Compensation    Deficit        Total
                          ---------  ------ -----------  ------------  ------------  ------------
Balances at December 31,
 1996...................  1,000,000   $100  $     9,900  $         --  $         --  $     10,000
 Issuance of stock for
  cash and other........  1,100,760    110      109,966            --            --       110,076
 Net loss...............         --     --           --            --      (140,876)     (140,876)
                          ---------   ----  -----------  ------------  ------------  ------------
Balances at December 31,
 1997...................  2,100,760    210      119,866            --      (140,876)      (20,800)
 Issuance of stock for
  cash and other........  1,357,570    136       13,439            --            --        13,575
 Accretion of preferred
  stock.................         --     --           --            --       (17,528)      (17,528)
 Cancellation of common
  stock.................    (12,080)    (1)           1            --            --            --
 Net income.............         --     --           --            --        26,300        26,300
                          ---------   ----  -----------  ------------  ------------  ------------
Balance of December 31,
 1998...................  3,446,250    345      133,306            --      (132,104)        1,547
 Issuance of stock for
  cash..................    100,000     10        9,990            --            --        10,000
 Deferred compensation
  relating to stock
  options...............         --     --   21,401,278   (21,401,278)           --            --
 Forfeiture of non-
  vested stock options..         --     --     (643,750)      643,750            --            --
 Amortization of
  deferred compensation
  relating to stock
  options...............         --     --           --     5,012,816            --     5,012,816
 Issuance of warrants
  for Pro Med Co. ......         --     --    2,389,675            --            --     2,389,675
 Net loss...............         --     --           --            --   (16,187,211)  (16,187,211)
                          ---------   ----  -----------  ------------  ------------  ------------
Balance at December 31,
 1999...................  3,546,250   $355  $23,290,499  $(15,744,712) $(16,319,315) $ (8,773,173)
                          =========   ====  ===========  ============  ============  ============


                            See accompanying notes.

                               PROMEDIX.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                           -----------------------------------
                                               1999         1998       1997
                                           ------------  ----------  ---------
Operating activities:
Net income (loss)........................  $(16,187,211) $   26,300  $(140,876)
Adjustments to reconcile net income
 (loss) to net cash provided by operating
 activities:
  Depreciation...........................       342,830         749        749
  Amortization of deferred compensation..     5,012,816          --         --
  Non-cash legal expense.................       711,460          --         --
  Non-cash interest expense..............       312,645          --         --
  Loss on disposal of discontinued
   operations............................     4,118,901          --         --
  Income from discontinued operations....        (5,116)         --         --
  Forgiveness of debt....................            --     (86,204)        --
Changes in operating assets and
 liabilities:
  Accounts receivable....................            --      16,668    (16,668)
  Other current assets...................       (65,352)    (30,000)    10,000
  Other assets...........................       (60,893)         --         --
  Accounts payable.......................       706,724      (2,256)    13,200
  Accrued liabilities....................       430,210      10,290      7,236
  Accrued compensation...................     1,028,107         786         --
  Other liabilities......................         5,076          --         --
                                           ------------  ----------  ---------
    Net cash used in operating
     activities..........................    (3,649,803)    (63,667)  (126,359)
Investing activities:
  Investment in subsidiary...............      (536,920)         --         --
  Purchases of property and equipment....    (2,204,844)         --     (3,750)
                                           ------------  ----------  ---------
    Net cash used in investing
     activities..........................    (2,741,764)         --     (3,750)
Financing activities:
  Borrowings on short-term notes.........     3,666,667      68,044     20,160
  Net proceeds from issuance of preferred
   stock.................................        25,000   2,984,069         --
  Proceeds from issuance of common
   stock.................................        10,000      13,575    110,076
                                           ------------  ----------  ---------
    Net cash provided by financing
     activities..........................     3,701,667   3,065,688    130,236
                                           ------------  ----------  ---------
Net increase (decrease) in cash and cash
 equivalents.............................    (2,689,900)  3,002,021        127
Cash and cash equivalents at beginning of
 year....................................     3,002,148         127         --
                                           ------------  ----------  ---------
Cash and cash equivalents at end of
 year....................................  $    312,248  $3,002,148  $     127
                                           ============  ==========  =========
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for
   interest..............................  $     35,096  $       --  $     316
Non cash investing and financing
 activities:
  Investment in subsidiary--subordinated
   convertible note payable..............  $  2,120,855  $       --  $      --
  Investment in subsidiary--value
   ascribed to warrants..................  $  2,389,675  $       --  $      --
  Deferred compensation associated with
   issuance of stock options.............  $ 21,401,278  $       --  $      --

                            See accompanying notes.

                               PROMEDIX.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Description of Business

Promedix.com, Inc. ("Promedix") (originally named MCA HealthPages, Inc.) was incorporated on December 20, 1996. During 1997, Promedix pursued a strategy of providing web design and hosting services for specialty medical equipment manufacturers. This strategy was terminated in early 1998, and Promedix then began pursuing its present e-commerce activities.

Promedix is a provider of e-commerce solutions to the specialty medical products market. Promedix enables health care enterprises and suppliers to efficiently buy and sell specialty medical products through the Promedix marketplace, a secure, Internet-based solution.

Promedix's e-commerce business is currently in development. During this period, operating activities relate primarily to the design and development of Promedix's online marketplace and corporate infrastructure and the establishment of relationships with suppliers and customers. Promedix has incurred operating losses to date and had an accumulated deficit of approximately $16.3 million at December 31, 1999. Promedix's activities have been primarily financed through private placements of equity securities.

On February 10, 2000, Promedix was acquired by Ventro Corporation ("Ventro") (see Note 11).

2. Summary of Significant Accounting Policies

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

During 1998 and 1997, revenues consisted primarily of service and renewal fees charged to medical manufacturers which utilized the company's website design and hosting services, which were recorded as revenues when the services were provided.

 Cash and Cash Equivalents

Cash equivalents consist of financial instruments which are readily convertible to cash and have original maturities of three months or less at the time of acquisition. Promedix's cash and cash equivalents, as of December 31, 1999 and 1998, consisted primarily of cash and money market funds held by federally insured financial institutions in the United States, and had carrying values which approximated fair value.

 Property and Leasehold Improvements

Promedix records property and equipment at cost and calculates depreciation using the straight-line method over estimated useful lives of five to ten years.

 Advertising Costs

Costs of advertising are expensed the first time the advertising takes place. Advertising costs in 1999 were approximately $330,000. No significant advertising costs were incurred in 1998 or 1997.

                               PROMEDIX.COM INC.

 Stock-Based Compensation

Promedix has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB Opinion No. 25"), and related interpretations in accounting for its employee stock options and adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, when the exercise price of Promedix's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Earnings Per Share

Basic earnings per share is computed using the weighted average number of shares outstanding. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding stock options, warrants and convertible securities. Because of the net loss, the computation of basic and diluted earnings per share is the same for the years ended December 31, 1999 and 1997. The incremental shares used for 1998 was 3,996,800 related to the assumed conversion of preferred stock.

3. Acquisition and Disposal of Pro Med Co.

On May 18, 1999, Promedix acquired all the outstanding stock of Pro Med Co. for $5,047,450 consisting of (i) $500,192 in cash (ii) $4,999,835 in face amount of convertible subordinated promissory notes (discounted $2,878,980 to reflect the value assigned to the warrants and the non-interest bearing period of the notes) and (iii) warrants to purchase 333,334 shares of Promedix Series B-1 preferred stock, valued at $2,389,675 for accounting purposes. Promedix also incurred $36,728 in direct costs relating to the acquisition. The acquisition was accounted for as a purchase. The purchase price was allocated based on estimated fair values of the assets and liabilities acquired and resulted in goodwill of $2,725,067.

On November 9, 1999, in connection with the pending merger of Promedix with Ventro, Promedix agreed to sell all of the outstanding shares of capital stock of Pro Med Co. to a third party for $3,500,000. Certain of Promedix's stockholders own a minority interest in such third party. The sale was completed on January 25, 2000.

The assets and liabilities of Pro Med Co. as of December 31, 1999 are reflected in the accompanying balance sheet on a net basis as either current or non-current assets of discontinued operations based on the original classification of the related accounts. The following table summarizes the significant assets and liabilities of Pro Med Co. as of December 31, 1999:

   Accounts receivable.............................................. $ 2,467,339
   Inventory........................................................   1,827,742
   Goodwill.........................................................     880,243
   Accounts payable.................................................  (1,170,593)
   Line of credit...................................................    (650,021)
   Other assets and liabilities, net................................     145,290
                                                                     -----------
     Total net assets of discontinued operations.................... $ 3,500,000
                                                                     ===========

The operations of Pro Med Co. for the period from May 19, 1999 through December 31, 1999 are reported as discontinued operations and includes goodwill amortization of $292,258. Pro Med Co. had sales of $13,495,020 for the same period.

                               PROMEDIX.COM INC.

The reported loss on disposal of discontinued operations includes goodwill impairment totaling $1,552,566 and the reversal of the remaining discount of $2,566,335 on the subordinated convertible notes which were satisfied in full, concurrent with the sale of Pro Med Co., on January 25, 2000.

4. Property and Equipment

Property and equipment consist of the following:

                                                Estimated      December 31,
                                              Useful Lives  -------------------
                                                in years       1999      1998
                                              ------------- ----------  -------
Computer hardware and software...............       5       $1,811,666  $    --
Furniture and fixtures.......................       5          263,917    3,750
Leasehold improvements....................... life of lease    133,011       --
                                                            ----------  -------
                                                             2,208,594    3,750
Less-accumulated depreciation................                 (344,328)  (1,498)
                                                            ----------  -------
Property and equipment, net..................               $1,864,266  $ 2,252
                                                            ==========  =======

5. Commitments and Contingencies

Promedix leases computer equipment and building space. The following is a schedule of future minimum rental payments under non-cancellable operating leases at December 31, 1999.

     2000.............................................................. $360,000
     2001..............................................................   56,615
     2002..............................................................   39,228
     2003..............................................................   26,152
     2004..............................................................       --

Rental expense for the years ended December 31, 1999, 1998 and 1997 was $191,630, $825 and $13,500, respectively.

On January 24, 2000, Promedix signed an operating lease agreement for office space commencing in May 2000. The future minimum rental payments are approximately as follows: 2000--$420,000; 2001--$1,020,000; 2002--$1,050,000;
2003--$1,080,000 and 2004--$1,100,000.

Promedix has entered into agreements during 1999 with two companies to provide public relations and advertising services for payments of approximately $26,000 per month. These agreements are cancelable by either party with 60 days notice.

A claim against Promedix was filed on February 8, 2000 alleging breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment. The plaintiff seeks to impose a constructive trust on intellectual property and specific performance relating to the issuance of stock warrants. Promedix believes the claim is unfounded and plans to vigorously defend it. Management believes that resolution of the claim will not have a materially adverse effect on the financial condition of the Company.

Promedix is subject to legal actions arising from the normal conduct of its business. Management believes resolution of any potential claim related to such action will not have a material effect on Promedix's financial position or results of operations.

6. Financing Arrangements

In connection with the Ventro merger, Ventro agreed to provide Promedix a $10 million line of credit. The loan bears interest at 9% and is secured by substantially all of Promedix's assets. The outstanding balance is due

                               PROMEDIX.COM INC.

December 31, 2000. At December 31, 1999, $3,666,667 was outstanding and $6,333,333 was unused and available, under the line of credit.

In May 1999, in connection with the acquisition of Pro Med Co., Promedix issued subordinated convertible promissory notes in the aggregate amount of $4,999,835. These notes were due December 31, 2005, bore interest at 8% beginning September 2000 and were secured by the common stock of Pro Med Co. The notes were issued with an original discount of $2,878,980 to reflect the value assigned to the warrants issued in connection with the Pro Med Co. acquisition and the non-interest bearing period of the notes. These notes were satisfied in full on January 25, 2000, as follows:

   Exercise of warrants to purchase 333,334 shares of Series B-1 convertible preferred stock................................... $  500,000
   Conversion into 346,020 shares of Series B-2 convertible
    preferred stock...............................................  1,000,000
   Offset against notes recievable from officers of Pro Med Co....    200,000
   Funds to note holders..........................................  3,299,835
                                                                   ----------
     Total outstanding amount satisfied........................... $4,999,835
                                                                   ==========

7. Stockholder's Equity

 Convertible Preferred Stock

Convertible preferred stock at December 31, 1999 and 1998, is as follows:

                                                              Shares Issued and
                                                   Shares        Outstanding
                                                 Authorized     December 31,
                                    Liquidation December 31, -------------------
                                    Preference      1999       1998      1999
                                    ----------- ------------ --------- ---------
   Series A........................   $0.751     4,030,089   3,996,800 4,030,089
   Series B-1......................   $1.500       333,334          --        --
   Series B-2......................   $2.890       346,020          --        --
   Series C........................   $28.34     1,000,000          --        --

The Series A, Series B-1 and Series B-2 preferred stock is redeemable at the option of the holders on or after December 29, 2004, in an amount equal to $0.751 per share for the Series A, $1.50 per share for the Series B-1 and $2.89 per share for the Series B-2 preferred stock.

Series A, B-1, B-2 and C preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain adjustments for dilutive issuances. Any outstanding shares of Series A, B-1, B-2 and C preferred stock automatically convert into common stock upon a firm commitment underwritten public offering of Promedix's common stock with gross proceeds to Promedix of at least $10,000,000 and a per share price of at least $5.257.

Holders of Series A, B-1, B-2 and C preferred stock are entitled to receive dividends only when declared by the Board of Directors out of legally available funds. No dividends have been declared or accrued as of December 31, 1999.

Series A, B-1, B-2 and C preferred stock are entitled to receive, upon a Liquidating Event, an amount per share equal to the issuance price, plus all declared but unpaid dividends. The remaining assets and funds, if any, shall be distributed among the holders of Series A, B-1, B-2 and C preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Series A, B-1,

                               PROMEDIX.COM INC.

B-2 and C preferred stock). If any assets remain after the holders of Series A, B-1, B-2 and C preferred stock have received an aggregate of $0.751, $1.50, $2.89 and $28.34 per share, the remaining assets will be distributed to the holders of the common stock pro rata based on the number of shares common stock held by each.

During 1999, for legal services provided, Promedix issued 33,289 shares of Series A preferred stock at the liquidation value. As a result, Promedix recorded legal fees of $711,460 for the difference between the liquidation value and the deemed fair value on the date of issuance.

In May 1999, in connection with the acquisition of Pro Med Co., Promedix issued fully vested warrants that entitled the holder to purchase 333,334 shares of the Series B-1 preferred stock at an exercise price of $1.50 per share. These warrants were exercised on January 25, 2000. Also, on January 25, 2000, $1,000,000 of convertible promisory notes issued by Promedix in connection with the acquisition of Pro Med Co., were converted into 346,020 shares of Series B-2 preferred stock.

On February 9, 2000, Promedix issued 176,429 shares of its Series C preferred stock for $28.34 per share.

 Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends from legally available funds when and if declared by the Board of Directors, subject to the prior rights of holders of Series A, B-1, B-2 and C preferred stock.

At December 31, 1999, common stock was reserved for future issuance as follows:

   Conversion of Series A preferred stock............................. 4,030,089
   Conversion of Series B-1 preferred stock...........................   333,334
   Conversion of Series B-2 preferred stock...........................   346,020
   Conversion of Series C preferred stock............................. 1,000,000
   Stock Option Plan.................................................. 1,770,000

During the first quarter of 1999, Promedix adjusted its capital structure to effect a 10:1 stock split and to change its capital stock from no par value to $.0001 per share par value. The impact of these adjustments has been applied retroactively to all periods presented.

During 1998, a stockholder requested that Promedix cancel its 12,080 shares of Promedix common stock. Accordingly, these shares have been removed from Promedix's outstanding shares.

 Stock Option Plan

In December 1998, the Board of Directors adopted the 1998 Stock Plan (the "1998 Plan") for issuance of common stock to eligible participants. The Plan provides for the granting of incentive stock options and non-qualified stock options. Incentive stock options and non-qualified stock options may be granted under the 1998 Plan at prices not less than 100% and 85% of the fair value at the date of grant, or at prices not less than 110% for individuals owning more than 10% of the combined voting power of all classes of stock at the date of grant. Options generally vest over four years, with 25% vesting after one year and the remaining 75% vesting ratability over the remaining 36 months. Unexercised options generally expire ten years after the grant date.

                               PROMEDIX.COM INC.

Activity under the 1998 Stock Plan is as follows:

                                              Options Outstanding
                                        ---------------------------------
                                                                Weighted-
                              Shares                             Average
                            Available   Number of   Price per   Exercise
                            for Grant    Shares       Share       Price
                            ----------  ---------  ------------ ---------
   Authorized..............  1,870,000
   Granted................. (1,413,511) 1,413,511  $.10-$105.75   $6.26
   Exercised...............         --   (100,000) $ .10          $ .10
   Forfeitures.............     22,750    (22,750) $.10-$ 15.00   $1.16
                            ----------  ---------
   Balance at December 31,
    1999...................    479,239  1,290,761  $.10-$105.75   $6.52
                            ==========  =========

At December 31, 1999, there are 25,500 options currently exercisable at a weighted-average exercise price of $1.00.

In connection with the grant of share options to employees through December 31, 1999, Promedix recorded deferred compensation of $21,401,278 for the aggregate differences between the exercise price of options at the various grant dates and deemed fair value of the common shares subject to these options. Such amount is included as a reduction of stockholders' equity and is being amortized on a straight-line vesting method over the option vesting periods, which are generally four years. The compensation expense of $5,012,816 through December 31, 1999 relates to the options awarded to employees in all operating expense categories.

If Promedix had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the 1999 net loss and loss per share would have been increased to the pro forma amounts indicated below.

      Net loss--as reported......................................... $16,187,211
      Net loss--pro forma........................................... $17,984,807
      Basic and diluted loss per share--as reported.................       $4.64
      Basic and diluted loss per share--pro forma...................       $5.15

The weighted-average fair value at date of grant and the weighted-average exercise price was $15.98 and $7.27, respectively. The fair value of each option grant was estimated on the date of grant using the minimum value option-pricing model assuming a weighted-average risk-free interest rate of 5.23% and expected life of 2.26 years.

8. Employee Savings and Retirement Plan

Beginning May 1999, Promedix has a 401(K) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the Plan, eligible employees may defer a portion of the pretax salaries but not more than statutory limits. Promedix made $9,200 in contributions in 1999.

9. Income Taxes

As of December 31, 1999 Promedix had federal and state net operating loss carry-forwards of approximately $6,510,000 which will expire through 2019 if not utilized.

As a result of the acquisition by Ventro, utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the internal Revenue Code of 1986, as

                               PROMEDIX.COM INC.

amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Promedix deferred tax assets are as follows:

                                                              December 31,
                                                          ---------------------
                                                             1999        1998
                                                          -----------  --------
   Deferred tax assets:
     Net operating loss carryforwards.................... $ 2,428,000  $ 41,880
     Compensation expense................................   1,870,000        --
     Reserves and accruals...............................      97,000        --
     Other...............................................      33,000        --
                                                          -----------  --------
       Total deferred tax assets.........................   4,428,000    41,880
   Deferred tax liabilities:
     Depreciation........................................     (28,000)     (180)
                                                          -----------  --------
   Net deferred tax asset................................   4,400,000    41,700
   Valuation Allowance...................................  (4,400,000)  (41,700)
                                                          -----------  --------
   Net deferred tax assets............................... $        --  $     --
                                                          ===========  ========

Under FAS 109, Accounting for Income Taxes, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Based upon the weight of available evidence, which includes Promedix's historical operating performance, the reported net losses for the years ended December 31, 1999, 1998 and 1997, and the uncertainties regarding Promedix's future results of operations, a full valuation allowance has been provided against its net deferred tax assets.

10. Related Party Transactions

Pro Med Co. has an aggregate of $200,000 in principal amount of notes receivable from two of its officers. The notes bear interest at 9.5%, are unsecured and were paid in full on January 25, 2000. The total amount due, including interest, at December 31, 1999, was $222,147 and is included in net current assets of discontinued operations in the accompanying balance sheet.

During 1998 and 1997, certain shareholders provided services and advanced funds to Promedix to meet certain operating requirements. The value of these advances and services totaled $13,575 in 1998 and $65,684 in 1997. These advances were converted to common stock during each of the respective years.

During 1998 and 1997, Medical Companies Alliance, Inc. and/or its affiliates ("MCA") advanced funds to Promedix to pay certain operating and development expenses. The total of these advances was $20,160 and $86,204 through December 31, 1997 and September 30, 1998, respectively. This debt was forgiven by MCA in September 1998, and the gain is reflected as an extraordinary item in the accompanying statements of operations.

11. Ventro Merger and Related Transactions

On September 21, 1999, Promedix entered into an agreement involving the merger of a wholly-owned subsidiary of Ventro, with and into Promedix. This transaction closed on February 10, 2000 and Promedix became a wholly-owned subsidiary of Ventro pursuant to the Agreement and Plan of Merger by and among

                               PROMEDIX.COM INC.

Ventro, the acquisition subsidiary and Promedix. In the merger, each outstanding share of Promedix common stock was converted into and represented the right to receive Ventro common stock based on an exchange ratio.

Each outstanding option to purchase Promedix common stock was converted into an option to purchase shares of Ventro common stock in accordance with the same exchange ratio. The exchange ratio was determined by dividing 12,057,298, the maximum number of shares of Ventro common stock to be issued as a result of this merger by the number of shares of Promedix capital stock outstanding (including all common stock, preferred stock, stock options and warrants) and the number of shares of Promedix capital stock subjected to options to purchase Promedix capital stock outstanding as of the closing date.

In connection with its agreement with Ventro, Promedix agreed to sell all of the outstanding shares of capital stock of Pro Med Co. to a third party. Pursuant to these agreements, effective with the sale of Pro Med Co. on January 25, 2000, all options to purchase Promedix common stock held by the officers of Pro Med Co. were reduced by two-thirds and such remaining options became immediately vested. All options to purchase Promedix common stock held by all other employees of Pro Med Co. were reduced by one-half and such remaining options became immediately vested.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SpecialtyMD.com Corporation

We have audited the accompanying balance sheets of SpecialtyMD.com Corporation (a development stage company) (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from inception (May 27, 1998) through December 31, 1998, the year ended December 31, 1999, and the period from inception (May 27, 1998) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpecialtyMD.com Corporation (a development stage company) as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (May 27, 1998) to December 31, 1998, the year ended December 31, 1999, and the period from inception (May 27, 1998) through December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                          /s/ Ernst & Young LLP

Palo Alto, California
January 10, 2000

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                                 BALANCE SHEETS

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $ 886,099  $ 1,138,278
  Restricted cash......................................         --      137,914
  Accounts receivable..................................         --       56,206
  Prepaid expense and other:
   Prepaid expenses and other assets...................         --        7,382
   Deposits current....................................      4,193        4,193
                                                         ---------  -----------
    Total current assets...............................    890,292    1,343,973
Property and equipment, net............................     45,753      201,212
Long-term deposits.....................................         --       36,000
                                                         ---------  -----------
    Total assets.......................................  $ 936,045  $ 1,581,185
                                                         =========  ===========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Deferred revenue.....................................  $      --  $    44,583
  Note payable.........................................         --    1,333,333
  Accounts payable.....................................     28,543      190,154
  Accrued liabilities..................................      9,217      115,629
  Deferred rent........................................         --       45,960
                                                         ---------  -----------
    Total current liabilities..........................     37,760    1,729,659
Series A redeemable convertible preferred stock, $0.001
 par value, 3,050,000 shares authorized; 3,000,000 and
 3,050,000 shares issued and outstanding at
 December 31, 1998 and 1999, respectively..............  1,469,694    1,492,085
Series B redeemable convertible preferred stock, $0.001
 par value, 5,000,000 shares authorized; 2,522,333
 shares issued and outstanding at December 31, 1998 and
 1999, respectively....................................         --    2,709,186
Stockholders' deficit:
  Common stock, $0.001 par value, 22,000,000 shares
   authorized, 5,150,000 and 5,106,379 shares issued
   and outstanding at December 31, 1998 and 1999,
   respectively........................................      5,150        5,106
  Additional paid-in capital...........................     17,946    4,757,265
  Deferred compensation................................         --   (4,189,592)
  Deficit accumulated during the development stage.....   (594,505)  (4,922,524)
                                                         ---------  -----------
    Total stockholders' deficit........................   (571,409)  (4,349,745)
                                                         ---------  -----------
      Total liabilities and stockholders' deficit......  $ 936,045  $ 1,581,185
                                                         =========  ===========

                            See accompanying notes.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                     Period from                 Period from
                                      inception                   inception
                                    (May 27, 1998)              (May 27, 1998)
                                       through                     through
                                     December 31,   December     December 31,
                                         1998       31, 1999         1999
                                    -------------- -----------  --------------
Revenue............................   $      --    $    30,535   $    30,535
Operating expenses:
  Research and development.........     374,006      1,348,278     1,722,284
  Marketing and business
   development.....................       7,936      1,457,408     1,465,344
  General and administrative.......     222,278      1,135,486     1,357,764
  Amortization of deferred
   compensation....................          --        352,391       352,391
                                      ---------    -----------   -----------
    Total operating expenses.......     604,220      4,293,563     4,897,783
                                      ---------    -----------   -----------
Loss from operations...............    (604,220)    (4,263,028)   (4,867,248)
Interest income....................      10,576         18,241        28,817
Interest expense...................          --        (81,344)      (81,344)
                                      ---------    -----------   -----------
Other income (expense).............      10,576        (63,103)      (52,527)
                                      ---------    -----------   -----------
Loss before provision for income
 taxes.............................    (593,644)    (4,326,131)   (4,919,775)
Provision for income taxes.........         861          1,888         2,749
                                      ---------    -----------   -----------
Net loss...........................   $(594,505)   $(4,328,019)  $(4,922,524)
                                      =========    ===========   ===========
Net loss per share:
  Basic and diluted net loss.......   $   (0.21)   $     (1.43)  $     (1.86)
                                      =========    ===========   ===========
Weighted-average number of shares
 outstanding:
  Basic and diluted................   2,829,651      3,018,628     2,639,794
                                      =========    ===========   ===========


                            See accompanying notes.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                                         Deficit
                                                                       Accumulated
                            Common Stock     Additional                During the       Total
                          -----------------   Paid-In      Deferred    Development  Stockholders'
                           Shares    Amount   Capital    Compensation     Stage        Deficit
                          ---------  ------  ----------  ------------  -----------  -------------
Issuance of common stock
 for cash...............  5,050,000  $5,050  $       --  $        --   $        --   $     5,050
Issuance of common stock
 options for services...         --      --      13,046           --            --        13,046
Issuance of common stock
 upon exercise of stock
 options................    100,000     100       4,900           --            --         5,000
Net loss................         --      --          --           --      (594,505)     (594,505)
                          ---------  ------  ----------  -----------   -----------   -----------
Balance at December 31,
 1998...................  5,150,000   5,150      17,946           --      (594,505)     (571,409)
Issuance of common stock
 options for services...         --      --      87,330           --            --        87,330
Issuance of common stock
 upon exercise of stock
 options................    660,825     661      53,511           --            --        54,172
Repurchase of common
 stock..................   (704,446)   (705)     (1,714)          --            --        (2,419)
Deferred compensation
 relating to options....         --      --   4,541,983   (4,541,983)           --            --
Amortization of deferred
 compensation relating
 to stock options.......         --      --          --      352,391            --       352,391
Issuance of warrants for
 promissory notes.......         --      --      58,209           --            --        58,209
Net loss................         --      --          --           --    (4,328,019)   (4,328,019)
                          ---------  ------  ----------  -----------   -----------   -----------
Balance at December 31,
 1999...................  5,106,379  $5,106  $4,757,265  $(4,189,592)  $(4,922,524)  $(4,349,745)
                          =========  ======  ==========  ===========   ===========   ===========


                            See accompanying notes.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                       Period from                  Period from
                                        inception                    inception
                                      (May 27, 1998)               (May 27, 1998)
                                         through                      through
                                      December 31,   December 31,  December 31,
                                          1998           1999          1999
                                      -------------  ------------  -------------
Operating activities
Net loss available to common
 stockholder........................   $ (594,505)   $(4,328,019)   $(4,922,524)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Amortization of deferred
  compensation nonemployees.........           --         87,330         87,330
 Noncash transaction--interest
  paid..............................           --         22,969         22,969
 Accretion of discount on notes
  associated with warrants..........           --         58,209         58,209
 Depreciation.......................        2,552         38,528         41,080
 Amortization of deferred
  compensation......................                     352,391        352,391
 (Increase) decrease in operating
  assets and liabilities:
  Accounts receivable...............           --        (56,206)       (56,206)
  Prepaid expenses..................           --         (5,219)        (5,219)
  Change in restricted cash.........           --       (137,914)      (137,914)
  Employee receivable...............           --         (2,163)        (2,163)
  Accounts payable..................       28,543        161,611        190,154
  Accrued liabilities...............        9,217        106,412        115,629
  Accrued interest payable..........           --             --             --
  Deferred revenue..................           --         44,583         44,583
  Deferred rent.....................           --         45,960         45,960
                                       ----------    -----------    -----------
   Net cash used in operating
    activities......................     (554,193)    (3,611,528)    (4,165,721)
Investing activities
Purchase of property and equipment..      (48,305)      (193,987)      (242,292)
Deposits............................       (4,193)       (36,000)       (40,193)
                                       ----------    -----------    -----------
   Net cash used in investing
    activities......................      (52,498)      (229,987)      (282,485)
Financing activities
Proceeds from issuance of Series B
 redeemable convertible preferred
 stock..............................           --      2,686,217      2,686,217
Proceeds from issuance of Series A
 redeemable convertible preferred
 stock, net of issuance costs.......    1,469,694         22,391      1,492,085
Proceeds from issuance of common
 stock..............................       23,096         51,753         74,849
Note payable........................           --      1,333,333      1,333,333
                                       ----------    -----------    -----------
   Net cash provided by financing
    activities......................    1,492,790      4,093,694      5,586,484
Change in cash and cash equivalent..      886,099        252,179      1,138,278
Cash and cash equivalents, at
 beginning of period................           --        886,099             --
                                       ----------    -----------    -----------
   Cash and cash equivalents, at end
    of period.......................   $  886,099    $ 1,138,278    $ 1,138,278
                                       ==========    ===========    ===========
Supplemental disclosures
Cash paid for interest..............   $       --    $       166    $       166
                                       ==========    ===========    ===========
Cash paid for taxes.................   $      861    $     1,888    $     2,749
                                       ==========    ===========    ===========
Noncash transactions
Preferred stock issued for accrued
 interest on convertible notes......   $       --    $    22,969    $    22,969
                                       ==========    ===========    ===========

                            See accompanying notes.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

   (Information as of December 31, 1999 and for the periods from inception)
              (May 27, 1998) through December 31, 1998 and 1999)

1. Description of the Business and Basis of Presentation

The Company

SpecialtyMD.com Corporation ("Specialty" or the "Company") (originally named Healthcare Transaction Systems, Inc.) was incorporated on May 27, 1998. During 1998, Specialty pursued a strategy of providing data and tools for supply chain reengineering in clinical areas such as Cardiology and Orthopedics. This strategy was terminated in early 1999, and Specialty then began pursuing its present deep clinical product content activities.

Specialty is a provider of deep clinical and product content to clinicians in physician preference product areas. Specialty enables clinicians, suppliers, and providers to exchange timely clinical information regarding products, procedures, and techniques through a portfolio of specialty-specific web sites under the SpecialtyMD.com brand. Specialty-specific web sites carry content from the latest clinical conferences, outcomes studies, and clinical trial information along with vendor-sponsored, on-line symposia, user groups, and training. Specialty also provides on-line training to vendor's sales and marketing organizations and provides tools that enable healthcare providers to efficiently standardize on product usage and best practices.

Specialty's business is currently in development. During this period, operating activities relate primarily to the design and development of Specialty's web site, corporate infrastructure, and the establishment of relationships with suppliers, physicians, and other partners. Specialty's activities have been financed through private placements of convertible debt and redeemable convertible preferred securities.

On December 10, 1999, Specialty signed a definitive agreement pursuant to which all of its outstanding preferred stock, common stock, and stock options and warrants will be acquired by Ventro Corporation ("Ventro"). Closing of the transaction is expected to occur by February 2000. In the merger, each outstanding share of common stock of the Company, assuming the conversion of all outstanding preferred stock of the Company converts into Common Stock, will be converted into and represent the right to receive Chemdex common stock based on an exchange ratio. The exchange ratio shall equal the quotient obtained by dividing 1,250,000, the number of shares given in consideration by Ventro, by the number of shares of the Company's common stock, preferred stock (as if converted), stock options, and stock warrants outstanding or subject to issuance upon exercise of the Company's options immediately prior to the effective date of the Agreement Plan of Merger. Each outstanding option and warrant to purchase the Company's common stock will be converted into an option or warrant, respectively, to purchase shares of Ventro common stock in accordance with the same exchange ratio.

In connection with the proposed Ventro merger, Ventro agreed to provide the Company a $4 million secured promissory note drawable ratably beginning within five days of the execution of the Agreement and Plan of Merger, January 15, 2000 and February 15, 2000 of which $1,333,333 is outstanding as of December 31, 1999. The note bears interest at 9% and is secured by substantially all of the Company's assets. The outstanding balance is due on December 31, 2000.

2. Summary of Significant Accounting Policies

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

 Market and Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of uninsured cash and cash equivalents. Cash and cash equivalents are deposited with a federally insured commercial bank in the United States.

 Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of cash and money market funds held by financial institutions and had carrying values which approximate fair value.

For purposes of the statement of cash flows, cash consists of amounts on deposit with commercial banks in checking and interest bearing accounts available on demand.

 Fair Value of Financial Instruments

The carrying value of receivables, accounts payable and accrued expenses approximates the fair value of these financial instruments at December 31, 1998 and 1999.

 Property and Equipment

Property and equipment consists of furniture, computer and office equipment, and software which are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally 3 to 5 years.

 Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Organization Costs

Organization costs amounting to $13,656 for the period from May 27, 1998 through December 31, 1998 were expensed as incurred. There were no such costs for the year ending December 31, 1999.

 Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options, as discussed in
Note 8. This election was made because the alternative fair value accounting provided for under FAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

 Per Share Data

Basic and diluted net income (loss) per share have been calculated using the weighted-average common shares outstanding during the periods in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), issued by the Financial Accounting Standards Board. The Company has excluded all outstanding stock options and shares subject to repurchase by the Company from the calculation of diluted loss per share because these securities are antidilutive for all periods presented.

Recent Accounting Pronouncements

 Comprehensive Income

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). There are no material components of other comprehensive income (loss) and, accordingly, the comprehensive income (loss) is the same as net income (loss) for all periods presented.

 Derivatives

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Management of the Company does not anticipate that the adoption of the new Statement will have a significant effect on results of operations or the financial position of the Company.

3. Accounts Receivable

Accounts receivable are shown net of allowance for doubtful accounts. The allowance was nil for 1999 and 1998.

4. Property and Equipment

Property and equipment consist of the following:

                                                    Estimated   December 31,
                                                     Useful   -----------------
                                                      Lives    1998      1999
                                                    --------- -------  --------
                                                       (In
                                                     years)
   Furniture and office equipment..................    3-5    $    --  $ 19,413
   Computer equipment and software.................      3     48,305   222,879
                                                              -------  --------
                                                               48,305   242,292
   Less accumulated depreciation...................            (2,552)  (41,080)
                                                              -------  --------
   Property and equipment, net.....................           $45,753  $201,212
                                                              =======  ========

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

5. Operating Leases

The Company leases certain real property under noncancelable operating lease agreements. The following is a schedule of minimum rental commitments under operating lease agreements:

                                                                    December 31,
                                                                        1999
                                                                    ------------
     2000..........................................................  $       --
     2001..........................................................     491,400
     2002..........................................................     553,300
     2003..........................................................     561,300
     2004..........................................................     187,600
                                                                     ----------
                                                                     $1,793,600
                                                                     ==========

Total rental expense under operating leases was $11,009 and $254,448 for the period from inception (May 27, 1998) through December 31, 1998 and the year ended December 31, 1999, respectively.

The Company also rents certain equipment under operating lease commitments with terms of not more than a year.

6. Financing Arrangements

On April 2, 1999, the Company entered into convertible promissory notes with Zilkha Venture Partners ("ZVP"), Staenberg Private Capital, LLC ("SPC"), C&H Investments ("C&H"), and Nathaniel de Rothschild (together the "Investors") for an aggregate amount of $500,000 with interest compounding annually at 7.5% and a maturity date of December 31, 1999. Under the terms of the notes, the investors converted the principal balance and accrued interest into 80,734 Series B redeemable convertible preferred shares upon closing of that stock issuance on September 10, 1999. Warrants to purchase 80,734 shares of the Company's Series B redeemable convertible preferred stock were issued in conjunction with the issuance of these notes. Both the convertible promissory notes and the underlying warrants were exercisable at $1.09 per share of Series B redeemable convertible preferred stock.

On June 14, 1999, the Company entered into an irrevocable standby letter of credit with Silicon Valley Bank for $112,000 with an expiration of July 1, 2000.

On June 23, 1999, the Company entered into convertible promissory notes with ZVP and SPC for an aggregate of $400,000 with interest compounding annually at 7.5% and a maturity date of December 31, 1999. Under the terms of the notes, the notes automatically were converted into Series B preferred stock on September 10, 1999 upon closing of that stock issuance and the notes were canceled. The number of shares issued upon conversion of the notes was 64,588 which equaled the aggregate amount of principal and interest outstanding under the notes at the time of conversion at a value of $1.09 per share. Warrants to purchase 64,588 shares of the Company's Series B preferred stock were issued in conjunction with the issuance of these notes.

On July 1, 1999, the Company entered into convertible promissory notes with ZVP, SPC, Zafaruzzaman Shaikh, and Audrey MacLean for an aggregate of $100,000 with interest compounding annually at 7.5% and a maturity date of December 31, 1999. Under the terms of the notes, the notes were automatically converted into Series B

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999) redeemable convertible preferred stock on September 10, 1999 upon closing of that stock issuance and the notes were cancelled. The number of shares issued upon conversion of the notes was 275,229 which equaled the aggregate amount of principal and interest outstanding under the notes at the time of conversion at a value of $1.09 per share. Warrants to purchase 16,147 shares of the Company's Series B redeemable convertible preferred stock at $1.09 per share were issued in conjunction with the issuance of these notes.

On August 27, 1999, the Company entered into convertible promissory notes with ZVP and Audrey MacLean for an aggregate of $30,000 with interest compounding annually at 7.5% and a maturity date of December 31, 1999. Under the terms of the notes, the notes were automatically converted into Series B preferred stock on September 10, 1999 upon the closing of that stock issuance and the notes were canceled. The number of shares issued upon conversion of the notes was 27,523 which equaled the aggregate amount of principal and interest outstanding under the notes at the time of conversion at a value of $1.09 per share. Warrants to purchase 4,844 shares of the Company's Series B preferred stock were issued in conjunction with the issuance of these notes. Both the convertible promissory notes and the underlying warrants were exercisable at $1.09 per share of Series B redeemable convertible preferred stock.

7. Redeemable Convertible Preferred Stock

The Company is authorized to issue 3,050,000 and 5,000,000 shares of Series A and B redeemable convertible preferred stock ("preferred stock"), respectively.

Each holder of shares of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which their shares could be converted.

Series A and B preferred stock is redeemable at the option of at least a majority of the holders of the then outstanding preferred stock in three equal annual installments beginning on August 1, 2003.

Series A and B preferred stock is convertible, at the option of the holder, automatically by an affirmative election of the holders of at least a majority of the outstanding preferred stock, or upon a firmly underwritten public offering of the Company's common stock with gross proceeds of at least $10,000,000 and a per share price of at least $3.27. Series A and B preferred stock is convertible into the number of shares of common stock that is equal to the original purchase price divided by the conversion price which is subject to certain adjustments for stock splits, combinations, and other dilutive issuances.

Holders of the Series A and B preferred stock are entitled to receive annual dividends of $0.05 per share and $0.109 per share, respectively (adjusted for stock splits, combinations, reorganizations, and the like) out of any assets at the time legally available when, and if, declared by the board of directors. No dividends have been declared by the board of directors at December 31, 1998 or 1999.

Series A and B preferred stockholders are entitled to receive upon a liquidating event an amount per share equal to the issuance price plus any and all declared but unpaid dividends. The remaining assets and funds, if any, shall be distributed pro rata among the holders of the Series A preferred stock and common stock based on the number of shares of common stock held by each (assuming conversion of all Series A preferred stock). If any assets remain after the holders of the Series A preferred stock have received $1.50 per share plus any declared but unpaid dividends, and after the Series B preferred stockholders have received their preference, the remaining assets will be distributed to the holders of the common stock.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)
During the period from July 31, 1998 through April 1, 1999, the Company issued 3,050,000 shares of Series A redeemable convertible preferred stock with a par value of $0.001 per share at a per share price of $0.50, less issuance costs of approximately $33,000, of which $30,300 was incurred in 1998 and $2,700 in 1999.

On September 10, and September 27, 1999, the Company entered into the Series B Redeemable Convertible Preferred Stock Purchase Agreement. Under the terms of the Agreement, the Company authorized 5,000,000 shares of the Company's Series B preferred stock with a par value of $0.001 per share. During the September 10, 1999 and September 27, 1999 closings, an aggregate of 2,320,499 and 201,834 shares were issued, respectively. In conjunction with the issuance of the Series B preferred stock, an aggregate of $1,030,000 of promissory notes and accrued interest were converted to Series B preferred stock and the notes canceled. The price per share of all Series B preferred stock was $1.09, less issuance costs of approximately $40,000 and discount which has been charged to interest expense as of the date of conversion ("Series B Preferred Stock Warrants") of $58,209. On September 10, 1999, the Company had issued 50,000 shares of Series A redeemable convertible preferred stock for a promissory note from Zilkha Venture Partners of $25,000. The promissory note has been reflected as a reduction to Series A redeemable convertible preferred stock in the accompanying financial statements. The Series A preferred stock was issued at a discount of $25,000 due to the fact that the fair market value of the stock at the time was $1.09 per share versus the 0.50 issuance price. The discount has been fully amortized in the accompanying financial statements as the stock was immediately convertible into shares of the Company's common stock.

Redeemable convertible preferred stock issuances through December 31, 1999 are as follows:

                                       Redeemable Convertible Preferred Stock
                                      -----------------------------------------
                                            Series A             Stock B
                          Liquidation -------------------- --------------------
                          Preference   Shares     Amount    Shares     Amount
                          ----------- --------- ---------- --------- ----------
Issuance of Series A on:
  July 31, 1998.........     $0.50    1,700,000 $  850,000        -- $       --
  August 4, 1998........     $0.50      300,000    150,000        --         --
  September 15, 1998....     $0.50      200,000    100,000        --         --
  September 18, 1998....     $0.50      100,000     50,000        --         --
  November 3, 1998......     $0.50      550,000    275,000        --         --
  November 13, 1998.....     $0.50       50,000     25,000        --         --
  December 17, 1998.....     $0.50      100,000     50,000        --         --
                                      --------- ---------- --------- ----------
Balance at December 31,
 1998...................              3,000,000  1,500,000        --         --
Issuance of Series A on      $0.50
  September 10, 1999....     $0.50       50,000     25,000        --         --
Issuance of Series B on:
  September 10, 1999....     $1.09           --         -- 2,320,499  2,529,344
  September 27, 1999....     $1.09           --         --   201,834    220,000
                                      --------- ---------- --------- ----------
Balance at December 31,
 1999...................              3,050,000 $1,525,000 2,522,333 $2,749,344
                                      ========= ========== ========= ==========

The Company incurred issuance costs of approximately $30,300 in 1998 and approximately $43,200 in 1999 related to the Series A and B redeemable convertible preferred stock.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

8. Stockholders' Equity

 Common Stock

The Company is authorized to issue 22,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

  The Company issued 4,025,555 shares of common stock which is subject to repurchase until vested; vesting for advisors and founders stock subject to repurchase is ratable over a three- to four-year period. For all other stock, vesting with respect to 25% occurs on the first anniversary of the issuance date, with the balance vesting ratably over a period of three years as specified in the purchase agreements. At December 31, 1998 and 1999, approximately 2,561,348 and 1,841,915 shares, respectively, were subject to repurchase at their original issuance price.

 Stock-Based Compensation

  Pro forma information regarding net income is required under FAS 123 and is calculated as if the Company had accounted for its employee stock options granted during the period from inception (May 27, 1998) through December 31, 1999 under the fair value method of FAS 123. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the Black-Scholes option pricing model, even though such model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

     Risk-free interest rate..........................................      6.0%
     Expected option life............................................. 10 years
     Expected volatility..............................................      1.0
     Expected dividends...............................................     none

  As discussed above, the option valuation models used under FAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  On July 10, 1998, the board of directors adopted the 1998 Stock Option Plan for issuance of common stock to eligible participants.

  Under the 1998 Stock Option Plan, nonqualified options to purchase common shares were granted to certain officers, employees, and independent consultants of the Company. Incentive stock options were granted only to employees as prescribed by the plan. Certain options issued to independent contractors and employees are exercisable immediately upon the optionee entering into a Restricted Stock Purchase Agreement. The options have a contractual life of 10 years unless the optionee owns stock representing more than 10% of the voting power of all classes of stock of the Company, in such situation the options will have a contractual life of five years.

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

The Company's stock option activity and related information for the period from inception (May 27, 1998) through December 31, 1999 is as follows:

                                                                    Weighted-
                                                       Number of     Average
                                                        Shares    Exercise Price
                                                       ---------  --------------
   Outstanding--inception (May 27, 1998)                      --         --
     Granted..........................................   850,000      $0.05
     Exercised........................................  (100,000)     $0.05
     Canceled.........................................   (59,375)     $0.05
                                                       ---------      -----
   Outstanding--December 31, 1998.....................   690,625      $0.05
     Granted.......................................... 1,567,100      $0.09
     Exercised........................................  (650,225)     $0.06
     Canceled.........................................  (116,834)     $0.06
     Expired..........................................    (4,166)     $0.05
                                                       ---------      -----
   Outstanding--December 31, 1999..................... 1,486,500      $0.06
                                                       =========      =====

Weighted-average remaining contractual life of the outstanding options is 9.07 years

As of December 31, 1998 and 1999, there were 187,500 and 219,708 options, respectively, that were exercisable.

In connection with the grant of options to employees through December 31, 1999, the Company recorded deferred compensation of $4,541,983 for the aggregate differences between the exercise price of options at their dates of grant and deemed fair value for accounting purposes of the common shares subject to these options and common shares subject to repurchase. Such amount is included as a reduction of stockholders' equity and is being amortized on a graded vesting method over the option vesting periods, which range from immediately to 24 months. The compensation expense of $352,391 through December 31, 1999 relates to the options awarded to employees in all operating expense categories.

For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized, on a graded vesting method over the options' vesting periods. The Company's pro forma results are as follows:

                                                            December 31,
                                                        ----------------------
                                                          1998        1999
                                                        ---------  -----------
   Net loss:
     As reported....................................... $(594,505) $(4,328,019)
     Pro forma......................................... $(594,505) $(8,517,611)
   Basic and diluted net loss per share:
     As reported....................................... $   (0.21) $     (1.43)
     Pro forma......................................... $   (0.21) $     (2.82)

 Series B Convertible Preferred Stock Warrants

In 1999, in conjunction with the issuance of convertible promissory notes to ZVP, SPC, Nathaniel de Rothschild, C&H, Audrey MacLean, and Zafaruzzaman Shaikh, the Company issued fully vested warrants that entitle the

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

above holders to purchase an aggregate of 166,310 shares of Series B preferred stock at an exercise price of $1.09 per share. The notes were issued with an original discount of $58,209 which reflects the estimated fair value of the warrants calculated through the use of the Black-Scholes option pricing model. This amount has been reflected as interest expense and as an increase in additional paid-in capital in the December 31, 1999 financial statements. The warrants have a contractual life of 10 years.

9. Income Taxes

As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $4,900,000. The net operating loss carryforwards will expire in 2018.

Utilization of the net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

As of December 31, 1999, the Company had deferred tax assets of approximately $200,000. Based upon the weight of available evidence, which includes the Company's historical operating performance, the reported net loss from inception (May 27, 1998) through December 31, 1999, and uncertainties regarding the Company's future results of operation, a full valuation allowance has been provided against its deferred tax assets.

10. Commitments and Contingencies

Restricted cash consists of balances required to be held as restricted by vendors for certain leasing transactions.

The Company has entered into an exclusive license agreement dated as of June 30, 1998 with RightWorks, Inc. which provides for payment by the Company of certain license and maintenance fees for the use of RightWorks, Inc.'s software. The license fees range from $25,000 for the first six-month period to $750,000 for the sixth six-month period. The Company has not and does not intend to exercise any license rights granted, in which case payment obligations will not be incurred.

The Company has entered into an agreement with Globix Corporation, dated September 9, 1999, for the provision of Internet access, products, and services. Under the agreement, Globix will bill monthly based upon the number of users and the range of services to be provided.

11. Subsequent Events

On February 10, 2000, the proposed Ventro merger was consummated as described in Note 1 to the financial statements.

In connection with the Ventro merger, Ventro agreed to provide the Company a $4 million secured promissory note drawable ratably beginning within five days of the execution of the Agreement and Plan of Merger, January 15, 2000 and February 15, 2000. The note bears interest at 9% and is secured by substantially all of the Company's assets. The outstanding balance is due on December 31, 2000. In January, the Company drew the second installment of this secured promissory note in the amount of $1,333,333.

In connection with the Ventro merger, certain shares of common stock held by directors of the Company which currently are subject to restrictions vested immediately upon the occurrence of the merger. The result of this

                          SPECIALTYMD.COM CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   (Information as of December 31, 1999 and for the periods from inception)
               (May 27, 1998 through December 31, 1998 and 1999)

accelerated vesting will be a charge to compensation expense of $46,800 that has been recorded as deferred compensation as of December 31, 1999.

12. Impact of Year 2000 (Unaudited)

As a result of the planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and noninformation technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                                 [VENTRO LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Ventro in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   SEC registration fee.............................................    120,029
   NASD filing fee..................................................     30,500
   Nasdaq National Market listing fee...............................     17,500
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    250,000
   Accounting fees and expenses.....................................    325,000
   Blue Sky qualification fees and expenses.........................     10,000
   Transfer Agent and Registrar fees................................     25,000
   Miscellaneous fees and expenses..................................     21,971
                                                                     ----------
     Total.......................................................... $1,000,000

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Seven of Ventro's Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of Ventro's Bylaws (Exhibit 3.3 hereto) provide for indemnification of Ventro's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, Ventro has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Ventro and the Underwriters with respect to some matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since inception (September 1997), Ventro has sold and issued the following securities:

   1. On September 25, 1997, Ventro issued and sold 2,570,000 shares of its common stock at a price of $0.02 per share to four individuals, including 1,905,854 shares of common stock to David Perry, 635,285 shares of common stock to Jeffrey S. Leane, 25,700 shares of common stock to Jon Callaghan and 3,161 shares of common stock to Marc Kaschke. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Based on representations made to Ventro by the investors, information supplied by Ventro to the investors and the relationship between Ventro and the investors, all investors had adequate access to information about Ventro. In addition, based on representations made to Ventro by the investors, the investors were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   2. On September 25, 1997, Ventro issued and sold 800,800 shares of its Series A Preferred Stock at a price of $.694 per share to a total of 4 purchasers, including CMG@Ventures II, LLC (formerly CMG@Ventures, L.P.), an entity with which Mr. Callaghan, a director of Ventro, is affiliated, a partnership affiliated with Mr. Swanson, a director of Ventro, Mr. Kaschke and Stanford University. On December 23, 1997 and March 23, 1998, Ventro issued and sold 1,994,850 shares of its Series A Preferred Stock at a price of $.694 per share to The Bay City Capital Fund I, L.P., Mr. Burke, a director of Ventro, CMG@Ventures, Kevin Bove, Mr. Kaschke, John Rodakis, Jeffrey Y. Suto and VLG Investments 1998. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Based on representations made to Ventro by the investors, information supplied by Ventro to the investors and the relationship between Ventro and the investors, the investors were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   3. On May 15, 1998, Ventro issued and sold 8,649,992 shares of its Series B Preferred Stock at a price of $1.50 per share to entities affiliated with Kleiner Perkins Caufield & Byers, an entity with which Mr. Byers is affiliated, Warburg, Pincus Ventures L.P., an entity with which Mr. Lewis is affiliated, CMG@Ventures II, LLC, an entity with which Mr. Callaghan, a director of Ventro, is affiliated, The Bay City Capital Fund I, L.P., an entity with which Mr. Pritzker is affiliated, Mr. Burke, a partnership affiliated with Mr. Swanson, Bove Family Living Trust, Scott Glenn, John Rodakis, Jan and Lotte Leschly, Josh Olshansky, Kenneth Olshansky, Summerbell-Kosnik Living Revocable Trust, Mr. Suto, Steven J. Tonsfeldt, VLG Investments 1998, Scott Waterhouse and John Young. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Based on representations made to Ventro by the investors, information supplied by Ventro to the investors and the relationship between Ventro and the investors, all investors had adequate access to information about Ventro. Based on representations made to Ventro by the investors, the investors were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   4. On January 20, 1999, Ventro issued a warrant to purchase 105,000 shares of Series B Preferred Stock at an exercise price of $1.50 per share to Comdisco, Inc. in consideration for and in connection with a Master Lease Agreement dated as of January 20, 1999. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Based on representations made to Ventro by the investor, information supplied by Ventro to the investor and the relationship between Ventro and the investor, the investor had adequate access to information about Ventro. In addition, based on representations made to Ventro by the investor, the investor was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and was able to bear the financial risk of its investment. The investor represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   5. On March 1, 1999, Ventro issued warrants to purchase a total of 49,999 shares of common stock at an exercise price of $5.20 per share to entities affiliated with Galen Associates in consideration for a consulting agreement. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Based on representations made to Ventro by the investors, information supplied by Ventro to the investors and the relationship between Ventro and the investors, all investors had adequate access to information about Ventro. In addition, based on representations made to Ventro by the investors, the investors were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   6. On March 5, 1999, Ventro entered into a Strategic Relationship Agreement and a Common Stock Purchase Agreement with VWR Scientific Products Corporation, pursuant to which Ventro issued 2,538,405 shares of Common Stock valued at $13.9 million to VWR in consideration for the Strategic Relationship Agreement and the transfer to Ventro of information concerning VWR customers. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Based on representations made to Ventro by the investor, information supplied by Ventro to the investor and the relationship between Ventro and the investor, the investor had adequate access to information about Ventro. In addition, based on representations made to Ventro by the investor, the investor is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and was able to bear the financial risk of its investment. The investor represented its intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   7. On March 24, 1999 and April 30, 1999, Ventro issued and sold 5,299,951 shares of its Series C Preferred Stock at a price of $5.716 per share to Mr. Burke, The Bay City Capital Fund I, L.P., CMG@Ventures II, LLC, Galen Employee Fund III, L.P., Galen Partners III, L.P., Galen Partners International III, L.P., Genentech, Inc., Kleiner Perkins Caufield & Byers VII, L.P., KPCB Life Sciences Zaibatsu Fund II, L.P., KPCB VIII Founders Fund, L.P. Warburg, Pincus Ventures L.P., Mr. Harris, Mr. Waterhouse and 125 other private investors. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Rule 506 promulgated under Regulation D of the Securities Act as transactions by an issuer not involving any public offering within the meaning of Section 4(2).

   8. On May 11, 1999, Ventro entered into a Common Stock Purchase Agreement with Biotechnology Industry Organization, pursuant to which Biotechnology Industry Organization purchased 187,500 shares of Common Stock at a price per share of $.0002. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Based on representations made to Ventro by the investor, information supplied by Ventro to the investor and the relationship between Ventro and the investor, the investor had adequate access to information about Ventro. In addition, based on representations made to Ventro by the investor, the investor is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and was able to bear the financial risk of its investment. The investor represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Ventro did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   9. As of June 30, 1999, Ventro has granted stock options to purchase a total 4,565,117 shares of common stock at exercise prices ranging from $.10 to $10.00 per share to a total of approximately 180 employees, consultants and directors pursuant to its 1998 Stock Plan. The issuances described were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act.

   10. On February 19, 2000, Alza Corporation exercised their outstanding warrant to purchase 25,000 shares of common stock at a price of $15.00 per share.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
   1.1   Form of Underwriting Agreement

   2.1   Agreement and Plan of Merger dated September 21, 1999 by and among
         Chemdex Corporation, Popcorn Acquisitions Corp. and Promedix.com,
         Inc. (4)

   2.2   Form of Certificate of Merger between Popcorn Acquisitions Corp. and
         Promedix.com, Inc. (4)

   2.3   Escrow Agreement for Chemdex/Promedix (4)

   2.4   Agreement and Plan of Merger dated December 10, 1999 by and among
         Chemdex Corporation, Spinach Acquisitions Corp. and SpecialtyMD.com
         Corporation (4)

   2.5   Form of Certificate of Merger between Spinach Acquisitions Corp. and
         SpecialtyMD.com Corporation (4)

   2.6   First Amendment to Agreement and Plan of Merger dated as of December
         21, 1999 by and among Chemdex Corporation, Popcorn Acquisitions Corp.
         and Promedix.com, Inc. (4)

   2.7   Escrow Agreement for Ventro/SpecialtyMD (4)

   2.8   Form of Certificate of Merger between Chemdex Corporation and Ventro
         Corporation (5)

   3.1   Amended and Restated Certificate of Incorporation of Chemdex (1)

   3.2   Amended and Restated Bylaws of Chemdex (1)

   4.1   Specimen of Ventro Common Stock Certificate (5)

   4.2   Third Amended and Restated Investors' Rights Agreement dated March 24,
         1999 (1)

   4.3   Amendment dated May 12, 1999 to Third Amended and Restated Investors'
         Rights Agreement (1)

   5.1 Opinion of Davis Polk & Wardwell, as to the legality of the Registrant's common stock being registered hereby

  10.1 Form of Indemnification Agreement between Ventro and each of its officers and directors (1)

  10.2 Form of Change of Control Agreement between Ventro, each of its officers and certain employees (1)

  10.3   Change of Control Agreement between Ventro and Robert A. Swanson (1)

  10.4   Change of Control Agreement between Ventro and Charles R. Burke (1)

  10.5   1998 Stock Plan, as amended, and form of option agreement (4)

  10.6 1999 Employee Stock Purchase Plan and form of subscription agreement (4)

  10.7   1999 Directors' Stock Plan (1)

  10.8   Standard Office Lease dated June 11, 1998 between Ventro and Fabian
         Partners II, a California General Partnership, as amended (1)

  10.9   Master Lease Agreement dated January 20, 1999, as amended, between
         Ventro and Comdisco, Inc. (1)

  10.10  Starter Kit Loan and Security Agreement dated February 18, 1998 between Ventro and Imperial Bank (1)

  10.11  Warrant Agreement to Purchase Shares of Series B Preferred Stock of
         Ventro dated January 20, 1999 between Ventro and Comdisco, Inc. (1)

  10.12  Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Partners III, L.P. (1)

  10.13  Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Partners International III, L.P. (1)

 Exhibit
 Number                               Description
 -------                              -----------
  10.14  Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Employee Fund III, L.P. (1)

  10.15 Electronic Commerce Agreement dated January 5, 1998 between Ventro and Genentech, Inc. (1)

  10.16  Standstill Agreement dated April 23, 1999 between Ventro and VWR
         Scientific Products Corporation (1)

  10.17 Strategic Relationship Agreement dated April 30, 1999 between Ventro and VWR Scientific Products Corporation (1)

  10.18  Joint Marketing Agreement dated May 11, 1999 between Ventro and
         Biotechnology Industry Organization (1)

  10.19 Payment Plan Agreement dated February 22, 1999 and related agreements between Ventro and Oracle Credit Corporation (1)

  10.20  Warrant Purchase Agreement dated July 27, 1999 between Ventro and
         Alza Corporation (2)

  10.21  Office Lease dated August 13, 1999 between Ventro and Alza
         Corporation for space located at 1000 Joaquin Road, Mountain View,
         California (4)

  10.22  Office Lease dated August 13, 1999 between Ventro and Alza
         Corporation for space located at 1500 and 1555 Plymouth Street, Mountain View, California (4)

  10.23 Voting Agreement dated September 21, 1999 between Ventro and certain stockholders of Promedix.com, Inc. (4)

  10.24  Employment Agreement dated September 21, 1999 between Ventro and
         William Klintworth (4)

  10.25 Change of Control Agreement dated September 21, 1999 between Ventro and William Klintworth (4)

  10.26 Affiliates Agreement dated September 21, 1999 between Ventro and certain directors of Promedix.com, Inc. (4)

  10.27  Secured Promissory Note and Agreement dated October 1, 1999 from
         Promedix.com, Inc. to Ventro and related Security Agreement (4)

  10.28  Noncompetition Agreement dated September 21, 1999 between Ventro and
         William Klintworth(4)

  10.29  Employment Agreement dated December 10, 1999 between Ventro and
         Ashfaq Munshi (4)

  10.30  Employee Confidentiality and Inventions Agreement dated December 10,
         1999 between Ventro and Ashfaq Munshi (4)

  10.31 Change of Control Agreement dated December 10, 1999 between Ventro and Ashfaq Munshi (4)

  10.32  Noncompetition Agreement dated December 10, 1999 between Ventro and
         Ashfaq Munshi (4)

  10.33 Stock Restriction Agreement dated December 10, 1999 between Ventro and Ashfaq Munshi (4)

  10.34  Joint Venture Agreement dated as of December 10, 1999 by and between
         Tenet Health System Medical, Inc. and Ventro Corporation (3)

  10.35  Form of Tenet/Newco Agreement by and among Tenet Health System
         Medical, Inc., Tendex, Inc., Promedix.com, Inc. and Ventro
         Corporation (3)

  10.36  Form of Ventro License and Services Agreement by and among Ventro
         Corporation, Promedix.com, Inc., Tendex, Inc. and Tenet Health System
         Medical, Inc. (3)

  10.37  Form of warrant to purchase common stock of Healthcare Transaction
         Systems, Inc. (5)

  10.38  Amendment to Office Lease dated August 13, 1999 between Ventro and
         Alza Corporation for space located at 1500 Plymouth Street, Mountain
         View, California (original lease filed as Exhibit 10.22)

  10.39 Amendment to 1998 Stock Plan, as amended, and form of option agreement

  10.40  Amendment to 1999 Employee Stock Purchase Plan

  21.1   Subsidiaries of Ventro

  23.1 Consent of Davis Polk & Wardwell with respect to the legality of securities being registered (contained in Exhibit 5.1)

 Exhibit
 Number                            Description
 -------                           -----------
  23.2   Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Ventro

  23.3 Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Promedix

  23.4 Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Specialty MD


  24.1   Power of Attorney (included on page II-7) (5)

  27.1   Financial Data Schedule (5)

--------

(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-78505) filed with the Commission on May 14, 1999, as amended, which Registration Statement was declared effective July 26, 1999.
(2) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Form 10-Q filed with the Commission on August 16, 1999.
(3) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Form 8-K dated December 10, 1999, as filed with the Commission on January 4, 2000.
(4) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-4 (File No. 333-90727) filed with the Commission on January 4, 2000, as amended, which Registration Statement was declared effective January 5, 2000.

(5) Previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-31772) filed with the Commission on March 6, 2000.

  (b)  Financial Statement Schedules

   Schedule
   Number   Description
   -------- -----------
     2.1    Ventro Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 27, 2000.

                                          Ventro Corporation

                                          By:      /s/ David P. Perry
                                            -----------------------------
                                                     David P. Perry
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ David P. Perry           President, Chief Executive   March 27, 2000
______________________________________  Officer and Director
            David P. Perry              (Principal Executive
                                        Officer)

         /s/ James G. Stewart          Chief Financial Officer      March 27, 2000
______________________________________  and Assistant Secretary
           James G. Stewart             (Principal Financial
                                        Officer)

         /s/ Charles R. Burke          Director                     March 27, 2000
______________________________________
           Charles R. Burke

          /s/ Brook H. Byers           Director                     March 27, 2000
______________________________________
            Brook H. Byers

      /s/ Jonathan D. Callaghan        Director                     March 27, 2000
______________________________________
        Jonathan D. Callaghan

          /s/ Paul J. Nowak            Director                     March 27, 2000
______________________________________
            Paul J. Nowak

         /s/ John A. Pritzker          Director                     March 27, 2000
______________________________________
           John A. Pritzker

        /s/ Naomi O. Seligman          Director                     March 27, 2000
______________________________________
          Naomi O. Seligman

        /s/ L. John Wilkerson          Director                     March 27, 2000
______________________________________
          L. John Wilkerson

    /s/ William C. Klintworth, Jr.     Director                     March 27, 2000
______________________________________
      William C. Klintworth, Jr.

                               VENTRO CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                  Amounts
                                                 Charged to
                                        Balance   Revenue,  Write-offs Balance
                                       Beginning  Costs or     and     at End
                                        of Year   Expenses  Recoveries of Year
                                       --------- ---------- ---------- -------
                                                   (in thousands)
   Allowance for Doubtful Accounts:
    Year ended December 31, 1999......   $   2     $  663     $   1    $  664
    Year ended December 31, 1998......   $ --      $    2     $ --     $    2
    Year ended December 31, 1997......   $ --      $  --      $ --     $  --

   Sales Returns Reserve:
    Year ended December 31, 1999......   $ --      $3,055     $ 117    $2,938
    Year ended December 31, 1998......   $ --      $  --      $ --     $  --
    Year ended December 31, 1997......   $ --      $  --      $ --     $  --

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.

  2.1    Agreement and Plan of Merger dated September 21, 1999 by and among
         Ventro Corporation, Popcorn Acquisitions Corp. and Promedix.com,
         Inc.(4)

  2.2    Form of Certificate of Merger between Popcorn Acquisitions Corp. and
         Promedix.com, Inc.(4)

  2.3    Escrow Agreement for Ventro/Promedix(4)

  2.4    Agreement and Plan of Merger dated December 10, 1999 by and among
         Ventro Corporation, Spinach Acquisitions Corp. and SpecialtyMD.com
         Corporation(4)

  2.5    Form of Certificate of Merger between Spinach Acquisitions Corp. and
         SpecialtyMD.com Corporation(4)

  2.6    First Amendment to Agreement and Plan of Merger dated as of December
         21, 1999 by and among Ventro Corporation, Popcorn Acquisitions Corp.
         and Promedix.com, Inc.(4)

  2.7    Escrow Agreement for Ventro/SpecialtyMD(4)

  2.8    Form of Certificate of Merger between Chemdex Corporation and Ventro
         Corporation(5)

  3.1    Amended and Restated Certificate of Incorporation of Ventro(1)

  3.2    Amended and Restated Bylaws of Ventro(1)

  4.1    Specimen of Ventro Common Stock Certificate(5)

  4.2    Third Amended and Restated Investors' Rights Agreement dated March 24,
         1999(1)

  4.3    Amendment dated May 12, 1999 to Third Amended and Restated Investors'
         Rights Agreement(1)

  5.1    Opinion of Davis Polk & Wardwell

 10.1 Form of Indemnification Agreement between Ventro and each of its officers and directors(1)

 10.2 Form of Change of Control Agreement between Ventro, each of its officers and certain employees(1)

 10.3    Change of Control Agreement between Ventro and Robert A. Swanson(1)

 10.4    Change of Control Agreement between Ventro and Charles R. Burke(1)

 10.5    1998 Stock Plan, as amended, and form of option agreement(4)

 10.6 1999 Employee Stock Purchase Plan and form of subscription agreement(4)

 10.7    1999 Directors' Stock Plan(1)

 10.8    Standard Office Lease dated June 11, 1998 between Ventro and Fabian
         Partners II, a California General Partnership, as amended(1)

 10.9    Master Lease Agreement dated January 20, 1999, as amended, between
         Ventro and Comdisco, Inc.(1)

 10.10   Starter Kit Loan and Security Agreement dated February 18, 1998 between Ventro and Imperial Bank(1)

 10.11   Warrant Agreement to Purchase Shares of Series B Preferred Stock of
         Ventro dated January 20, 1999 between Ventro and Comdisco, Inc.(1)

 10.12   Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Partners III, L.P.(1)

 Exhibit
 Number                                Description
 -------                               -----------
 10.13   Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Partners International III, L.P.(1)

 10.14   Warrant to Purchase Shares of Common Stock of Ventro dated March 24,
         1999 between Ventro and Galen Employee Fund III, L.P.(1)

 10.15   Electronic Commerce Agreement dated January 5, 1998 between Ventro and
         Genentech, Inc.(1)

 10.16   Standstill Agreement dated April 23, 1999 between Ventro and VWR
         Scientific Products Corporation(1)

 10.17 Strategic Relationship Agreement dated April 30, 1999 between Ventro and VWR Scientific Products Corporation(1)

 10.18   Joint Marketing Agreement dated May 11, 1999 between Ventro and
         Biotechnology Industry Organization(1)

 10.19 Payment Plan Agreement dated February 22, 1999 and related agreements between Ventro and Oracle Credit Corporation(1)

 10.20   Warrant Purchase Agreement dated July 27, 1999 between Ventro and Alza
         Corporation(2)

 10.21 Office Lease dated August 13, 1999 between Ventro and Alza Corporation for space located at 1000 Joaquin Road, Mountain View, California.(4)

 10.22 Office Lease dated August 13, 1999 between Ventro and Alza Corporation for space located at 1500 and 1555 Plymouth Street, Mountain View,
         California.(4)

 10.23 Voting Agreement dated September 21, 1999 between Ventro and certain stockholders of Promedix.com, Inc.(4)

 10.24   Employment Agreement dated September 21, 1999 between Ventro and
         William Klintworth(4)

 10.25 Change of Control Agreement dated September 21, 1999 between Ventro and William Klintworth(4)

 10.26 Affiliates Agreement dated September 21, 1999 between Ventro and certain directors of Promedix.com, Inc.(4)

 10.27   Secured Promissory Note and Agreement dated October 1, 1999 from
         Promedix.com, Inc. to Ventro and related Security Agreement.(4)

 10.28   Noncompetition Agreement dated September 21, 1999 between Ventro and
         William Klintworth(4)

 10.29   Employment Agreement dated December 10, 1999 between Ventro and Ashfaq
         Munshi(4)

 10.30   Employee Confidentiality and Inventions Agreement dated December 10,
         1999 between Ventro and Ashfaq Munshi(4)

 10.31   Change of Control Agreement dated December 10, 1999 between Ventro and
         Ashfaq Munshi(4)

 10.32   Noncompetition Agreement dated December 10, 1999 between Ventro and
         Ashfaq Munshi(4)

 10.33   Stock Restriction Agreement dated December 10, 1999 between Ventro and
         Ashfaq Munshi(4)

 10.34   Joint Venture Agreement dated as of December 10, 1999 by and between
         Tenet Health System Medical, Inc. and Ventro Corporation(3)

 10.35   Form of Tenet/Newco Agreement by and among Tenet Health System
         Medical, Inc., Tendex, Inc., Promedix.com, Inc. and Ventro
         Corporation(3)

 10.36   Form of Ventro License and Services Agreement by and among Ventro
         Corporation, Promedix.com, Inc., Tendex, Inc. and Tenet Health System
         Medical, Inc.(3)

 Exhibit
 Number                                Description
 -------                               -----------
 10.37   Form of warrant to purchase common stock of Healthcare Transaction
         Systems, Inc.(5)

 10.38   Amendment to Office Lease dated August 13, 1999 between Ventro and
         Alza Corporation for space located at 1500 Plymouth Street, Mountain
         View, California (orignial lease filed as Exhibit 10.22)

 10.39   Amendment to 1998 Stock Plan, as amended, and form of option agreement

 10.40   Amendment to 1999 Employee Stock Purchase Plan

 21.1    Subsidiaries of Ventro

 23.1 Consent of Davis Polk & Wardwell, with respect to the legality of securities being registered (contained in Exhibit 5.1)

 23.2 Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Ventro

 23.3 Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Promedix

 23.4 Consent of Ernst & Young, Independent Auditors, with respect to financial statements of Specialty MD

 24.1    Power of Attorney (included on page II-7)(5)

 27.1    Financial Data Schedule(5)

--------

(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-78505) filed with the Commission on May 14, 1999, as amended, which Registration Statement was declared effective July 26, 1999.
(2) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Form 10-Q filed with the Commission on August 16, 1999.
(3) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Form 8-K dated December 10, 1999, as filed with the Commission on January 4, 2000.
(4) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to Registrant's Registration Statement on Form S-4 (File No. 333-90727) filed with the Commission on January 4, 2000, as amended, which Registration Statement was declared effective January 5, 2000.

(5) Previously filed as an Exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-31772) filed with the Commission on March 6, 2000.